Form 10KSB, Exhibit 13
period 2000-09-30
ROEBLING FINANCIAL CORP INC
filed 2000-12-26
CIK 1104681

EXHIBIT 13

                          Roebling Financial Corp, Inc.

Corporate Profile

         On January 31, 2000, our wholly owned subsidiary, Roebling Bank, completed its reorganization and formed us as their parent holding company. As part of the reorganization, Roebling Bank's stockholders became our stockholders and Roebling Financial Corp., MHC became our majority stockholder. Roebling
Financial Corp., MHC, which is owned and controlled by the depositors of Roebling Bank, was formed as Roebling Bank's mutual holding company in 1997.
Roebling Financial Corp, MHC conducts no significant business or operations of its own.

         We currently conduct our business through Roebling Bank with three full service offices located in Roebling and New Egypt, New Jersey and a loan center also located in Roebling, New Jersey. We offer a broad range of deposits and loan products to individuals, families and small businesses. At September 30, 2000, we had assets of $60.0 million, deposits of $53.5 million, and stockholder's equity of $5.5 million.

Stock Market Information

         Our common stock began trading on the OTC Bulletin Board under the trading symbol of "ROEB"on January 31, 2000. Prior to January 31, 2000, the stock of Roebling Bank also traded on the OTC Bulletin Board under the symbol "ROEB". The following table reflects high and low bid quotations. The quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions.


                                                                   Dividends
                  Date                        High ($)    Low ($)  Declared($)
                  ----                        --------    -------  -----------
October 1, 1998 - December 31, 1998             20.00      12.00       --
January 1, 1999 - March 31, 1999                16.50      12.25       --
April 1, 1999 - June 30, 1999                   14.75      12.25       --
July 1, 1999 - September 30, 1999               15.00      13.13       --
October 1, 1999 to December 31, 1999            16.50      12.75       --
January 1, 2000 to March 31, 2000               16.00      11.00       --
April 1, 2000 to June 30, 2000                  13.00       8.88       --
July 1, 2000 to September 30, 2000              15.00      13.00       --

         The number of shareholders of record of common shares on the record date of December 11, 2000, was approximately 190. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At December 11, 2000, there were 425,500 common shares outstanding. We may not declare or pay a cash dividend on any of our shares if the effect of the declaration or payment of dividends would cause our regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the reorganization, or (2) the regulatory capital requirements imposed by the Office of Thrift Supervision.

Selected Financial Information


                                                          At or for the
                                                    Years Ended September 30,
                                                      (Dollars in thousands,
                                                    except selected ratios)
                                                     2000(1)            1999
                                              ------------------- --------------
Selected Balance Sheet Data:
Assets........................................      $ 60,046           $57,879
Loans receivable (net)........................        40,546            35,745
Deposits......................................        53,471            50,036
Shareholders' equity..........................         5,487             4,943
Selected Results of Operations:
Interest income...............................      $  4,073           $ 3,497
Interest expense..............................         1,558             1,384
Net interest income...........................         2,515             2,113
Non-interest income...........................           371               313
Non-interest expense..........................         1,984             1,929
Net income....................................           521               284
Selected Ratios:
Return on average assets......................          0.88%             0.54%
Return on average equity......................         10.09              5.94
Average equity to average assets..............          8.73              9.04
Equity to assets at period end................          9.14              8.54
Net interest rate spread......................          3.98              3.77
Net yield on average interest-earning assets..          4.57              4.31
Non-performing loans to total assets..........          0.38              0.73
Non-performing loans to total loans (net).....          0.56              1.19
Earnings per share - basic ...................         $1.26             $0.69
Earnings per share - diluted..................         $1.25             $0.69
Average number of shares outstanding..........       425,500           425,500

--------------
(1) Effective January 31, 2000, Roebling Financial Corp, Inc. was formed as the holding company for Roebling Bank.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Forward-Looking Statements

         The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words "believes", "anticipates", "contemplates", "expects", and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rates, the ability to control costs and expenses, year 2000 issues and general economic conditions. We undertake no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

         Since we conduct no significant business other than owning all of the common stock of Roebling Bank, references in this discussion to "we," "us," and "our," refer collectively to Roebling Financial Corp, Inc. and Roebling Bank.

Overview

         On January 31, 2000 Roebling Bank completed its reorganization and formed us as their parent holding company. As part of the reorganization, Roebling Bank's stockholders became our stockholders and Roebling Financial Corp., MHC became our majority stockholder. Our common stock continues to trade on the OTC Bulletin Board under the stock symbol "ROEB".

         Despite the rise in interest rates by the Federal Reserve in fiscal 2000, we were able to increase net income and diluted earnings per share 83% and 81%, respectively. For the fiscal year ended September 30, 2000, we earned $521,000 or $1.25 per diluted share as compared to $284,000, or $.69 per diluted share for the fiscal year ended September 30, 1999. Additionally, assets increased $2.2 million over last year, to $60.0 million. Our net loans outstanding grew by 13%, reflecting strong performance by our loan production staff. Asset quality continues to remain excellent. Lastly, we worked very hard to combat the high interest rate environment and increased our interest rate spread 21 basis points over last year, to 3.98 %.

Management of Interest Rate Risk and Market Risk

          Because the majority of our assets and liabilities are sensitive to changes in interest rates, our most significant form of market risk is interest rate risk, or changes in interest rates. We are vulnerable to an increase in interest rates to the extent that our interest-bearing liabilities mature or reprice more rapidly than our interest-earning assets. Our lending activities have historically emphasized the origination of adjustable rate and shorter term, fixed rate loans secured by single-family residences. The primary source of funds has been deposits with substantially shorter maturities. While having interest-bearing liabilities that reprice more frequently than interest-earning assets is generally beneficial to net interest income during a period of declining interest rates, this type of an asset/liability mismatch is generally detrimental during periods of rising interest rates.

         We have established an asset/liability committee that consists of the Chairman of our Board of Directors and two outside Directors, our President and members of our management team. The committee meets on a quarterly basis to review loan and deposit pricing and production volumes, interest rate risk analyses, liquidity and borrowing needs, and a variety of other assets and liability management topics. General asset/liability matters are discussed at the Board's regular meetings.

         To reduce the effect of interest rate changes on net interest income, we have adopted various strategies to enable us to improve the matching of interest-earning asset maturities to interest-bearing liability maturities. The principal elements of these strategies include seeking to:

o originate one to four family residential mortgage loans with adjustable rate features or shorter term fixed rate loans for portfolio and sell longer term fixed rate mortgages;

o attract low cost transaction and savings accounts which tend to be less interest rate sensitive when interest rates rise;

o lengthen the maturities of our liabilities when it would be cost effective through the pricing and promotion of longer term certificates of deposit;

o maintain an investment portfolio, with short to intermediate terms to maturity or adjustable interest rates, that provides a stable cash flow, thereby providing investable funds in varying interest rate cycles.

         We have made a significant effort to maintain our level of lower-cost deposits as a method of enhancing profitability. In the past year, our level of demand deposits has increased significantly. At September 30, 2000, we had approximately $33.4 million, or 62%, of our deposits in low-cost savings, checking and money market accounts. These deposits have traditionally remained relatively stable and are expected to be only moderately affected in a period of rising interest rates. This stability has enabled us to offset the impact of rising rates in other deposit accounts.

Net Portfolio Value

          Exposure to interest rate risk is actively monitored by our management. Our objective is to maintain a consistent level of profitability within acceptable risk tolerances across a broad range of potential interest rate environments. In addition to various analyses, we use the Office of Thrift Supervision ("OTS") Net Portfolio Value ("NPV") Model, which calculates changes in net portfolio value, to monitor our exposure to interest rate risk. NPV is equal to the estimated present value of assets minus the present value of liabilities plus the net present value of off-balance-sheet contracts. The Interest Rate Risk Exposure Report shows the degree to which balance sheet line items and net portfolio value are potentially affected by a 100 to 300 basis point (1/100th of a percentage point) upward and downward parallel shift (shock) in the Treasury yield curve.

         The following table represents our NPV ratios at September 30, 2000. This data was calculated by the OTS, based upon information we provided to them.


             Changes               NPV
              in Rate              Ratio(1)         Change(2)
             ---------             --------         ---------
                                   10.36%           -156 bp
             +300 bp
                                   10.99%            -93 bp
             +200 bp
                                   11.54%            -38 bp
             +100 bp
                                   11.92%
                0 bp
                                   12.00%             +8 bp
             -100 bp
                                   11.94%             +3 bp
             -200 bp
                                   11.99%             +8 bp
             -300 bp

(1)      Calculated as the estimated NPV divided by present value of assets.
(2) Calculated as the increase (decrease) in the NPV ratio assuming the indicated change in interest rates over the estimated NPV ratio assuming no change in interest rates.

         Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, prepayments and deposit run-offs, and should not be relied upon as indicative of actual results. Certain shortcomings are inherent in such computations. Although certain assets and liabilities may have similar maturities or periods of repricing, they may react at different times and in different degrees to changes in the market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable rate mortgages, generally have features which restrict changes in interest rates on a short term basis and over the life of the asset. In the event of a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making the calculations set forth above.
Additionally, an increased credit risk may result as the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

Average Balance Sheet, Interest Rates and Yields

         The following tables set forth certain information relating to our average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are generally derived from month-end balances. Management does not believe that the use of month-end balances instead of daily average balances has caused any material differences in the information presented.

                                             For the Year Ended September 30,     For the Year Ended September 30,
                                             ---------------------------------    --------------------------------
                                                           2000                                1999
                                             ---------------------------------    --------------------------------
                                             Average                 Average      Average                 Average
                                             Balance    Interest    Yield/Cost    Balance    Interest   Yield/Cost
                                             -------    --------    ----------    -------    --------   ----------
                                                        (Actual)                             (Actual)
                                                  (Dollars in thousands)               (Dollars in thousands)
Interest-earning assets:
 Loans receivable (1)                        $39,526     $3,125         7.91%     $31,818     $2,505        7.87%
 Mortgage-backed securities                    5,657        351         6.20        5,375        287        5.34
 Investment securities available for sale         23          1         4.35           67          3        4.48
 Investment securities held to maturity        8,842        538         6.08        9,302        577        6.20
 Other interest-earning assets (2)               933         58         6.22        2,500        125        5.00
                                             -------     ------                   -------     ------
  Total interest-earning assets               54,981     $4,073         7.41       49,062     $3,497        7.13
                                                         ------                               ------
Non-interest-earning assets                    4,161                                3,863
                                             -------                              -------
  Total assets                               $59,142                              $52,925
                                             =======                              =======

Interest-bearing liabilities:
 Interest-bearing checking                    $8,129       $107         1.32%      $7,648       $110        1.43%
 Savings accounts                             13,053        328         2.51       11,578        291        2.51
 Money market accounts                         5,370        177         3.30        4,344        133        3.06
 Certificates of deposit                      17,953        890         4.96       17,284        835        4.83
 Borrowings                                      891         56         6.29          303         15        4.95
                                             -------     ------                   -------     ------
  Total interest-bearing liabilities          45,396     $1,558         3.43       41,157     $1,384        3.36
                                                          -----                               ------
Non-interest-bearing liabilities (3)           8,582                                6,984
                                             -------                              -------
  Total liabilities                           53,978                               48,141
Stockholders' equity                           5,164                                4,784
                                             -------                              -------
 Total liabilities and stockholders'         $59,142                              $52,925
                                             =======                              =======
equity
Net interest income                                      $2,515                               $2,113
                                                         ======                               ======
Interest rate spread (4)                                                3.98%                               3.77%
Net yield on interest-earning assets (5)                                4.57%                               4.31%
Ratio of average interest-earning assets
  to average interest-bearing liabilities                             121.11%                             119.21%


---------------------------------
(1)  Average balances include non-accrual loans.
(2) Includes interest-bearing deposits in other financial institutions and FHLB stock.
(3) Includes non-interest-bearing deposits of $7,373 and $6,184 for the years ended September 30, 2000 and 1999, respectively.
(4) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

Rate/Volume Analysis

         The table below sets forth certain information regarding changes in our interest income and interest expense for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, the table distinguishes between (i) changes attributable to volume (changes in average volume multiplied by prior period's rate); (ii) changes attributable to rates (changes in rate multiplied by old average volume); (iii) changes in rate-volume (changes in average volume multiplied by the change in rate).

                                      Year Ended September 30,           Year Ended September 30,
                                 ----------------------------------   ---------------------------------
                                           2000  vs. 1999                    1999  vs. 1998
                                 ----------------------------------   ------------------------------
                                         Increase (Decrease)               Increase (Decrease)
                                               Due to                            Due to
                                               -------                           ------
                                                     Rate/                               Rate/
                                  Volume    Rate    Volume    Net     Volume    Rate    Volume    Net
                                  ------    -----   ------    ----    ------    ----    ------    ---
                                                             (In thousands)
Interest-earning assets:
 Loans receivable                 $ 606    $  11    $   3    $ 620    $ 437    $(137)   $ (27)   $ 273
 Mortgage-backed securities          15       47        2       64      154      (17)     (16)     121
 Investment securities
    available for sale               (2)       -        -       (2)      (3)      (1)       -       (4)
  Investment securities
    held to maturity                (29)     (11)       1      (39)     133      (43)     (11)      79
 Other interest-earning assets      (78)      30      (19)     (67)      66      (24)     (16)      26
                                  -----    -----    -----    -----    -----    -----    -----    -----
  Total interest-earning assets   $ 512    $  77    $ (13)   $ 576    $ 787    $(222)   $ (70)   $ 495
                                  =====    =====    =====    =====    =====    =====    =====    =====

Interest-bearing liabilities:
 Interest-bearing checking            7       (9)      (1)      (3)      44      (21)     (10)      13
 Savings accounts                    37        -        -       37       95      (13)      (5)      77
 Money market accounts               31       10        3       44       45      (19)      (7)      19
 Certificates of deposit             32       22        1       55      104      (57)      (7)      40
 Borrowings                          29        4        8       41       14       (8)      (7)      (1)
                                  -----    -----    -----    -----    -----    -----    -----    -----
   Total interest-bearing
    liabilities                   $ 136    $  27    $  11    $ 174    $ 302    $(118)   $ (36)   $ 148
                                  =====    =====    =====    =====    =====    =====    =====    =====
Net interest income               $ 376    $  50    $ (24)   $ 402    $ 485    $(104)   $ (34)   $ 347
                                  =====    =====    =====    =====    =====    =====    =====    =====

Financial Condition

         Total assets increased by $2.2 million or 4% to $60.0 million at September 30, 2000, from $57.9 million at September 30, 1999. This increase is primarily due to growth in net loans receivable of $4.8 million or 13%, offset by a reduction in balances of securities and mortgage-backed securities held to maturity of $2.4 million. Within the loan portfolio, the increase came primarily from a $2.0 million increase in one to four family residential mortgages, $1.6 million in home equity loans and $1.0 million in net construction loan balances. The decreases in the held-to-maturity portfolios were due to maturities and principal repayments.

         Deposits increased by $3.5 million or 7% to $53.5 million at September 30, 2000, from $50.0 million at September 30, 1999. Deposits, after interest credited, increased due primarily to the growth of our newest location in New Egypt and to an increase in municipal deposits.

Results of Operations

         Analysis of Net Interest Income. Our results of operations are primarily dependent on our net interest income, which is the difference between the interest income earned on our assets, primarily loans and investments, and the interest expense on our liabilities, primarily deposits and borrowings. Net interest income may be affected significantly by general economic and competitive conditions and policies of regulatory agencies, particularly those with respect to market interest rates. The results of our operations are also influenced by the level of non-interest expenses, such as employee salaries and benefits, and other income, such as loan-related fees and fees on deposit-related services.

         Net Income. Net income increased $237,000 to $521,000 for the year ended September 30, 2000, as compared to $284,000 for the year ended September 30, 1999. The increase in net income in fiscal 2000 was primarily the result of a $402,000 increase in net interest income offset by a $26,000 increase in provision for loan losses and a $141,000 increase in income taxes.

         Net Interest Income. Net interest income increased $402,000, or 19%, to $2.5 million for the year ended September 30, 2000. The increase was primarily due to higher average balances of net loans receivable offset somewhat by higher average balances of deposits. Our interest rate spread, which is the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities, increased to 3.98% for the year ended September 30, 2000, from 3.77% for the year ended September 30, 1999.

         Interest Income. Interest income increased to $4.1 million for the year ended September 30, 2000, from $3.5 million for the year ended September 30, 1999. Interest on loans receivable increased $620,000 or 25%. These increases were primarily the result of an increase of $7.7 million in the average loans receivable balance. Interest income on securities held to maturity decreased by $39,000 for the year ended September 30, 2000, from $577,000 to $538,000, due to a $460,000 decrease in the average balance as well as a decrease in the yield from 6.20% to 6.08%. Interest income on mortgage-backed securities increased $64,000 to $351,000 for the year ended September 30, 2000, from $287,000 for the year ended September 30, 1999, primarily due to an increase in the yield from 5.34% to 6.20%. Interest income on other interest-earning assets decreased $67,000 to $58,000 for the year ended September 30, 2000, from $125,000 for the year ended September 30, 1999. The decrease is largely due to a $1.6 million decrease in the average balances, partially offset by an increase in the average yield, from 5.00% to 6.22%. The yield on the average balance of all interest-earning assets was 7.41% and 7.13% for the years ended September 30, 2000 and 1999, respectively.

         Interest Expense. Interest expense increased by $174,000, or 13%, to $1.6 million for the year ended September 30, 2000, from $1.4 million for the year ended September 30, 1999, primarily due to a $3.7 million increase in the average balance of interest-bearing deposit accounts and also to an increase in the cost of certificates of deposit and money market accounts. The total cost of interest-bearing liabilities increased slightly to 3.43% for the year ended September 30, 2000 from 3.36% for the year ended September 30, 1999.

         Provision for Loan Losses. The provision for loan losses for fiscal 2000 increased $26,000 to $47,000, from $21,000 for fiscal 1999. We continually evaluate the adequacy of the allowance for loan losses, which encompasses the overall risk characteristics of the various portfolio segments, past experience with losses, the impact of economic conditions on borrowers and other relevant conditions. We believe the allowance for loan losses is adequate. However, there can be no assurance that the allowance for loan losses will be adequate to cover significant losses, if any, that we might incur in the future.

         Non-interest Income. Non-interest income increased $58,000, or 18%, to $371,000 for the year ended September 30, 2000, as compared to $313,000 for the year ended September 30, 1999, due to increases in fees received for deposit account servicing and ATM transaction fees.

          Non-interest Expense. Non-interest expense increased by $54,000, or 3%, to $2.0 million. Compensation and employee benefits expense increased by $46,000 or 4% to $1,076,000. The increase in compensation and benefits expense during fiscal 2000 was primarily the result of general cost of living and merit raises to our employees and officers and the addition of a Chief Operating Officer to the management team. Occupancy and equipment expense increased by $22,000, or 13%, to $189,000. We opened a separate Loan Center office during the year to accommodate growth, which contributed largely to the increase in expenses. Service bureau and data processing expenses increased $43,000, or 19%, to $267,000 from an increase in overall data processing and check clearing costs related to the growth in our deposit transaction accounts. Other expenses decreased $47,000, or 10%, to $436,000 from fiscal year 1999 due largely to a decrease in legal expenses of $42,000. The fiscal year ended September 30, 1999 had a higher level of legal expenses related to actions related to delinquencies and foreclosures and the formation of us.

         Provision for Income Taxes. The provision for income taxes increased $142,000 to $334,000 for the year ended September 30, 2000, from $192,000 for the year ended September 30, 1999. The increase was the result of the increase in income before taxes. The effective tax rates for fiscal 2000 and 1999 were 39% and 40%, respectively.

Liquidity and Capital Resources

          Management believes it has ample cash flows and liquidity to meet its loan commitments of $125,000 and unused lines of credit of $3.9 million at September 30, 2000. We have the ability to borrow from the FHLB of New York, or others, should the need arise. As of September 30, 2000, we had no borrowed funds.

          We are required under federal regulations to monitor certain levels of liquid assets, which include certain United States government and agency obligations and other approved investments. Current regulations require that our subsidiary, Roebling Bank, maintain liquid assets of not less than 4%. For the quarter ended September 30, 2000, Roebling Bank's regulatory liquidity was 32.14%. Roebling Bank is also subject to federal regulations that impose certain minimum capital requirements. See Note 12 to our consolidated financial statements.

          Net cash provided by operations was $942,000 and $515,000 for the years ended September 30, 2000 and 1999, respectively. Cash flows from operations increased primarily due to an increase in net income.

          Net cash used in investing activities for the year ended September 30, 2000 totaled $2.3 million, a decrease of $7.8 million from $10.1 million for the year ended September 30, 1999. The largest component of the decrease was due to the $6.0 million decrease in the use of funds relating to the activity in the securities portfolio. For the year ended September 30, 1999 we used $3.7 million for the purchase of investment and mortgage-backed securities, net of proceeds from maturities and repayments. For the year ended September 30, 2000, there were no securities purchased but $2.3 million was provided by maturities and repayments of investment and mortgage-backed securities.

          Net cash provided by financing activities for the year ended September 30, 2000 totaled $1.3 million compared to $10.8 million for the year ended September 30, 1999. Net cash provided during the year ended September 30, 2000 resulted primarily from an increase of net deposits of $3.4 million, offset by a $2 million dollar decrease in borrowings. The net cash provided in the year ended September 30, 1999 resulted from an increase in deposits of $8.8 million and an increase in borrowings of $2.0 million.

          We monitor projected liquidity needs and determine the levels desired based upon our commitments to make loans and our ability to generate funds. Liquidity may be adversely affected by unexpected deposit outflows, excessive interest rates paid by competitors, adverse publicity relating to the banking industry and similar matters.

Fontanella and Babitts
CERTIFIED PUBLIC ACCOUNTANTS                       534 Union Boulevard
                                                   Totowa Boro, New Jersey 07512
                                                   Tel:  (973) 595-5300
                                                   Fax:  (973) 595-5890


To the Board of Directors
Roebling Financial Corp, Inc. and Subsidiary


                          INDEPENDENT AUDITOR'S REPORT
                          ----------------------------


We have audited the accompanying consolidated statements of financial condition of Roebling Financial Corp, Inc. and Subsidiary, as of September 30, 2000 and 1999, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Roebling Financial Corp, Inc. and Subsidiary, at September 30, 2000 and 1999, and the results of their operations and cash flows for the years then ended in conformity with generally accepted accounting principles.



                                   /s/Fontenella and Babitts


November 3, 2000

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                        STATEMENTS OF FINANCIAL CONDITION
                        ---------------------------------

                                                                                            September 30,
                                                                                      ----------------------------
                                                                                         2000            1999
                                                                                      ------------    ------------
Assets
------
Cash and due from banks                                                               $  2,774,712    $  2,545,449
Interest bearing deposits                                                                  798,809       1,027,758
                                                                                      ------------    ------------

Total cash and cash equivalents                                                          3,573,521       3,573,207

FHLB term deposits                                                                               -         250,000
Certificates of deposit                                                                    300,000         300,000
Securities available for sale                                                               28,600          24,475
Securities held to maturity; approximate fair
 value of $8,237,000 (2000) and $9,471,000 (1999)                                        8,409,550       9,656,934
Mortgage-backed securities held to maturity,
 approximate fair value of $5,106,000 (2000) and $6,196,000 (1999)                       5,183,781       6,293,910
Loans receivable, net                                                                   40,545,961      35,745,242
Real estate owned                                                                           43,699         210,549
Accrued interest receivable                                                                393,677         374,728
Federal Home Loan Bank of New York stock, at cost                                          387,800         293,600
Premises and equipment                                                                   1,089,514       1,086,670
Other assets                                                                                89,487          69,551
                                                                                      ------------    ------------
                                                                                      $ 60,045,590    $ 57,878,866
                                                                                      ============    ============

Liabilities and stockholders' equity
------------------------------------

Liabilities
-----------

Deposits                                                                              $ 53,471,360    $ 50,036,141
Borrowed funds                                                                                   -       2,125,440
Advances from borrowers for taxes and insurance                                            443,623         419,986
Accrued interest payable                                                                    40,014          49,317
Other liabilities                                                                          603,229         304,918
                                                                                      ------------    ------------

               Total liabilities                                                        54,558,226      52,935,802
                                                                                      ------------    ------------

Commitments and contingencies                                                                    -               -

Stockholders' equity

Serial preferred stock, no par value, authorized 1,000,000 shares, no shares issued              -               -
Common stock; par value $.10; authorized 4,000,000 shares; shares
 issued and outstanding 425,500;                                                            42,550          42,550
Additional paid-in-capital                                                               1,656,589       1,651,789
Unallocated employee stock ownership plan shares                                          (109,760)       (125,440)
Retained earnings - substantially restricted                                             3,881,524       3,360,351
Accumulated other comprehensive income - unrealized gain on securities
 available for sale, net of tax                                                             16,461          13,814
                                                                                      ------------    ------------
               Total stockholders' equity                                                5,487,364       4,943,064
                                                                                      ------------    ------------
                                                                                      $ 60,045,590    $ 57,878,866
                                                                                      ============    ============

See accompanying notes to consolidated financial statements.

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                              STATEMENTS OF INCOME
                              --------------------

                                                       Year Ended
                                                       September 30,
                                                 -----------------------
                                                     2000         1999
                                                 ----------   ----------
Interest income:
   Loans receivable                              $3,124,784   $2,505,644
   Securities available for sale                        444        2,572
   Securities held to maturity                      538,210      577,233
   Mortgage-backed securities held to maturity      351,298      286,766
   Other interest earning assets                     58,347      125,457
                                                 ----------   ----------
               Total interest income              4,073,083    3,497,672
                                                 ----------   ----------
Interest expense:
   Deposits                                       1,502,199    1,369,440
   Borrowed funds                                    56,021       14,780
                                                 ----------   ----------
               Total interest expense             1,558,220    1,384,220
                                                 ----------   ----------

Net interest income                               2,514,863    2,113,452
Provision for loan losses                            47,000       21,000
                                                 ----------   ----------
               Net interest income after
                provision for loan losses         2,467,863    2,092,452
                                                 ----------   ----------
Non-interest income:
   Loan fees                                         56,762       61,539
   Account servicing and other                      313,183      244,058
   Gain on sale of loans                                969        7,457
                                                 ----------   ----------
               Total non-interest income            370,914      313,054
                                                 ----------   ----------
Non-interest expense:
   Compensation and benefits                      1,076,376    1,030,665
   Occupancy and equipment                          189,383      167,778
   Service bureau and data processing               267,181      223,795
   Federal Insurance premiums                        14,845       24,585
   Other                                            435,868      482,745
                                                 ----------   ----------
               Total non-interest expense         1,983,653    1,929,568
                                                 ----------   ----------
Income before income taxes                          855,124      475,938
Income taxes                                        333,951      191,552
                                                 ----------   ----------
               Net income                        $  521,173   $  284,386
                                                 ==========   ==========
Basic earnings per share                         $     1.26   $     0.69
                                                 ==========   ==========
Diluted earnings per share                       $     1.25   $     0.69
                                                 ==========   ==========

Weighted average shares outstanding - basic         413,544      412,172
                                                 ==========   ==========
Weighted average shares outstanding - diluted       417,302      412,935
                                                 ==========   ==========


See accompanying notes to consolidated financial statements.

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                       STATEMENTS OF COMPREHENSIVE INCOME
                       ----------------------------------

                                                              Year Ended
                                                             September 30,
                                                        ---------------------
                                                          2000        1999
                                                        ---------   ---------


Net income                                              $ 521,173   $ 284,386

Other comprehensive income, net of income taxes:
   Unrealized holding gains (losses) on
     securities available for sale, net of income
     taxes (benefit) of $821 and $(219), respectively       2,647      (1,399)
                                                        ---------   ---------

Comprehensive income                                    $ 523,820   $ 282,987
                                                        =========   =========


See accompanying notes to consolidated financial statements.

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                       ----------------------------------

                                                                                         Accumulated
                                              Additional    Unallocated                    Other
                                  Common       Paid-in         ESOP         Retained    Comprehensive
                                  Stock        Capital        Shares       Earnings        Income        Total
                               -----------  ------------  -------------- ------------   ------------- ------------
Balance - September 30, 1998   $    42,550   $ 1,645,612   $  (141,120)   $ 3,075,965   $    15,213   $ 4,638,220

Net income                               -             -             -        284,386             -       284,386

Amortization of ESOP shares              -         6,177        15,680              -             -        21,857

Change in unrealized gain
 on securities available
 for sale, net of tax                    -             -             -              -        (1,399)       (1,399)
                               -----------   -----------   -----------    -----------   -----------   -----------

Balance - September 30, 1999        42,550     1,651,789      (125,440)     3,360,351        13,814     4,943,064

Net income                               -             -             -        521,173             -       521,173

Amortization of ESOP shares              -         4,800        15,680              -             -        20,480

Change in unrealized gain
 on securities available
 for sale, net of tax                    -             -             -              -         2,647         2,647
                               -----------   -----------   -----------    -----------   -----------   -----------

Balance - September 30, 2000   $    42,550   $ 1,656,589   $  (109,760)   $ 3,881,524   $    16,461   $ 5,487,364
                               ===========   ===========   ===========    ===========   ===========   ===========

See accompanying notes to consolidated financial statements.

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                            STATEMENTS OF CASH FLOWS
                            ------------------------

                                                                      Year Ended
                                                                     September 30,
                                                             ----------------------------
                                                                 2000            1999
                                                             ------------    ------------
Cash flows from operating activities:
   Net income                                                $    521,173    $    284,386
   Adjustments to reconcile net income
    to net cash provided by operating activities:
   Depreciation                                                    69,008          70,640
   Amortization of premiums and discounts on
     investment securities held to maturity, net                   15,384          16,750
   Amortization of premiums on mortgage-backed securities          17,754          42,590
   Amortization of deferred loan fees and costs, net                2,188         (82,736)
   Provision for loan losses                                       47,000          21,000
   Provision for losses on real estate owned                        1,579          16,021
   Gain on sale of loans                                             (969)         (7,457)
   (Increase) decrease in other assets                            (19,936)         37,476
   Increase in accrued interest receivable                        (18,949)        (40,654)
   (Decrease) increase in accrued interest payable                 (9,303)          3,351
   Increase in other liabilities                                  296,833         132,103
   Allocation of ESOP shares                                       20,480          21,857
                                                             ------------    ------------

   Net cash provided by operations                                942,242         515,327
                                                             ------------    ------------

Cash flows from investing activities:
   Net decrease in FHLB term deposits                             250,000       2,450,000
   Purchase of certificates of deposit                                  -        (300,000)
   Proceeds from call of securities available for sale                  -         100,000
   Purchase of securities held to maturity                              -      (6,770,547)
   Proceeds from maturities of securities held to maturity      1,232,000       5,585,000
   Purchase of mortgage-backed securities held to maturity              -      (4,911,299)
   Proceeds from principal repayments of
    mortgage-backed securities held to maturity                 1,092,375       2,418,695
   Loan originations, net of principal repayments              (5,611,709)    (10,581,673)
   Proceeds from sale of loans                                    719,072       1,981,505
   Proceeds from sale of real estate owned                        208,970               -
   Purchase of Federal Home Loan Bank Stock                       (94,200)        (49,600)
   Purchase of premises and equipment                             (71,852)        (18,788)
   Proceeds from sale of premises and equipment                         -           7,000
                                                             ------------    ------------

          Net cash used in investing activities                (2,275,344)    (10,089,707)
                                                             ------------    ------------


See accompanying notes to consolidated financial statements.

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                        STATEMENTS OF CASH FLOWS (Cont'd)
                        ---------------------------------

                                                                                Year Ended
                                                                               September 30,
                                                                       ----------------------------
                                                                            2000            1999
                                                                       ------------    ------------
Cash flows from financing activities:
   Net increase in deposits                                               3,435,219       8,806,825
   Net change in short-term borrowings                                   (2,000,000)      2,000,000
   Repayment of ESOP loan                                                  (125,440)        (15,680)
   Increase in advance payments by borrowers for taxes and insurance         23,637          33,471
                                                                       ------------    ------------

          Net cash provided by financing activities                       1,333,416      10,824,616
                                                                       ------------    ------------

Net increase in cash and cash equivalents                                       314       1,250,236

Cash and cash equivalents - beginning                                     3,573,207       2,322,971
                                                                       ------------    ------------

Cash and cash equivalents - ending                                     $  3,573,521    $  3,573,207
                                                                       ============    ============

Supplemental Disclosures of Cash Flow Information
-------------------------------------------------

Cash paid for:
   Interest on deposits and advances                                   $  1,567,523    $  1,380,869
                                                                       ============    ============

   Income taxes                                                        $    180,307    $    119,000
                                                                       ============    ============

Supplemental Schedule of Noncash Investing Activities
-----------------------------------------------------

Transfers from loans receivable to real estate owned                   $     43,699    $    226,570
                                                                       ============    ============

Change in unrealized gain on securities
 available for sale, net of tax                                        $      2,647    $     (1,399)
                                                                       ============    ============


See accompanying notes to consolidated financial statements.

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
-----------------------------------------------

The following is a description of the more significant accounting policies used in preparation of the accompanying consolidated financial statements of Roebling Financial Corp, Inc. and Subsidiary (the "Company").

Principles of Consolidation
---------------------------

The consolidated financial statements are comprised of the accounts of Roebling Financial Corp, Inc. and its wholly-owned subsidiary, Roebling Bank (the "Bank"). All significant intercompany accounts and transactions have been eliminated in consolidation.

Basis of Consolidated Financial Statement Presentation
------------------------------------------------------

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amount of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period then ended. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant changes in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate and the assessment of prepayment risks associated with mortgage- backed securities. Management believes that the allowance for loan losses is adequate, foreclosed real estate is appropriately valued and prepayment risks associated with mortgage-backed securities are properly recognized. While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowance for loan losses or further writedowns of foreclosed real estate may be necessary based on changes in economic conditions in the Company's market area. Additionally, assessments of prepayment risks related to mortgage-backed securities are based upon current market conditions, which are subject to frequent change.

In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses and foreclosed real estate. Such agencies may require the Company to recognize additions to the allowance for loan losses or additional writedowns on foreclosed real estate based on their judgements about information available to them at the time of their examination.

Concentration of Risk
---------------------

The Company's lending and real estate activity is concentrated in real estate and loans secured by real estate located in the State of New Jersey.

The Company's loan portfolio is predominantly made up of 1 to 4 family unit first mortgage loans in Burlington County. These loans are typically secured by first lien positions on the respective real estate properties and are subject to the Company's loan underwriting policies. In general, the Company's loan portfolio performance is dependent upon the local economic conditions.

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd)
-----------------------------------------------

Interest-Rate Risk
------------------

The Company is principally engaged in the business of attracting deposits from the general public and using these deposits to make loans secured by real estate and, to a lesser extent, consumer loans and to purchase mortgage-backed and investment securities. The potential for interest-rate risk exists as a result of the shorter duration of the Company's interest-sensitive liabilities compared to the generally longer duration of interest-sensitive assets.

In a rising interest rate environment, liabilities will reprice faster than assets, thereby reducing the market value of long-term assets and net interest income. For this reason, management regularly monitors the maturity structure of the Company's assets and liabilities in order to measure its level of interest-rate risk and to plan for future volatility.

Cash and Cash Equivalents
-------------------------

Cash and cash equivalents include cash and amounts due from depository institutions, interest-bearing accounts and federal funds sold. For the purpose of the statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

Investments and Mortgage-backed Securities
------------------------------------------

Debt securities over which there exists positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized holding gains and losses included in earnings. Debt and equity securities not classified as trading securities, nor as held-to-maturity securities, are classified as available-for-sale securities and reported at fair value, with unrealized holding gains or losses, net of deferred income taxes, reported in a separate component of stockholders' equity.

Premiums and discounts on all securities are amortized/accreted using the interest method. Interest and dividend income on securities, which includes amortization of premiums and accretion of discounts, is recognized in the financial statements when earned. The adjusted cost basis of an identified security sold or called is used for determining security gains and losses recognized in the statements of income.

Loans Receivable
----------------

Loans receivable are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan origination fees and discounts.

Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized as an adjustment to interest income using the interest method over the contractual life of the loans, adjusted for estimated prepayments based on the Company's historical prepayment experience.

The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd)
-----------------------------------------------

Loans Receivable (Cont'd)
----------------

Uncollectible interest on loans that are contractually past due is charged off, or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgement, the borrower's ability to make periodic interest and principal payments is reestablished, in which case the loan is returned to accrual status.

Premises and Equipment
----------------------

Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation and amortization. Significant renovations and additions are capitalized. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in income for the period. The cost of maintenance and repairs is charged to expense as incurred. The Company computes depreciation on a straight-line basis over the estimated useful lives of the assets.

Real Estate Owned
-----------------

Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at the lower of cost or fair value at the date of foreclosure. Costs relating to development and improvement of property are capitalized, whereas costs relating to the holding of property are expensed. Subsequent valuations are periodically performed by management, and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its fair value less estimated selling cost. Gains and losses from sale of these properties are recognized as they occur. Income from operating properties is recorded in operations as earned.

Income Taxes
------------

Federal income taxes and state taxes have been provided on the basis of reported income. Deferred income taxes are provided for certain items in income and expenses which enter into the determination of income for financial reporting purposes in different periods than for income tax purposes.

Accounting for Stock-Based Compensation
---------------------------------------

Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," issued by the Financial Accounting Standards Board ("FASB"), establishes financial accounting and reporting standards for stock-based employee compensation plans. While all entities are encouraged to adopt the "fair value based method" of accounting for employee stock compensation plans, SFAS 123 also allows an entity to continue to measure compensation cost under such plans using the "intrinsic value based method" specified in Accounting Principles Board Opinion ("APB") No. 25. The Company has elected to apply the intrinsic value based method. Included in Note 13 to consolidated financial statements are the pro forma disclosures required by SFAS 123.

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd)
----------------------------------------------

Earnings Per Share
------------------

Basic earnings per share is computed by dividing net income for the year by the weighted average number of shares of common stock outstanding, adjusted for unearned shares of the ESOP. Diluted earnings per share is computed by adjusting the weighted average number of shares of common stock outstanding to include the effect of outstanding stock options and compensation grants, if dilutive, using the treasury stock method.

Reclassification
----------------

Certain amounts for the year ended September 30, 1999, have been reclassified to conform with the current year's presentation.

2.  INVESTMENT SECURITIES
-------------------------

Securities Available For Sale

                                                                    September 30, 2000
                                                    ------------------------------------------------
                                                                     Gross Unrealized
                                                      Amortized   ----------------------   Carrying
                                                         Cost       Gains       Losses       Value
                                                    ------------------------  ----------  ----------
Federal National Mortgage
 Association Stock                                  $      2,888  $ 25,712    $     -     $  28,600
                                                    ============  ========    ==========  =========

                                                                    September 30, 1999
                                                    ------------------------------------------------
                                                                     Gross Unrealized
                                                      Amortized   ----------------------   Carrying
                                                         Cost       Gains       Losses       Value
                                                    ------------------------  ----------  ----------
Federal National Mortgage
 Association Stock                                  $      2,888  $  21,587   $     -     $  24,475
                                                    ============  =========   ==========  =========

Securities Held to Maturity

                                                                           September 30, 2000
                                                    ----------------------------------------------------
                                                                     Gross Unrealized
                                                      Amortized   ----------------------   Carrying
                                                         Cost       Gains       Losses       Value
                                                    ------------------------  -----------   ------------
U.S. Government and Agency Securities:
  Due in one year or less                           $    250,000  $       -   $     2,578   $    247,422
  Due after one year through five years                4,049,651          -        69,621      3,980,030
  Due after five years through ten years               1,948,885          -        79,598      1,869,287
  Due after ten years                                    289,378      6,497             -        295,875

Corporate Debt Instruments:
  Due in one year or less                                551,526          -         2,368        549,158
  Due after one year through five years                1,320,110          -        24,535      1,295,575
                                                    ------------  ---------   -----------    -----------
                                                    $ 8,409,550   $   6,497   $   178,700    $ 8,237,347
                                                    ===========   =========   ===========    ===========

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

2.  INVESTMENT SECURITIES (Cont'd)
-------------------------

                                                                       September 30, 1999
                                                    ----------------------------------------------------
                                                                     Gross Unrealized
                                                      Amortized   ----------------------   Carrying
                                                         Cost       Gains       Losses       Value
                                                    ------------------------  -----------   ------------
U.S. Government and Agency Securities:
  Due in one year or less                           $    242,358   $   1,835  $        -     $  244,193
  Due after one year through five years             $  4,301,916           -      77,316      4,224,600
  Due after five years                                 2,237,586       5,856      84,161      2,159,281

Corporate Debt Instruments:
  Due after one year through five years                2,875,074         136      31,815      2,843,395
                                                    ------------   ---------  ----------    -----------

                                                    $  9,656,934   $   7,827  $  193,292     $9,471,469
                                                    ============   =========  ==========    ===========

Securities with a carrying value of $250,000 and $242,000 as of September 30, 2000 and 1999, respectively are pledged as security for deposits of governmental entities under the provisions of the Governmental Unit Deposit Protection Act (GUDPA).

There were no sales of securities during the years ended September 30, 2000 and 1999.

  3.  MORTGAGE-BACKED SECURITIES, HELD TO MATURITY

                                                                        September 30, 2000
                                                    ---------------------------------------------------
                                                                     Gross Unrealized
                                                      Amortized   ----------------------      Carrying
                                                         Cost        Gains       Losses         Value
                                                    ------------- ----------  -----------   -----------
CMO                                                 $ 2,089,613    $   4,380   $   58,451    $2,035,542
GNMA                                                  1,249,508        1,659       10,283     1,240,884
FHLMC                                                   884,115        2,000          531       885,584
FNMA                                                    960,545        1,251       18,081       943,715
                                                    -----------    ---------  -----------   -----------
                                                    $ 5,183,781    $   9,290   $   87,346    $5,105,725
                                                    ===========    =========   ==========    ==========

                                                                    September 30, 1999
                                                    ----------------------------------------------------
                                                                     Gross Unrealized
                                                      Amortized   ----------------------      Carrying
                                                         Cost        Gains       Losses         Value
                                                    ------------   -----------  ---------   ------------
CMO                                                  $ 2,232,305   $     1,776  $  41,075    $ 2,193,006
GNMA                                                   1,628,910           154     30,896      1,598,168
FHLMC                                                  1,284,436           701     13,848      1,271,289
FNMA                                                   1,148,259         1,507     15,853      1,133,913
                                                    ------------   -----------  ---------    -----------
                                                     $ 6,293,910   $     4,138  $ 101,672    $ 6,196,376
                                                    ============   =========== ==========    ===========

There were no sales of mortgage-backed securities during the years ended September 30, 2000 and 1999.

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


4.  LOANS RECEIVABLE, NET
-------------------------

                                                         September 30,
                                                 ----------------------------
                                                      2000            1999
                                                 ------------    ------------

First mortgage loans:
    One to four family residential               $ 20,997,483    $ 19,036,242
    Commercial real estate                          2,633,969       2,579,585
    Construction                                    2,186,261         754,901
                                                 ------------    ------------
                                                   25,817,713      22,370,728
                                                 ------------    ------------

Consumer and other loans:
    Home equity                                    14,836,440      13,234,546
    Automobile                                        193,051         238,372
    Secured by deposits                               135,382          92,946
    Student                                            39,523          23,609
    Unsecured                                         272,565         278,376
    Commercial                                        240,068          44,501
    Mobile home                                       147,087         112,536
                                                 ------------    ------------
                                                   15,864,116      14,024,886
                                                 ------------    ------------

            Total loans                            41,681,829      36,395,614
                                                 ------------    ------------
Less:
    Loans in process                                  962,335         507,897
    Net deferred loan origination (costs) fees        (55,148)        (32,922)
   Allowance for loan losses                          228,681         175,397
                                                 ------------    ------------
                                                    1,135,868         650,372
                                                 ------------    ------------
                                                 $ 40,545,961    $ 35,745,242
                                                 ============    ============

See Note 9 regarding loans pledged to secure borrowings.

At September 30, 2000 and 1999, non-accrual loans for which interest had been discontinued totaled approximately $155,000 and $385,000, respectively. If interest income on non-accrual loans had been current in accordance with their original terms, approximately $13,500 and $59,000 of interest income for the years ended September 30, 2000 and 1999, respectively, would have been recorded. Interest income actually recognized on non-accrual loans totaled $14,600 and $27,700 for the years ended September 30, 2000 and 1999, respectively. At September 30, 2000, there were no commitments to lend additional funds to borrowers whose loans are classified as non-accrual.

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


 4.  LOANS RECEIVABLE, NET (Cont'd)
--------------------------

Activity in the allowance for loan losses is summarized as follows:

                                            Year Ending
                                           September 30,
                                     ----------------------
                                          2000         1999
                                     ---------    ---------

Balance - beginning                  $ 175,397    $ 279,140
Provision charged to income             47,000       21,000
Charge offs                             (1,364)    (124,743)
Recoveries                               7,648            -
                                     ---------    ---------

Balance - ending                     $ 228,681    $ 175,397
                                     =========    =========

The activity with respect to loans to directors, officers and associates of such persons is as follows:

                                          Year Ending
                                         September 30,
                                     ----------------------
                                        2000         1999
                                     ---------    ---------

Balance - beginning                  $ 223,401    $ 240,544
Loans originated                       142,789        4,150
Collection of principal               (178,705)     (21,293)
                                     ---------    ---------

Balance - ending                     $ 187,485    $ 223,401
                                     =========    =========

All loans are collateralized by deposits and/or real estate.

5.  ACCRUED INTEREST RECEIVABLE
-------------------------------

                                         September 30,
                                      -------------------
                                        2000       1999
                                      --------   --------

Loans receivable                      $242,447   $196,772
Mortgage-backed securities              27,998     38,260
Investments                            123,232    139,696
                                      --------   --------
                                      $393,677   $374,728
                                      ========   ========

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


6.   PREMISES AND EQUIPMENT
---------------------------
                                         September 30,
                                    -----------------------
                                       2000         1999
                                    ----------   ----------

Land                                $  379,435   $  379,435
Buildings and improvements             870,497      856,389
Furniture, fixtures and equipment      305,252      247,508
                                    ----------   ----------
                                     1,555,184    1,483,332

Less accumulated depreciation          465,670      396,662
                                    ----------   ----------
                                    $1,089,514   $1,086,670
                                    ==========   ==========

Useful lives used in the calculation of depreciation are as follows:

      Buildings                                       25 to 50 years
      Paving and other building related additions      5 to 10 years
      Furniture and equipment                          5 to 10 years


7.   LOAN SERVICING
-------------------

Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of these loans are summarized as follows:

                                              September 30,
                                         -------------------------
                                            2000          1999
                                         -----------   -----------

Mortgage loan portfolios serviced for:
  FNMA                                   $15,309,000   $17,293,000
  Other                                      148,000       126,000
                                         -----------   -----------
                                         $15,457,000   $17,419,000
                                         ===========   ===========

Custodial escrow balances maintained in connection with the foregoing loan servicing totaled approximately $207,000 and $241,000, at September 30, 2000 and 1999, respectively.

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


8.  DEPOSITS
------------

Deposits consist of the following major classifications:

                                                               September 30,
                                          --------------------------------------------------------
                                                          2000                         1999
                                          --------------------------   ---------------------------
                                           Weighted                    Weighted
                                            Average                     Average
                                             Yield        Amount          Yield         Amount
                                          ------------ -------------   ------------  -------------

Non-interest-bearing deposits                   -%      $ 7,932,475           -%     $  6,844,089
Interest-bearing checking accounts           1.29         8,191,445        1.15         7,558,924
Money market accounts                        3.79         4,253,245        2.15         4,919,430
Savings accounts                             2.50        12,986,914        2.50        12,975,756
Certificates of deposits                     5.60        20,107,281        4.64        17,737,942
                                                        -----------                  ------------
Total deposits                               3.21       $53,471,360        2.67      $ 50,036,141
                                                        ===========                   ===========

The aggregate amount of deposits with a balance of $100,000 or more totaled approximately $4,484,000 and $2,401,000 at September 30, 2000 and 1999,
respectively.

Scheduled maturities of certificates of deposit are as follows:

                                                        September 30,
                                                ---------------------------
                                                     2000         1999
                                                ---------------------------
                                                     (In Thousands)

      1 year or less                            $    15,750  $     14,332
      Over 1 year to 3 years                          3,933         2,862
      Over 3 years                                       42           544
                                                -----------  ------------
                                                $    20,107  $     17,738
                                                ===========  ============

Interest expense on deposits is summarized as follows:

                                                        Year Ending
                                                        September 30,
                                                ---------------------------
                                                      2000        1999
                                                ---------------------------

Interest-bearing checking accounts              $    106,906   $   108,167
Money market accounts                                177,583       135,008
Savings accounts                                     328,036       291,443
Certificates of deposit                              889,674       834,822
                                                ------------   -----------
        Total                                   $  1,502,199   $ 1,369,440
                                                ============   ===========

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


9.   BORROWED FUNDS
-------------------

Borrowings consist of the following:

                                                    September 30,
                                           --------------------------   Interest
                                                2000         1999         Rate
                                           -----------    ----------  ---------------
Advance from the Federal
 Home Loan Bank of New York
  maturing on October 1, 1999              $      -       $2,000,000      5.60%

ESOP debt requiring quarterly
  principal payments of $3,920,
  plus interest, maturing during 2007             -          125,440    prime +.375%
                                           -----------    ----------

                                           $      -       $2,125,440
                                           ===========    ==========

The Company has available an overnight line of credit and a one-month overnight repricing line of credit with the Federal Home Loan Bank of New York ("FHLB"), totaling $6,819,000, subject to the terms and conditions of the lender's overnight advance program. As of September 30, 2000, the Company had no borrowings under this program

At September 30, 2000 and 1999, the FHLB advances were secured by pledges of the Company's investment in the capital stock of the FHLB totaling $387,800 and $293,600 and loans receivable with a carrying value of $3,761,000 and $4,177,000, respectively.

At September 30, 1999, the ESOP debt is secured by shares of the Company's common stock.

10.  INCOME TAXES
-----------------

The Bank qualifies as a savings institution under the provisions of the Internal Revenue Code and was therefore, prior to September 30, 1996, permitted to deduct from taxable income an allowance for bad debts based upon eight percent of taxable income before such deduction, less certain adjustments. Retained earnings at September 30, 2000, include approximately $306,000 of such bad debt, which, in accordance with FASB Statement No. 109, "Accounting for Income Taxes," is considered a permanent difference between the book and income tax basis of loans receivable, and for which income taxes have not been provided. If such amount is used for purposes other than for bad debt losses, including distributions in liquidation, it will be subject to income tax at the then current rate.

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


10.  INCOME TAXES (Cont'd)
-----------------

The components of income taxes are summarized as follows:

                                                          Year Ended
                                                         September 30,
                                               -----------------------------
                                                     2000            1999
                                               -------------   -------------
      Current tax expense:
         Federal                               $     332,658   $     128,276
         State                                        29,921           5,966
                                               -------------   -------------
                                                     362,579         134,242
                                               -------------   -------------
      Deferred tax expense (benefit):
         Federal                                     (26,241)         52,531
         State                                        (2,387           4,779
                                               -------------   -------------
                                                     (28,628)         57,310
                                               -------------   -------------
                                               $     333,951   $     191,552
                                               =============   =============

The provision for federal income taxes differs from that computed at the federal statutory rates of 34% as follows:

                                                          Year Ended
                                                         September 30,
                                               ----------------------------
                                                    2000            1999
                                               ------------   -------------

Tax at statutory rates                         $    290,742   $     161,819

Increase in tax resulting from:
  State taxes, net of federal tax effect             18,172           7,092
  Other items                                        25,037          22,641
                                               ------------   -------------
                                               $    333,951   $     191,552
                                               ============   =============
Effective rate                                           39%             40%
                                               ============   =============

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


10.  INCOME TAXES (Cont'd)
-----------------

The following temporary differences gave rise to deferred tax assets and liabilities:

                                                             September 30,
                                                    ----------------------------
                                                          2000          1999
                                                    --------------  ------------
Deferred tax assets:
  Allowance for loan losses                         $       71,837  $     53,607
  Depreciation                                               9,450         9,717
                                                    ----------------------------
     Total deferred tax assets                              81,287        63,324
                                                    --------------- ------------
Deferred tax liabilities:
  Appreciation of securities available for sale              9,251         8,430
  Accrual to cash adjustment                                61,030        78,676
  Deferred loan origination fees and costs, net             40,060        33,020
  Discounts on investments                                   2,083         2,142
                                                    ----------------------------
     Total deferred tax liabilities                        112,424       122,268
                                                    --------------  ------------
  Net deferred tax liability
       included in other liabilities                $       31,137  $     58,944
                                                    ==============  ============

11.  COMMITMENTS AND CONTINGENCIES
----------------------------------

Loan Commitments
----------------

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit. Those instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the statements of financial condition. The contract or notional amounts of those instruments reflect the extent of the Company's involvement in particular classes of financial instruments.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Unless noted otherwise, the Company does not require collateral or other security to support financial instruments with credit risk.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company has approved equity lines of credit unused but accessible to borrowers totaling $3.9 million and $3.7 million, at September 30, 2000 and 1999, respectively. The Company's experience has been that approximately 60 percent of loan commitments are drawn upon by customers.

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


11.  COMMITMENTS AND CONTINGENCIES (Cont'd)
----------------------------------

Loan Commitments (Cont'd)
----------------

At September 30, 2000, the Company had outstanding commitments to originate loans as follows:

      Fixed rate home equity loan, 8.25%                    $ 27,500
      Other secured loan, adjustable rate                     97,500
                                                            --------
                                                            $125,000
                                                            ========

Commitments are for 30 days for variable rate mortgages, 25 days for fixed rate mortgages and 60 days for construction loans and commercial mortgages. There are no commitments to sell any of the loans which have already been originated.

12.  REGULATORY CAPITAL
-----------------------

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possible additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items, as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of tangible and core capital (as defined in the regulations) to total assets and of total capital (as defined) to risk-weighted assets (as defined). Management believes, as of September 30, 2000, that the Bank meets all capital adequacy requirements to which it is subject.

As of August 1999, the most recent notification from the Office of Thrift Supervision (OTS) categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized," the Bank must maintain minimum total risk-based and core ratios, as set forth in the accompanying table. There are no conditions or events since that notification that management believes have changed the institution's category.

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


12.  REGULATORY CAPITAL (Cont'd)
-----------------------

The Bank's actual capital amounts and ratios are also presented in the table. There is no deduction from capital for interest-rate risk.

                                                                                            To be Well-
                                                                                        Capitalized Under
                                                                    For Capital         Prompt Corrective
                                                Actual        Adequacy Purposes         Action Provisions
                                      -----------------------------------------       --------------------
                                       Amount        Ratio     Amount       Ratio      Amount        Ratio
                                      --------     ---------  --------    ---------   --------     ---------
As of September 30, 2000:
  Risk-based capital                  $    5,548   15.52%   $    2,861       8.00%    $  3,575       10.00%
  Core capital                             5,319    8.89%        2,392       4.00%       2,990        5.00%
  Tangible capital                         5,319    8.89%          897       1.50%         N/A           -

As of September 30, 1999:
  Risk-based capital                  $    5,104   14.91%   $    2,738       8.00%    $  3,422       10.00%
  Core capital                             4,926    8.47%        2,327       4.00%       2,909        5.00%
  Tangible capital                         4,926    8.47%          873       1.50%         N/A           -

13. BENEFIT PLANS
-----------------

Deferred Compensation Plan
--------------------------

The Company maintains a deferred compensation plan for both the directors and employees.

The directors' arrangement is an individual contract between the Company and each participating director and can be terminated at any time. Directors may participate at their own discretion. The Company secures each separate deferred compensation agreement by purchasing an investment grade life insurance contract on each participating director. The Company is the owner and beneficiary of each contract. The use of the investment grade insurance contracts as the funding source of the program allows the Company to take advantage of preferential tax treatment provided to insurance contracts qualified under IRS Sections 101 and 7702.

The employees' arrangement meets the requirements of Sections 401(a) and 401(k) of the Internal Revenue Code. Employees generally become eligible when they have attained age 21 and have one year of service. Each participant may elect to have his compensation reduced up to 10%. The reduction is contributed to the plan. The Company will match 50% of the amount of salary reduction the participant elects to defer. However, in applying this matching percentage, only salary reductions of up to 6% of the participant's compensation will be considered. All participants become 100% vested upon entering the plan. Contributions to the plan by the Company totaled approximately $10,500 and $8,400 for the years ended September 30, 2000 and 1999, respectively.

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

13. BENEFIT PLANS (Cont'd)
-----------------

Directors Consultation and Retirement Plan
------------------------------------------

The Company maintains a Directors Consultation and Retirement Plan ("DRP") to provide retirement benefits to directors of the Company who are not officers or employees ("Outside Directors"). Any director who has served as an Outside Director shall be a participant in the DRP, and payments under the DRP commence once the Outside Director retires as a director of the Company. The DRP provides a retirement benefit based on the number of years of service to the Company. Outside Directors who have completed not less than 12 years of service shall receive a benefit equal to (50%) + 2.889% times the number of years of service in excess of 12, multiplied by the average monthly Board Fee in effect at the time of retirement. The maximum benefit shall be 85% of such monthly Board Fee. Benefits shall be paid for a maximum of 84 months to the retired directors, a surviving spouse, or the director's estate.

                                                        At or for
                                                     the Year Ending
                                                      September 30,
                                                  ----------------------
                                                    2000         1999
                                                  ---------    ---------

Change in Benefit Obligation:

Benefit obligation at beginning of year           $ 166,295    $ 160,843
   Service cost                                       9,122        8,953
   Interest cost                                     12,090       10,599
   Actuarial gain                                   (11,813)      (6,450)
   Annuity payments                                 (10,200)      (7,650)
                                                  ---------    ---------
Benefit obligation at end of year                   165,494      166,295
                                                  ---------    ---------
Change in plan assets:

Market value of assets - beginning                        -            -
Employer contributions                               10,200        7,650
Annuity payments                                    (10,200)      (7,650)
                                                  ---------    ---------
Market value of assets - ending                           -            -
                                                  ---------    ---------
Funded status                                      (165,494)    (166,295)
Amount contributed during fourth quarter              2,550        2,550
Unrecognized gain                                   (24,609)     (12,796)
Unrecognized past service liability                 107,232      118,041
                                                  ---------    ---------
Accrued plan cost included in other liabilities   $ (80,321)   $ (58,500)
                                                  =========    =========

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


13.  BENEFIT PLANS (Cont'd)
------------------

Directors Consultation and Retirement Plan (Cont'd)
------------------------------------------

                                                                                       Year Ended
                                                                                      September 30,
                                                                           ----------------------------------
                                                                                 2000             1999
                                                                           ---------------- ----------------
Net periodic plan cost included the following components:
   Service cost                                                            $         9,122  $         8,953
   Interest cost                                                                    12,090           10,599
   Amortization of past service cost                                                10,809           10,809
                                                                           ---------------  ---------------

Net periodic plan cost included in compensation
 and benefits                                                              $        32,021  $        30,361
                                                                           ===============  ===============

A discount rate of 8.0% and 7.5% and a rate of increase in future compensation levels of 5.5% and 5.5% were assumed in the plan valuation for the years ended September 30, 2000 and 1999, respectively.

Supplemental Executive Retirement Plan

The Company had maintained a supplemental retirement plan ("SERP") for the benefit of the Chief Executive Officer (CEO). During the year ended September 30, 2000, the plan's sole participant terminated his employment with the Company.

                                                                                         At or for
                                                                                     the Year Ending
                                                                                      September 30,
                                                                           ----------------------------------
                                                                                 2000             1999
                                                                           ---------------- ----------------
Change in Benefit Obligation:

Benefit obligation at beginning of year                                    $         1,607  $         1,591
   Service cost                                                                        441              434
   Interest cost                                                                       121              107
   Actuarial loss                                                                        -             (525)
   Curtailment                                                                      (2,169)               -
                                                                           ---------------  ---------------
Benefit obligation at end of year                                                        -            1,607

Plan assets                                                                              -                -
                                                                           ---------------  ---------------
Funded status                                                                            -           (1,607)
Unrecognized gain                                                                        -             (301)
Unrecognized past service liability                                                      -              730
                                                                           ---------------  ---------------
Accrued plan cost included in other liabilities                            $             -  $        (1,178)
                                                                           ===============  ===============

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

13.  BENEFIT PLANS (Cont'd)
------------------

Supplemental Executive Retirement Plan (Cont'd)
--------------------------------------

                                                                         Year Ended
                                                                         September 30,
                                                              ----------------------------------
                                                                    2000             1999
                                                              ---------------- ----------------
Net periodic plan cost included the following components:
   Service cost                                               $            441 $            434
   Interest cost                                                           121              107
   Amortization of past service cost                                         5               54
   Unrecognized (gain) loss                                                (10)               5
   Curtailment                                                          (1,784)               -
                                                              ---------------- ----------------
Net periodic plan cost included in compensation
 and benefits                                                 $         (1,178) $           600
                                                              ================  ===============

A discount rate of 7.50% was assumed in the plan valuation for the year ended September 30, 1999.

Stock Option Plan
-----------------

On January 25, 1999, the stockholders of the Company approved a stock option plan (the "Plan"). The Plan provides for authorizing the issuance of an additional 19,596 shares of common stock by the Company upon the exercise of stock options awarded to officers, directors, key employees, and other persons providing services to the Company. The Company may also purchase shares through the open market. The 19,596 shares of options under the Plan constitute either Incentive Stock Options or Non- Incentive Stock Options. The following table summarizes the options granted and exercised under the Plan, during the periods indicated, and their respective weighted average exercise price:

                                                      Year Ended September 30,
                                         ----------------------------------------------------
                                                     2000                         1999
                                         ------------------------     -----------------------
                                                       Weighted                     Weighted
                                          Number       Average         Number       Average
                                            of         Exercise          of         Exercise
                                          Shares        Price          Shares        Price
                                         --------    ------------     --------    -----------
Outstanding at beginning of period         14,308    $    14.25              -     $       -
Granted                                         -             -         14,308         14.25
Exercised                                       -             -              -             -
Forfeited                                  (4,900)        14.25              -             -
                                         --------    ----------      ---------    ----------
Outstanding at end of period                9,408    $    14.25         14,308    $    14.25
                                         ========    ==========       ========    ==========
Options exercisable at year end             9,408                        7,154
                                         ========                    =========


                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

13.  BENEFIT PLANS (Cont'd)
------------------

SFAS 123, "Accounting for Stock-Based Compensation", if fully adopted, requires companies to measure employee stock compensation plans based on the fair value method of accounting. The Company has adopted the disclosure-only provisions of SFAS 123. Accordingly, the Company applies APB 25,"Accounting for Stock Issued to Employees," and related interpretations in accounting for its plans. In accordance with APB 25, no compensation expense has been recognized for its stock-based compensation plans other than for restricted stock. Pro forma disclosures as if the Company fully adopted the cost recognition requirements under SFAS 123 are presented below.

The estimated weighted average fair value of each stock option granted during fiscal 1999 was estimated as $5.30 on the date of grant. The fair value of options at the date of grant was estimated using the Black-Scholes model with the following weighted average assumptions: stock volatility of 16%; risk free interest rate of 3.875%; and an expected life of 10 years. Had compensation cost for the grants been determined based upon the fair value at the grant date consistent with the methodology prescribed under SFAS 123, the Company's pro forma net income and earnings per share would have been as follows:

                                                   Year Ended
                                                  September 30,
                                            -------------------------
                                                2000          1999
                                            ------------  -----------

Net income                                  $ 529,708     $ 243,930
Basic earnings per share                    $    1.28     $    0.59
Diluted earnings per share                  $    1.27     $    0.59

Restricted Stock Plan
---------------------

On January 25, 1999, the stockholders of the Company approved a restricted stock plan (the "Plan") which provides for the purchase of 7,838 shares of common stock in the open market. All of the Common Stock to be purchased by the Plan will be purchased at the fair market value on the date of purchase. Awards under the Plan were made in recognition of expected future services to the Company by its directors, officers, and key employees responsible for implementation of the policies adopted by the Company's Board of Directors and as a means of providing a further retention incentive. The expense of the plan will be accrued as shares vest over a four-year period, beginning February, 1999. Plan expense was $18,000 and $29,000 for the years ended September 30, 2000 and 1999, respectively.

Employee Stock Ownership Plan
-----------------------------

Effective upon the consummation of the Bank's stock offering, an Employee Stock Ownership Plan ("ESOP") was established for all eligible employees who had completed a twelve month period of employment with the Bank and at least 1,000 hours of service, and had attained the age of 21. The ESOP used $156,800 in proceeds from a term loan to purchase 15,680 shares of Bank common stock during the stock offering. The term loan principal was payable in equal quarterly installments through September 30, 2007. Interest on the term loan was variable at a rate of prime plus 37.5 basis points. Each year, the Bank made discretionary contributions to the ESOP which were equal to the principal and interest payments required on the term loan. During the year ended September 30, 2000, Roebling Financial Corp, Inc. paid off the ESOP loan to the third party Bank.

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


13.  BENEFIT PLANS (Cont'd)
------------------

Employee Stock Ownership Plan (Cont'd)
-------------------------------------

Shares purchased with the loan proceeds were initially pledged as collateral for the term loan and are held in a suspense account for future allocation among participants. Contributions to the ESOP and shares released from the suspense account will be allocated among the participants on the basis of compensation, as described by the Plan, in the year of allocation.

The ESOP is accounted for in accordance with Statement of Position 93-6, "Accounting for Employee Stock Ownership Plans," which was issued by the American Institute of Certified Public Accountants in November 1993. Accordingly, the ESOP shares pledged as collateral are reported as unallocated ESOP shares in the statements of financial condition. As shares are committed to be released from collateral, the Bank reports compensation expense equal to the current market price of the shares, and the shares become outstanding for basic net income per common share computations. ESOP compensation expense was $20,000 and $22,000 for the years ended September 30, 2000 and 1999, respectively.

At September 30, 2000 and 1999, the ESOP had unallocated shares of 10,976 and 12,544, respectively. Based upon a $14.75 closing price per share of common stock on September 30, 2000, the unallocated shares had a fair value of $161,896.

14.  CHARTER CONVERSION, STOCK OFFERING, AND REORGANIZATION
-----------------------------------------------------------

On March 24, 1997, the Bank converted from a state-chartered mutual savings and loan to a federally - chartered mutual savings bank.

On February 24, 1997, the Board of Directors of the Bank unanimously adopted the plan of reorganization whereby the Bank would reorganize into a mutual holding company form of organization.

The Bank applied to the Office of Thrift Supervision and received approval of transactions contemplated by the plan of reorganization. The plan of reorganization authorized the Bank to offer stock in one or more stock offerings up to a maximum of 49.99% of the issued and outstanding shares of its common stock.

The reorganization was accomplished on October 2, 1997, whereby the Bank, (i) exchanged its mutual savings association charter for a federal stock savings bank charter; and (ii) organized a federally chartered mutual holding company which owns in excess of 50% of the stock of the stock savings bank. Each savings account of the Bank, at the time of the reorganization, became a savings account in the newly-formed bank in the same terms and conditions, except the holder of each such deposit account has liquidation rights, with respect to the holding company, rather than the Bank.

As a result of the offering, Roebling Financial Corp., M.H.C. received 229,540 shares of the Bank's stock and $100,000 in cash. The Bank's Employee Stock Ownership Plan purchased 15,680 shares. Roebling Bank received gross proceeds from the sale of 195,960 shares to the general public, including the ESOP, of $1,959,600. Expenses associated with the offering totaled $171,438, resulting in net capital additions to the Bank of $1,688,162, net of the $100,000 used to capitalize the mutual holding company.

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


14.  CHARTER CONVERSION, STOCK OFFERING, AND REORGANIZATION (Cont'd)
-----------------------------------------------------------

On January 25, 2000, the Bank's stockholders approved an Agreement and Plan of Reorganization (the "Plan" or "Reorganization"), providing for the establishment of a mid-tier stock holding company. The Plan provided for the establishment of Roebling Financial Corp, Inc. (the Mid-Tier Stock Holding Company) as a stock holding company parent of the Bank; the stock holding company is majority owned by Roebling Financial Corp, MHC, the Bank's mutual holding company. The former holders of the common stock of the Bank became stockholders of Roebling Financial Corp, Inc. and each outstanding share of common stock (par value $.10 per share) of the Bank was converted into shares of common stock of Roebling Financial Corp, Inc. on a one-for-one basis. The reorganization was completed on January 31, 2000.

15.  IMPACT OF NEW ACCOUNTING STANDARDS
---------------------------------------

Accounting for Derivative Instruments and Hedging Activities
------------------------------------------------------------

In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. In addition, certain provisions of this statement will permit, at the date of initial adoption of SFAS No. 133, the transfer of any held-to-maturity security into either the available-for-sale or trading category. Transfers from the held-to- maturity portfolio at the date of initial adoption will not call into question the entity's intent to hold other debt securities to maturity in the future. In June 1999, the FASB issued SFAS 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133." SFAS 137 delays the original effective date of SFAS
133. In accordance with SFAS 137, SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities - an Amendment of FASB Statement No. 133." SFAS 138 adds to the accounting guidance for derivative instruments and hedging activities. SFAS 133, as amended by SFAS 138, is not expected to have a material impact on the Company, which does not intend to adopt the new accounting standards earlier than required.

16.  FAIR VALUES OF FINANCIAL INSTRUMENTS
-----------------------------------------

The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

Cash and Short-Term Instruments
-------------------------------

The carrying amounts of cash and short-term instruments approximate their fair value.

Available-for-Sale and Held-to-Maturity Securities
--------------------------------------------------

Fair values for securities, excluding restricted equity securities, are based on quoted market prices. The carrying values of restricted equity securities approximate fair values.

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


16.  FAIR VALUES OF FINANCIAL INSTRUMENTS (Cont'd)
-----------------------------------------

Loans Receivable
----------------

For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Deposit Liabilities
-------------------

The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date. The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit (CD's) approximate their fair values at the reporting date. Fair values for fixed-rate CD's are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Short-Term Borrowings
---------------------

The carrying amounts of federal funds purchased, and other short-term borrowings maturing within 90 days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

Long-Term Debt
--------------

The fair value of long-term debt is estimated using discounted cash flow analysis based on the current incremental borrowing rates for similar types of borrowing arrangements.

Accrued Interest Receivable
---------------------------

The carrying amounts of accrued interest approximate their fair values.

Off-Balance-Sheet Instruments
-----------------------------

In the ordinary course of business the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


16.  FAIR VALUES OF FINANCIAL INSTRUMENTS (Cont'd)
-----------------------------------------

The estimated fair values of the Company's financial instruments were as follows:

                                  September 30, 2000       September 30, 1999
                                --------------------     ----------------------
                                 Carrying     Fair       Carrying        Fair
Financial Assets                  Amount      Value       Amount         Value
----------------                ----------   -------     --------      --------
                                              (In Thousands)

Cash and cash equivalents       $ 3,574      $ 3,574      $ 3,573      $ 3,573
FHLB term deposits                    -            -          250          250
Certificates of deposit             300          300          300          300
Securities available for sale         2           29            2           24
Securities held to maturity       8,410        8,237        9,657        9,471
Mortgage-backed securities        5,184        5,106        6,294        6,196
Loans receivable                 40,546       40,102       35,745       35,100
Accrued interest receivable         394          394          375          375

Financial Liabilities
---------------------

Deposit liabilities              53,471       53,503       50,036       50,318
Borrowed funds                        -            -        2,125        2,125

The fair value estimates are made at a discrete point in time based on relevant market information and information about the financial instruments. Fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. Further, the foregoing estimates may not reflect the actual amount that could be realized if all or substantially all of the financial instruments were offered for sale.

In addition, the fair value estimates were based on existing on-and-off balance sheet financial instruments without attempting to value the anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets and liabilities include real estate owned, premises and equipment, and advances from borrowers for taxes and insurance. In addition, the tax ramifications related to the realization of the unrealized gains and losses have a significant effect on fair value estimates and have not been considered in any of the estimates.

Finally, reasonable comparability between financial institutions may not be likely due to the wide range of permitted valuation techniques and numerous estimates which must be made given the absence of active secondary markets for many of the financial instruments. The lack of uniform valuation methodologies introduces a greater degree of subjectivity to these estimated fair values.

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


17.  PARENT ONLY FINANCIAL INFORMATION
--------------------------------------

Roebling Financial Corp, Inc. operates its wholly owned subsidiary, Roebling Bank. The earnings of the subsidiary are recognized by the holding company using the equity method of accounting. Accordingly, earnings of the subsidiary are recorded as increases in the investment in the subsidiary. The following are the condensed financial statements for Roebling Financial Corp, Inc. (Parent Company only)

                             STATEMENT OF CONDITION
                             ----------------------

                                                      September 30,
                                                           2000
                                                    --------------
Assets
      Cash and due from banks                       $       40,240
      ESOP loan receivable                                 109,760
      Investment in subsidiary                           5,337,364
                                                    --------------

           Total assets                             $    5,487,364
                                                    ==============

Liabilities                                                      -

Stockholders' equity                                $    5,487,364
                                                    --------------

Total liabilities and stockholders' equity          $    5,487,364
                                                    ==============


                               STATEMENT OF INCOME
                               -------------------

                                                    From Inception
                                                  January 31, 2000 to
                                                  September 30, 2000
                                                  ------------------

Equity in undistributed earnings of subsidiary      $      376,912
                                                    --------------

Net income                                          $      376,912
                                                    ==============

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


17.  PARENT ONLY FINANCIAL INFORMATION (Cont'd)
--------------------------------------

                             STATEMENT OF CASH FLOWS
                             -----------------------

                                                              From Inception
                                                           January 31, 2000 to
                                                           September 30, 2000
                                                           ------------------

Cash flows from operating activities:
    Net income                                                   $376,912
    Adjustments to reconcile net income to net cash
      provided by operating activities:
        Equity in undistributed earnings of subsidiary           (376,912)
                                                                 --------
             Net cash provided by operating activities                  -
                                                                 --------
    Cash flows from investing activities:
        Loan to subsidiary, net of principal repayments          (109,760)
                                                                 --------
    Cash flows from financing activities:
        Capitalization by Bank at inception                       150,000
                                                                 --------

Net increase in cash and cash equivalents                          40,240

Cash and cash equivalents - beginning                                   -
                                                                 --------

Cash and cash equivalents - ending                               $ 40,240
                                                                 ========

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

18.  QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table contains quarterly financial data (dollars in thousands except per share data):

Year Ended September 30, 2000
-----------------------------

                                                                Quarter Ended
                                            --------------------------------------------------------
                                            December 31,    March 31,    June 30,     September 30,
                                               1999           2000         2000           2000
                                            ------------  ------------  ----------    --------------
Total interest income                       $     956     $    1,001    $    1,068    $       1,036
Total interest expense                            366            374           403              415
                                            ---------     ----------    ----------    -------------
Net interest income                               590            627           665              621

Provision for loan losses                           7              9            13               18
Non-interest income                               109             95            90               77
Non-interest expense                              526            494           497              455
Income taxes                                       65             84            94               91
                                            ---------     ----------    ----------    -------------
Net income                                  $     101     $      135    $      151    $         134
                                            =========     ==========    ==========    =============
Net income per common share:
   Basic                                    $    0.24     $     0.33    $     0.37    $        0.32
   Diluted                                       0.24           0.33          0.36             0.32

Weighted average number of
common shares outstanding:
   Basic                                          413            413           413              414
   Diluted                                        422            415           416              416

Year Ended September 30, 1999
-----------------------------

                                                                Quarter Ended
                                            --------------------------------------------------------
                                            December 31,    March 31,    June 30,     September 30,
                                                1998          1999          1999           1999
                                            ------------  ------------  ----------    --------------
Total interest income                       $     799     $      862    $      879    $         957
Total interest expense                            339            341           349              355
                                            ---------     ----------    ----------    -------------
Net interest income                               460            521           530              602

Provision for loan losses                           1              4             6               10
Non-interest income                                95             72            87               59
Non-interest expense                              443            470           519              497
Income taxes                                       43             50            34               65
                                            ---------     ----------    ----------    -------------
Net income                                  $      68     $       69    $       58    $          89
                                            =========     ==========    ==========    =============
Net income per common share:
   Basic                                    $    0.17     $     0.17    $     0.14    $        0.21
   Diluted                                       0.17           0.17          0.14             0.21

Weighted average number of
common shares outstanding:
   Basic                                          411            412           412              413
   Diluted                                        411            413           413              414

                                       43