Form 10KSB40, Exhibit 13
period 2001-09-30
ROEBLING FINANCIAL CORP INC
filed 2001-12-26
CIK 1104681

Roebling Financial Corp, Inc.

Corporate Profile

         On January 31, 2000, our wholly owned subsidiary, Roebling Bank, completed its reorganization and formed us as their parent holding company. As part of the reorganization, Roebling Bank's stockholders became our stockholders and Roebling Financial Corp., MHC became our majority stockholder. Roebling
Financial Corp., MHC, which is owned and controlled by the depositors of Roebling Bank, was formed as Roebling Bank's mutual holding company in 1997. Roebling Financial Corp., MHC conducts no significant business or operations of its own.

         We currently conduct our business through Roebling Bank with three full service offices located in Roebling and New Egypt, New Jersey and a loan center also located in Roebling, New Jersey. We offer a broad range of deposits and loan products to individuals, families and small businesses. At September 30, 2001, we had consolidated assets of $73.1 million, deposits of $66.2 million, and stockholder's equity of $6.0 million.

Stock Market Information

         Our common stock is traded on the OTC Bulletin Board under the trading symbol of "ROEB". The following table reflects high and low bid quotations. Prior to January 31, 2000, the Roebling Bank's common stock also traded on the OTC Bulletin Board under the symbol of "ROEB." The quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions.


                                                                   Dividends
             Date                             High ($)   Low ($)   Declared($)
             ----                             --------   -------   -----------
October 1, 1999 to December 31, 1999          16.50       12.75        --
January 1, 2000 to March 31, 2000             16.00       11.00        --
April 1, 2000 to June 30, 2000                13.00        8.88        --
July 1, 2000 to September 30, 2000            15.00       13.00        --
October 1, 2000 - December 31, 2000           14.50       12.75        --
January 1, 2001 - March 31, 2001              14.50       12.75        --
April 1, 2001 - June 30, 2001                 15.50       13.00        --
July 1, 2001 - September 30, 2001             15.00       13.50        --

         The number of shareholders of record of common shares on the record date of December 7, 2001, was approximately 180. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At December 7, 2001, there were 425,500 common shares outstanding. We may not declare or pay a cash dividend on any of our shares if the effect of the declaration or payment of dividends would cause our regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the reorganization, or (2) the regulatory capital requirements imposed by the Office of Thrift Supervision.

Selected Financial Information

                                                   At or for the Years Ended September 30,
                                                          (Dollars in thousands,
                                                         except selected ratios)

                                                            2001         2000(1)
                                                         ---------     ---------
Selected Balance Sheet Data:
Assets .............................................     $ 73,132      $ 59,847
Loans receivable (net) .............................       43,096        40,546
Deposits ...........................................       66,200        53,273
Shareholders' equity ...............................        5,975         5,487

Selected Results of Operations:
Interest income ....................................     $  4,304      $  4,073
Interest expense ...................................        1,745         1,558
Net interest income ................................        2,559         2,515
Non-interest income ................................          402           371
Non-interest expense ...............................        2,232         1,984
Net income .........................................          387           521

Selected Ratios:
Return on average assets ...........................          .62%          .88%
Return on average equity ...........................         6.66         10.09
Average equity to average assets ...................         9.32          8.73
Equity to assets at period end .....................         8.17          9.17
Net interest rate spread ...........................         3.72          3.98
Net yield on average interest-earning assets .......         4.38          4.57
Non-performing loans to total assets ...............          .21           .38
Non-performing loans to total loans (net) ..........          .35           .56
Earnings per share - basic .........................     $    .93      $   1.26
Earnings per share - diluted .......................     $    .93      $   1.25
Average number of shares outstanding ...............      425,500       425,500

----------------
(1) Effective January 31, 2000, Roebling Financial Corp, Inc. was formed as the holding company for Roebling Bank.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Forward-Looking Statements

         The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words "believes", "anticipates", "contemplates", "expects", and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rates, the ability to control costs and expenses and general economic conditions. We undertake no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

         Since we conduct no significant business other than owning all of the common stock of Roebling Bank, references in this discussion to "we," "us," and "our," refer collectively to Roebling Financial Corp, Inc. and Roebling Bank.

Overview

         In an effort to stimulate the economy, the Federal Reserve Bank reduced interest rates eight times during fiscal 2001. This reduction caused the prime rate to decline 350 basis points. In this time period of rapidly falling interest rates, we had an influx of cash from investments as higher coupon callable agency securities were called, and from deposits, largely due to a very successful marketing campaign. The combination of these resulting cash balances, along with our portfolio of adjustable rate assets, which were tied to the prime interest rate, resulted in the repricing of a large portion of our assets in a rapidly falling interest rate environment. Cost of funds, however, did not begin to decline until the third quarter of fiscal 2001. Interest-bearing liabilities include certificates of deposits that do not reprice until their maturities, which generally range between three months and five years. A large percentage of the certificate of deposit portfolio matures within one year. As a result of our balance sheet structure, our net interest rate spread declined 26 basis points. For the year ended September 30, 2001, the interest rate spread was 3.72% compared to 3.98% for the year ended September 30, 2000.

         For the fiscal year ended September 30, 2001, we earned $387,000 or $.93 per diluted share as compared to $521,000, or $1.25 per diluted share for the fiscal year ended September 30, 2000. With the unique interest rate environment in 2001, our net interest income increased by only $44,000, which was offset by a $44,000 increase in the provision for loan losses. Additionally, non-interest expense increased primarily as a result of a full year of expenses related to the hiring of a chief operating officer and the opening of a separate loan center in fiscal 2000. The balance sheet reflects strong growth, with assets increasing $13.3 million or 22% over last year, to $73.1 million. This growth was funded by an increase in deposits, which grew by 24% to $66.2 million as of September 30, 2001, compared to $53.3 million at September 30, 2000. The growth reflected strong performance in our New Egypt office as well as our main office. Asset quality continues to remain excellent.


Management of Interest Rate Risk and Market Risk

          Because the majority of our assets and liabilities are sensitive to changes in interest rates, our most significant form of market risk is interest rate risk, or changes in interest rates. We may be more vulnerable to an increase or decrease in interest rates depending upon 1) the duration and repricing characteristics of our interest-earning assets and interest-bearing liabilities at a given point in time, 2) the time horizon and 3) the level of interest rates. During the year ended September 30, 2001, the Bank was generally more vulnerable in the short term (one year time frame) to a decrease in interest rates as we had more assets than liabilities maturing or repricing in that time period. Our lending activities have historically emphasized the origination of adjustable rate and shorter term, fixed rate loans secured by single-family residences. The primary source of funds has been deposits with substantially shorter maturities.

         We have established an asset/liability committee that consists of the Chairman of our Board of Directors and two outside Directors, our President and members of our management team. The committee meets on a semiannual basis to review loan and deposit pricing and production volumes, interest rate risk analyses, liquidity and borrowing needs, and a variety of other assets and liability management topics. General asset/liability matters are discussed at the Board's regular meetings.

         To reduce the effect of interest rate changes on net interest income, we have adopted various strategies to enable us to improve the matching of interest-earning asset maturities to interest-bearing liability maturities. The principal elements of these strategies include seeking to:

     o originate loans with adjustable rate features or shorter term fixed rates for portfolio and sell longer term fixed rate mortgages;

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

         We have made a significant effort to maintain our level of lower-cost deposits as a method of enhancing profitability. At September 30, 2001, we had approximately $41.7 million, or 63%, of our deposits in low-cost savings, checking and money market accounts, compared to $33.2 million, or 62%, at September 30, 2000. These deposits have traditionally remained relatively stable and are expected to be only moderately affected in a period of rising interest rates. This stability has enabled us to offset the impact of rising rates in other deposit accounts.

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

         The following table represents our NPV ratios at September 30, 2001. This data was calculated by the OTS, based upon information we provided to them.


              Changes               NPV
              in Rate              Ratio(1)         Change(2)
              -------              --------         ---------
              +300 bp               11.39%           -208 bp
              +200 bp               12.22%           -124 bp
              +100 bp               12.94%            -52 bp
                 0 bp               13.46%
              -100 bp               13.58%            +12 bp
              -200 bp               13.59%            +13 bp
              -300 bp                  (3)               (3)

(1)  Calculated as the estimated NPV divided by present value of assets.
(2) Calculated as the increase (decrease) in the NPV ratio assuming the indicated change in interest rates over the estimated NPV ratio assuming no change in interest rates.
(3) Due to the abnormally low interest rate environment, no calculation was available from the OTS.

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

Financial Condition

         Total assets increased $13.3 million, or 22%, to $73.1 million at September 30, 2001, from $59.8 million at September 30, 2000. This increase is comprised largely of a $5.9 million increase in interest-earning deposits, a $4.3 million increase in mortgage-backed securities and a $2.6 million increase in net loans receivable. Securities held to maturity decreased by $6.0 million primarily as a result of agency securities being called as rates decreased during the year. These proceeds were reinvested in securities available for sale, which increased by $6.6 million. Within the loan portfolio, the increase came primarily from a $1.6 million increase in commercial loans and $800,000 in commercial real estate loan balances.

         Total liabilities increased $12.8 million to $67.2 million at September 30, 2001 from $54.4 million at September 30, 2000. Such increase in liabilities reflected deposit growth of $12.9 million over the prior year. Deposits increased due primarily to the growth of our newest location in New Egypt, where balances increased by 62% during the year ended September 30, 2001. This was the direct result of a very successful marketing campaign conducted during the third quarter of the 2001 fiscal year.

Results of Operations

         Analysis of Net Income. Our results of operations are primarily dependent on our net interest income, which is the difference between the interest income earned on our assets, primarily loans and investments, and the interest expense on our liabilities, primarily deposits and borrowings. Net interest income may be affected significantly by general economic and competitive conditions and policies of regulatory agencies, particularly those with respect to market interest rates. The results of our operations are also influenced by the level of non-interest expenses, such as employee salaries and benefits, and other income, such as loan-related fees and fees on deposit-related services.

         Net Income. Net income decreased $134,000 to $387,000 for the year ended September 30, 2001, as compared to $521,000 for the year ended September 30, 2000. The decrease in net income in fiscal 2001 was primarily the result of a $248,000 increase in non-interest expense offset by a $31,000 increase in non-interest income and an $83,000 decrease in income taxes.

         Net Interest Income. Net interest income increased slightly, by $44,000, to $2.6 million for the year ended September 30, 2001. Our interest rate spread, which is the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities, decreased to 3.72% for the year ended September 30, 2001, from 3.98% for the year ended September 30, 2000.

         Interest Income. Interest income increased to $4.3 million for the year ended September 30, 2001, from $4.1 million for the year ended September 30, 2000. Interest on loans receivable increased $187,000 or 6%. These increases were primarily the result of an increase of $2.2 million in the average loans receivable balance. Interest income on investment securities decreased by $108,000 for the year ended September 30, 2001, from $539,000 to $431,000, due to a $1.6 million decrease in the average balance as well as a decrease in the yield from 6.08% to 5.91%. Interest income on mortgage-backed securities decreased $17,000 to $334,000 for the year ended September 30, 2001, from $351,000 for the year ended September 30, 2000, primarily due to a $407,000 decrease in the average balance. Interest income on other interest-earning assets increased $169,000 to $227,000 for the year ended September 30, 2001, from $58,000 for the year ended September 30, 2000. The increase is largely due to a $3.3 million increase in the average balances, partially offset by a decrease in the average yield, from 6.22% to 5.39%. The yield on the average balance of all interest-earning assets decreased slightly to 7.36% for the year ended September 30, 2001, from 7.41% for the year ended September 30, 2000.

         Interest Expense. Interest expense increased by $187,000, or 12%, to $1.7 million for the year ended September 30, 2001, from $1.6 million for the year ended September 30, 2000, primarily due to a $3.3 million increase in the average balance of interest-bearing deposit accounts and also due to an increase in the cost of certificates of deposit accounts. The total average cost of interest-bearing liabilities increased to 3.64% for the year ended September 30, 2001 from 3.43% for the year ended September 30, 2000. While the average cost of funds for interest-bearing liabilities increased for fiscal 2001, the weighted average cost of funds for deposits decreased significantly. As of September 30, 2001, the average cost of funds for deposits was 2.66% compared to 3.22% as of September 30, 2000.

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

                                             For the Year Ended September 30,     For the Year Ended September 30,
                                             --------------------------------     --------------------------------
                                                           2001                                     2000
                                             --------------------------------     --------------------------------
                                             Average                 Average      Average                 Average
                                             Balance    Interest    Yield/Cost    Balance    Interest   Yield/Cost
                                             -------    --------    ----------    -------    --------   ----------
                                                        (Actual)                             (Actual)
                                                (Dollars in thousands)                 (Dollars in thousands)
Interest-earning assets:
 Loans receivable (1)                        $41,706     $3,312         7.94%     $39,526     $3,125        7.91%
 Mortgage-backed securities                    5,250        334         6.36        5,657        351        6.20
 Investment securities                         7,296        431         5.91        8,865        539        6.08
 Other interest-earning assets (2)             4,213        227         5.39          933         58        6.22
                                             -------     ------         ----      -------     ------        ----
  Total interest-earning assets               58,465     $4,304         7.36       54,981     $4,073        7.41
                                                         ------                               ------
Non-interest-earning assets                    3,853                                4,161
                                             -------                              -------
  Total assets                               $62,318                              $59,142
                                             =======                              =======

Interest-bearing liabilities:
 Interest-bearing checking                   $ 7,934       $105         1.32%     $ 8,129       $107        1.32%
 Savings accounts                             13,586        343         2.52       13,053        328        2.51
 Money market accounts                         5,381        174         3.23        5,370        177        3.30
 Certificates of deposit                      20,879      1,115         5.34       17,953        890        4.96
 Borrowings                                      132          8         6.06          891         56        6.29
                                             -------     ------         ----      -------     ------        ----
  Total interest-bearing liabilities          47,912     $1,745         3.64       45,396     $1,558        3.43
                                                         ------                               ------
Non-interest-bearing liabilities (3)           8,599                                8,582
                                             -------                              -------
  Total liabilities                           56,511                               53,978
Stockholders' equity                           5,807                                5,164
                                             -------                              -------
 Total liabilities and stockholders'
   equity                                    $62,318                              $59,142
                                             =======                              =======
Net interest income                                      $2,559                               $2,515
                                                         ======                               ======
Interest rate spread (4)                                                3.72%                               3.98%
Net yield on interest-earning assets (5)                                4.38%                               4.57%
Ratio of average interest-earning assets
  to average interest-bearing liabilities                             122.03%                             121.11%

-----------------
(1)  Average balances include non-accrual loans.
(2) Includes interest-bearing deposits in other financial institutions and FHLB stock.
(3) Includes non-interest-bearing deposits of $7,848 and $7,373 for the years ended September 30, 2001 and 2000, respectively.
(4) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

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

                                       Year Ended September 30,          Year Ended September 30,
                                 ----------------------------------   --------------------------------
                                            2001  vs. 2000                   2000  vs. 1999
                                 ----------------------------------   --------------------------------
                                         Increase (Decrease)              Increase (Decrease)
                                               Due to                          Due to
                                 ----------------------------------   --------------------------------
                                                    Rate/                              Rate/
                                  Volume    Rate    Volume     Net    Volume    Rate   Volume     Net
                                  ------    ----    ------     ---    ------    ----   ------     ---
                                                             (In thousands)
Interest-earning assets:
 Loans receivable                 $ 172    $  14    $   1    $ 187    $ 606    $  11    $   3    $ 620
 Mortgage-backed securities         (25)       9       (1)     (17)      15       47        2       64

 Investment securities              (96)     (15)       3     (108)     (31)     (11)       1      (41)

 Other interest-earning assets      204       (8)     (27)     169      (78)      30      (19)     (67)
                                  -----    -----    -----    -----    -----    -----    -----    -----
  Total interest-earning assets   $ 255    $   0    $ (24)   $ 231    $ 512    $  77    $ (13)   $ 576
                                  =====    =====    =====    =====    =====    =====    =====    =====

Interest-bearing liabilities:
 Interest-bearing checking           (3)       1       --       (2)       7       (9)      (1)      (3)
 Savings accounts                    14        1       --       15       37       --       --       37
 Money market accounts               --       (3)      --       (3)      31       10        3       44
 Certificates of deposit            145       69       11      225       32       22        1       55
 Borrowings                         (48)      (2)       2      (48)      29        4        8       41
                                  -----    -----    -----    -----    -----    -----    -----    -----
   Total interest-bearing
    liabilities                   $ 108    $  66    $  13    $ 187    $ 136    $  27    $  11    $ 174
                                  =====    =====    =====    =====    =====    =====    =====    =====

Net interest income               $ 147    $ (66)   $ (37)   $  44    $ 376    $  50    $ (24)   $ 402
                                  =====    =====    =====    =====    =====    =====    =====    =====

         Provision for Losses on Loans. The provision for loan losses is charged to operations to bring the total allowance for loan losses to a level that represents management's best estimates of the losses inherent in the portfolio, based on a monthly review of management of the following factors:

o    historical experience;
o    volume;
o    type of lending conducted by the Bank;
o    industry standards;
o    the level and status of past due and non-performing loans;
o    the general  economic  conditions in the Bank's  lending area;  and
o    other factors affecting the collectibility of the loans in its portfolio.

         For the year ended September 30, 2001, the provision for loan losses increased $44,000 to $91,000 from $47,000 for the year ended September 30, 2000. The increase in the provision for loan losses in fiscal 2001 was precipitated by the increases in our commercial loan portfolio of $1.6 million and the commercial real estate loan portfolio of $800,000.

         The allowance for loan losses is maintained at a level that represents management's best estimates of losses in the loan portfolio at the balance sheet date. However, there can be no assurance that the allowance for losses will be adequate to cover losses which may be realized in the future, and that additional provisions for losses will not be required.

         Non-interest Income. Non-interest income increased $31,000, or 8%, to $402,000 for the year ended September 30, 2001, as compared to $371,000 for the year ended September 30, 2000, primarily due to increases in fees related to ATM and debit card transactions.

          Non-interest Expense. Non-interest expense increased by $248,000, or 13%, to $2.2 million. Compensation and employee benefits expense increased by $118,000 or 11% to $1.2 million. The increase in compensation and benefits expense during fiscal 2001 was primarily the result of general cost of living and merit raises to our employees and officers and the addition of a Chief Operating Officer to the management team in the third quarter of fiscal 2000. Occupancy and equipment expense increased by $26,000, or 14%, to $216,000. We opened a separate loan center office in fiscal 2000 to accommodate growth, which contributed largely to the increase in expenses. Service bureau and data processing expenses increased $31,000, or 12%, to $298,000 from an increase in overall data processing and check clearing costs related to the growth in our deposit transaction accounts. Other expenses increased $78,000, or 19%, to $497,000 from fiscal year 2000. Such increase was primarily related to increased expenses associated with ATM and debit card transactions.

         Provision for Income Taxes. The provision for income taxes decreased $83,000 to $251,000 for the year ended September 30, 2001, from $334,000 for the year ended September 30, 2000. The decrease was the result of the decrease in income before income taxes. The effective tax rate was 39% for fiscal 2001 and 2000.

Liquidity and Capital Resources

          Management believes it has ample cash flows and liquidity to meet its loan commitments of $1.9 million and unused lines of credit of $5.1 million at September 30, 2001. We have the ability to borrow from the FHLB of New York, or others, should the need arise. As of September 30, 2001, we had no borrowed funds.

          We are required under federal regulations to maintain a sufficient level of liquid assets (including specified short-term securities and certain other investments), as determined by management and reviewed for adequacy by regulators during examinations. Roebling Bank is also subject to federal regulations that impose certain minimum capital requirements. See Note 12 to our consolidated financial statements.

          We monitor projected liquidity needs and determine the levels desired based upon our commitments to make loans and our ability to generate funds. Liquidity may be adversely affected by unexpected deposit outflows, excessive interest rates paid by competitors, adverse publicity relating to the banking industry and similar matters.

          Net cash provided by operations was $434,000 and $942,000 for the years ended September 30, 2001 and 2000, respectively. Cash flows from operations decreased primarily due to a decrease in other liabilities.

          Net cash used in investing activities for the year ended September 30, 2001 totaled $7.4 million, an increase of $5.1 million from $2.3 million for the year ended September 30, 2000. The use of funds relating to the activity in the securities portfolio increased by $7.1 million, offset by a $2.2 million decrease in the use of funds for activities in the loan portfolio. For the year ended September 30, 2001 we used $13.3 million for the purchase of investment and mortgage-backed securities, offset by $8.6 million of proceeds from calls, maturities and repayments.

          Net cash provided by financing activities for the year ended September 30, 2001 totaled $12.9 million compared to $1.5 million for the year ended September 30, 2000. Net cash provided during the year ended September 30, 2001 resulted from an increase in net deposits of $12.9 million.

Fontanella and Babitts
CERTIFIED PUBLIC ACCOUNTANTS                       534 Union Boulevard
                                                   Totowa Boro, New Jersey 07512
                                                   Tel: (973) 595-5300
                                                   Fax: (973) 595-5890




To the Board of Directors
Roebling Financial Corp, Inc. and Subsidiary


                          INDEPENDENT AUDITOR'S REPORT
                          ----------------------------


We have audited the accompanying consolidated statements of financial condition of Roebling Financial Corp, Inc. and Subsidiary, as of September 30, 2001 and 2000, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Roebling Financial Corp, Inc. and Subsidiary, at September 30, 2001 and 2000, and the results of their operations and cash flows for the years then ended in conformity with generally accepted accounting principles.



                                        /s/Fontanella and Babitts
                                        ----------------------------------------


November 2, 2001

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                 ----------------------------------------------

                                                                                             September 30,
                                                                                      ----------------------------
                                                                                          2001            2000
                                                                                      ------------    ------------
Assets
------
Cash and due from banks                                                               $  2,816,274    $  2,774,712
Interest bearing deposits                                                                6,484,833         600,106
                                                                                      ------------    ------------
Total cash and cash equivalents                                                          9,301,107       3,374,818

Certificates of deposit                                                                    300,000         300,000
Securities available for sale                                                            6,587,167          28,600
Securities held to maturity; approximate fair
 value of $2,506,000 (2001) and $8,237,000 (2000)                                        2,453,515       8,409,550
Mortgage-backed securities available for sale                                            5,629,467               -
Mortgage-backed securities held to maturity,
 approximate fair value of $3,883,000 (2001) and $5,106,000 (2000)                       3,819,310       5,183,781
Loans receivable, net                                                                   43,095,784      40,545,961
Real estate owned                                                                           25,900          43,699
Accrued interest receivable                                                                384,884         393,677
Federal Home Loan Bank of New York stock, at cost                                          385,800         387,800
Premises and equipment                                                                   1,030,636       1,089,514
Other assets                                                                               118,161          89,487
                                                                                      ------------    ------------
                                                                                      $ 73,131,731    $ 59,846,887
                                                                                      ============    ============
Liabilities and stockholders' equity
------------------------------------

Liabilities
-----------

Deposits                                                                              $ 66,200,496    $ 53,272,657
Advances from borrowers for taxes and insurance                                            425,759         443,623
Accrued interest payable                                                                    61,999          40,014
Other liabilities                                                                          468,757         603,229
                                                                                      ------------    ------------
               Total liabilities                                                        67,157,011      54,359,523
                                                                                      ------------    ------------

Commitments and contingencies                                                                    -               -

Stockholders' equity
--------------------

Serial preferred stock, no par value, authorized 1,000,000 shares, no shares issued              -               -
Common stock; par value $.10; authorized 4,000,000 shares; shares
 issued and outstanding 425,500;                                                            42,550          42,550
Additional paid-in-capital                                                               1,662,988       1,656,589
Unallocated employee stock ownership plan shares                                           (94,080)       (109,760)
Retained earnings - substantially restricted                                             4,268,383       3,881,524
Accumulated other comprehensive income - unrealized gain on securities
 available for sale, net of tax                                                             94,879          16,461
                                                                                      ------------    ------------
               Total stockholders' equity                                                5,974,720       5,487,364
                                                                                      ------------    ------------
                                                                                      $ 73,131,731    $ 59,846,887
                                                                                      ============    ============

See accompanying notes to consolidated financial statements.

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME
                        ---------------------------------

                                                     Year Ended
                                                     September 30,
                                                -----------------------
                                                   2001         2000
                                                ----------   ----------
Interest income:
   Loans receivable                             $3,312,272   $3,124,784
   Securities                                      431,204      538,654
   Mortgage-backed securities                      334,310      351,298
   Other interest earning assets                   226,531       58,347
                                                ----------   ----------
               Total interest income             4,304,317    4,073,083
                                                ----------   ----------
Interest expense:
   Deposits                                      1,737,175    1,502,199
   Borrowed funds                                    8,280       56,021
                                                ----------   ----------
               Total interest expense            1,745,455    1,558,220
                                                ----------   ----------
Net interest income                              2,558,862    2,514,863
Provision for loan losses                           91,000       47,000
                                                ----------   ----------
               Net interest income after
                provision for loan losses        2,467,862    2,467,863
                                                ----------   ----------
Non-interest income:
   Loan fees                                        57,782       56,762
   Account servicing and other                     339,627      313,183
   Gain on sale of loans                             1,032          969
   Gain on sale of real estate owned                 3,951            -
                                                ----------   ----------
               Total non-interest income           402,392      370,914
                                                ----------   ----------
Non-interest expense:
   Compensation and benefits                     1,211,465    1,093,567
   Occupancy and equipment                         215,522      189,383
   Service bureau and data processing              298,162      267,181
   Federal Insurance premiums                       10,172       14,845
   Other                                           496,679      418,677
                                                ----------   ----------
               Total non-interest expense        2,232,000    1,983,653
                                                ----------   ----------
Income before income taxes                         638,254      855,124
Income taxes                                       251,395      333,951
                                                ----------   ----------
               Net income                       $  386,859   $  521,173
                                                ==========   ==========

Basic earnings per share                        $      .93   $     1.26
                                                ==========   ==========
Diluted earnings per share                      $      .93   $     1.25
                                                ==========   ==========

Weighted average shares outstanding - basic        415,088      413,544
                                                ==========   ==========
Weighted average shares outstanding - diluted      417,095      417,302
                                                ==========   ==========

See accompanying notes to consolidated financial statements.

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                 -----------------------------------------------

                                                                         Year Ended
                                                                         September 30,
                                                                       -------------------
                                                                         2001       2000
                                                                       --------   --------
Net income                                                             $386,859   $521,173

Other comprehensive income, net of income taxes:
   Unrealized holding gains on securities available
     for sale, net of income taxes of $44,073 and $821, respectively     78,418      2,647
                                                                       --------   --------
Comprehensive income                                                   $465,277   $523,820
                                                                       ========   ========


See accompanying notes to consolidated financial statements.

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 -----------------------------------------------

                                                                                    Accumulated
                                            Additional    Unallocated                  Other
                                 Common      Paid-in        ESOP       Retained   Comprehensive
                                 Stock       Capital       Shares      Earnings       Income       Total
                               ----------   ----------   ------------  ----------  ------------- ----------

Balance - September 30, 1999   $   42,550   $1,651,789   $ (125,440)   $3,360,351   $   13,814   $4,943,064

Net income                              -            -            -       521,173            -      521,173

Amortization of ESOP shares             -        4,800       15,680             -            -       20,480

Change in unrealized gain
 on securities available
 for sale, net of tax                   -            -            -             -        2,647        2,647
                               ----------   ----------   ----------    ----------   ----------   ----------
Balance - September 30, 2000       42,550    1,656,589     (109,760)    3,881,524       16,461    5,487,364

Net income                              -            -            -       386,859            -      386,859

Amortization of ESOP shares             -        6,399       15,680             -            -       22,079

Change in unrealized gain
 on securities available
 for sale, net of tax                   -            -            -             -       78,418       78,418
                               ----------   ----------   ----------    ----------   ----------   ----------
Balance - September 30, 2001   $   42,550   $1,662,988   $  (94,080)   $4,268,383   $   94,879   $5,974,720
                               ==========   ==========   ==========    ==========   ==========   ==========


See accompanying notes to consolidated financial statements.

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------

                                                                             Year Ended
                                                                             September 30,
                                                                       --------------------------
                                                                           2001           2000
                                                                       -----------    -----------
Cash flows from operating activities:
   Net income                                                          $   386,859    $   521,173
   Adjustments to reconcile net income
    to net cash provided by operating activities:
   Depreciation                                                             74,607         69,008
   Amortization of premiums and discounts, net                              13,945         33,138
   Amortization of deferred loan fees and costs, net                        21,969          2,188
   Provision for loan losses                                                91,000         47,000
   Provision for losses on real estate owned                                 5,000          1,579
   Gain on sale of loans                                                    (1,032)          (969)
   Gain on sale of real estate owned                                        (3,951)             -
   Increase in other assets                                                (28,674)       (19,936)
   Decrease (increase) in accrued interest receivable                        8,438        (18,949)
   Increase (decrease) in accrued interest payable                          21,985         (9,303)
   (Increase) decrease in other liabilities                               (178,545)       296,833
   Allocation of ESOP shares                                                22,079         20,480
                                                                       -----------    -----------
   Net cash provided by operations                                         433,680        942,242
                                                                       -----------    -----------

Cash flows from investing activities:
   Net decrease in FHLB term deposits                                            -        250,000
   Purchase of securities available for sale                            (7,699,961)             -
   Proceeds from call of securities available for sale                   1,250,000              -
   Proceeds from maturities and calls of securities held to maturity     5,950,000      1,232,000
   Purchase of mortgage-backed securities available for sale            (5,639,092)             -
   Proceeds from principal repayments of mortgage-backed
    securities available for sale                                           24,105              -
   Proceeds from principal repayments of
    mortgage-backed securities held to maturity                          1,355,966      1,092,375
   Loan originations, net of principal repayments                       (2,810,866)    (5,611,709)
   Proceeds from sale of loans                                             140,759        719,072
   Proceeds from sale of real estate owned                                  33,135        208,970
   Redemption (purchase) of Federal Home Loan Bank Stock                     2,000        (94,200)
   Purchase of premises and equipment                                      (15,729)       (71,852)
                                                                       -----------    -----------
          Net cash used in investing activities                         (7,409,683)    (2,275,344)
                                                                       -----------    -----------

See accompanying notes to consolidated financial statements.

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF CASH FLOWS (Cont'd)
                 ----------------------------------------------

                                                                           Year Ended
                                                                          September 30,
                                                                   --------------------------
                                                                      2001            2000
                                                                   ----------       ---------
Cash flows from financing activities:
   Net increase in deposits                                        12,927,839       3,560,909
   Net change in short-term borrowings                                      -      (2,000,000)
   Repayment of ESOP loan                                                   -        (125,440)
   (Decrease) increase in advance payments by borrowers
    for taxes and insurance                                           (25,547)         23,637
                                                                 ------------    ------------
          Net cash provided by financing activities                12,902,292       1,459,106
                                                                 ------------    ------------
Net increase in cash and cash equivalents                           5,926,289         126,004

Cash and cash equivalents - beginning                               3,374,818       3,248,814
                                                                 ------------    ------------
Cash and cash equivalents - ending                               $  9,301,107    $  3,374,818
                                                                 ============    ============

Supplemental Disclosures of Cash Flow Information
-------------------------------------------------

Cash paid for:
   Interest on deposits and advances                             $  1,723,469    $  1,567,523
                                                                 ============    ============

   Income taxes                                                  $    554,837    $    180,307
                                                                 ============    ============

Supplemental Schedule of Noncash Investing Activities
-----------------------------------------------------

Transfers from loans receivable to real estate owned             $      8,347    $     40,272
                                                                 ============    ============
Transfer from accrued interest receivable to real estate owned   $        355    $          -
                                                                 ============    ============
Transfer from negative escrow to real estate owned               $      7,683    $      3,427
                                                                 ============    ============
Change in unrealized gain on securities
 available for sale, net of tax                                  $     78,418    $      2,647
                                                                 ============    ============

See accompanying notes to consolidated financial statements.

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
----------------------------------------------

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

Basis of Consolidated Financial Statement Presentation
------------------------------------------------------

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amount of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period then ended. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant changes in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate and the assessment of prepayment risks associated with mortgage-backed securities. Management believes that the allowance for loan losses is adequate, foreclosed real estate is appropriately valued and prepayment risks associated with mortgage-backed securities are properly recognized. While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowance for loan losses or further writedowns of foreclosed real estate may be necessary based on changes in economic conditions in the Company's market area. Additionally, assessments of prepayment risks related to mortgage-backed securities are based upon current market conditions, which are subject to frequent change.

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

Concentration of Risk
---------------------

The Company's lending activity is concentrated in loans secured by real estate located in the State of New Jersey.

The Company's loan portfolio is predominantly made up of 1-to-4 family unit first mortgage loans in Burlington County. These loans are typically secured by first lien positions on the respective real estate properties and are subject to the Company's loan underwriting policies. In general, the Company's loan portfolio performance is dependent upon the local economic conditions.

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

Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized as an adjustment to interest income using the interest method over the contractual life of the loans, adjusted for prepayments.

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

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd)
----------------------------------------------

Loans Receivable (Cont'd)
----------------

Uncollected interest on loans that are contractually past due is charged off, or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income and income is subsequently recognized only to the extent that cash payments are received until, in management's judgement, the borrower's ability to make periodic interest and principal payments is reestablished, in which case the loan is returned to accrual status. At a minimum, an allowance is established for all interest payments that are more than 90 days delinquent.

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

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd)
----------------------------------------------

Earnings Per Share
------------------

Basic earnings per share is computed by dividing net income for the year by the weighted average number of shares of common stock outstanding, adjusted for unearned shares of the Employee Stock Ownership Plan ("ESOP"). Diluted earnings per share is computed by adjusting the weighted average number of shares of common stock outstanding to include the effect of outstanding stock options and compensation grants, if dilutive, using the treasury stock method.

Reclassification
----------------

Certain amounts for the year ended September 30, 2000, have been reclassified to conform with the current year's presentation.

2.  INVESTMENT SECURITIES
-------------------------

Securities Available for Sale

                                                          September 30, 2001
                                            -----------------------------------------------
                                                           Gross Unrealized
                                            Amortized      ----------------       Estimated
                                               Cost        Gains     Losses      Fair Value
                                            ---------   ----------   --------     ----------
U.S. Government and Agency Securities:
  Due after one year through five years    $5,950,044   $   92,881   $      -     $6,042,925
  Due after five years through ten years      500,000       12,218          -        512,218

Marketable Equity Securities                    2,888       29,136          -         32,024
                                           ----------   ----------   --------     ----------
                                           $6,452,932   $  134,235   $      -     $6,587,167
                                           ==========   ==========   ========     ==========

                                                          September 30, 2000
                                            -----------------------------------------------
                                                           Gross Unrealized
                                            Amortized      ----------------       Estimated
                                               Cost        Gains     Losses      Fair Value
                                            ---------   ----------   --------     ----------

Marketable Equity Securities               $    2,888   $   25,712   $      -     $  28,600
                                           ==========   ==========   ========     =========

Securities Held to Maturity

                                                          September 30, 2001
                                            -----------------------------------------------
                                                           Gross Unrealized
                                            Amortized      ----------------       Estimated
                                               Cost        Gains     Losses      Fair Value
                                            ---------   ----------   --------     ----------
U.S. Government and Agency Securities:
  Due in one year or less                  $  300,000   $   10,545   $      -     $  310,545
  Due after one year through five years       250,000        9,610          -        259,610
  Due after five years through ten years      299,094        5,685          -        304,779
  Due after ten years                         292,680        4,991          -        297,671

Corporate Debt Instruments:
  Due in one year or less                     758,207       10,661          -        768,868
  Due after one year through five years       553,534       11,305          -        564,839
                                           ----------   ----------   --------     ----------
                                           $2,453,515   $   52,797   $      -     $2,506,312
                                           ==========   ==========   ========     ==========

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


2.  INVESTMENT SECURITIES (Cont'd)
-------------------------

Securities Held to Maturity (Cont'd)

                                                          September 30, 2000
                                            -----------------------------------------------
                                                           Gross Unrealized
                                            Amortized      ----------------       Estimated
                                               Cost        Gains     Losses      Fair Value
                                            ---------   ----------   --------     ----------
U.S. Government and Agency Securities:
  Due in one year or less                  $  250,000   $        -   $    2,578   $  247,422
  Due after one year through five years     4,049,651            -       69,621    3,980,030
  Due after five years through ten years    1,948,885            -       79,598    1,869,287
  Due after ten years                         289,378        6,497            -      295,875

Corporate Debt Instruments:
  Due in one year or less                     551,526            -        2,368      549,158
  Due after one year through five years     1,320,110            -       24,535    1,295,575
                                           ----------   ----------   ----------   ----------
                                           $8,409,550   $    6,497   $  178,700   $8,237,347
                                           ==========   ==========   ==========   ==========

Securities with a carrying value of $250,000 as of September 30, 2001 and 2000, are pledged as security for deposits of governmental entities under the provisions of the Governmental Unit Deposit Protection Act (GUDPA).

There were no sales of securities during the years ended September 30, 2001 and 2000.

3.  MORTGAGE-BACKED SECURITIES
------------------------------

Available for Sale

                                                          September 30, 2001
                                            -----------------------------------------------
                                                           Gross Unrealized
                                            Amortized      ----------------       Estimated
                                               Cost        Gains     Losses      Fair Value
                                            ---------   ----------   --------     ----------
FHLMC                                      $2,364,259   $   12,921   $ 11,406     $2,365,774
FNMA                                        3,251,240       22,489     10,036      3,263,693
                                           ----------   ----------   --------     ----------
                                           $5,615,499   $   35,410   $ 21,442     $5,629,467
                                           ==========   ==========   ========     ==========

Held to Maturity

                                                          September 30, 2001
                                            -----------------------------------------------
                                                           Gross Unrealized
                                            Amortized      ----------------       Estimated
                                               Cost        Gains     Losses      Fair Value
                                            ---------   ----------   --------     ----------
CMO                                         $1,719,967  $   18,442   $  6,727     $1,731,682
GNMA                                           787,863      24,515          -        812,378
FHLMC                                          578,007      15,792          -        593,799
FNMA                                           733,473      13,801      2,041        745,233
                                            ----------  ----------   --------     ----------
                                            $3,819,310  $   72,550   $  8,768     $3,883,092
                                            ==========  ==========   ========     ==========

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


3.  MORTGAGE-BACKED SECURITIES (Cont'd)
------------------------------

Held to Maturity (Cont'd)

                                                          September 30, 2000
                                            -----------------------------------------------
                                                           Gross Unrealized
                                            Amortized      ----------------       Estimated
                                               Cost        Gains     Losses      Fair Value
                                            ---------   ----------   --------     ----------
CMO                                         $2,089,613  $    4,380   $ 58,451     $2,035,542
GNMA                                         1,249,508       1,659     10,283      1,240,884
FHLMC                                          884,115       2,000        531        885,584
FNMA                                           960,545       1,251     18,081        943,715
                                            ----------  ----------   --------     ----------
                                            $5,183,781  $    9,290   $ 87,346     $5,105,725
                                            ==========  ==========   ========     ==========

There were no sales of mortgage-backed securities during the years ended September 30, 2001 and 2000.

4.  LOANS RECEIVABLE, NET
-------------------------
                                                         September 30,
                                                 ----------------------------
                                                      2001            2000
                                                 ------------    ------------
Mortgage loans:
    One-to-four family residential               $ 19,852,052    $ 20,997,483
    Commercial real estate                          3,469,726       2,633,969
    Construction and land                           1,948,368       2,186,261
                                                 ------------    ------------
                                                   25,270,146      25,817,713
                                                 ------------    ------------
Consumer and other loans:
    Home equity                                    15,604,294      14,836,440
    Automobile                                        266,934         193,051
    Secured by deposits                               134,028         135,382
    Student                                            54,332          39,523
    Unsecured                                         197,236         272,565
    Mobile home                                       122,020         147,087
    Commercial                                      1,879,377         240,068
                                                 ------------    ------------
                                                   18,258,221      15,864,116
                                                 ------------    ------------
            Total loans                            43,528,367      41,681,829
                                                 ------------    ------------
Less:
    Loans in process                                  172,207         962,335
    Net deferred loan origination (costs) fees        (55,035)        (55,148)
   Allowance for loan losses                          315,411         228,681
                                                 ------------    ------------
                                                      432,583       1,135,868
                                                 ------------    ------------
                                                 $ 43,095,784    $ 40,545,961
                                                 ============    ============

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


4.  LOANS RECEIVABLE, NET (Cont'd)
-------------------------

See Note 9 regarding loans pledged to secure borrowings.

At September 30, 2001 and 2000, non-accrual loans for which interest had been discontinued totaled approximately $-0- and $155,000, respectively. If interest income on non-accrual loans had been current in accordance with their original terms, approximately $13,500 of interest income for the year ended September 30, 2000, would have been recorded. Interest income actually recognized on non-accrual loans totaled approximately $13,100 and $14,600 for the years ended September 30, 2001 and 2000, respectively. At September 30, 2001, there were no commitments to lend additional funds to borrowers whose loans are classified as non-accrual.

Activity in the allowance for loan losses is summarized as follows:

                                  Year Ending
                                  September 30,
                              ----------------------
                                 2001         2000
                              ---------    ---------

Balance - beginning           $ 228,681    $ 175,397
Provision charged to income      91,000       47,000
Charge offs                      (4,270)      (1,364)
Recoveries                            -        7,648
                              ---------    ---------
Balance - ending              $ 315,411    $ 228,681
                              =========    =========

The activity with respect to loans to directors, officers and associates of such persons is as follows:

                               Year Ending
                               September 30,
                          ----------------------
                             2001         2000
                          ---------    ---------
Balance - beginning       $ 259,828    $ 223,401
Loan disbursements          205,993      142,789
Collection of principal     (44,457)    (106,362)
                          ---------    ---------
Balance - ending          $ 421,364    $ 259,828
                          =========    =========

All loans are collateralized by deposits and/or real estate.

5.  ACCRUED INTEREST RECEIVABLE
-------------------------------

                               September 30,
                             -------------------
                               2001       2000
                             --------   --------
Loans receivable             $228,775   $242,447
Mortgage-backed securities     47,473     27,998
Investment securities         108,636    123,232
                             --------   --------
                             $384,884   $393,677
                             ========   ========

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


6. PREMISES AND EQUIPMENT
-------------------------
                                         September 30,
                                    -----------------------
                                        2001         2000
                                    ----------   ----------

Land                                $  379,435   $  379,435
Buildings and improvements             877,722      870,497
Furniture, fixtures and equipment      313,758      305,252
                                    ----------   ----------
                                     1,570,915    1,555,184

Less accumulated depreciation          540,279      465,670
                                    ----------   ----------
                                    $1,030,636   $1,089,514
                                    ==========   ==========

Useful lives used in the calculation of depreciation are as follows:

      Buildings                                               25 to 50 years
      Paving and other building related additions              5 to 10 years
      Furniture and equipment                                  5 to 10 years


7.  LOAN SERVICING
------------------

Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of these loans are summarized as follows:

                                               September 30,
                                         -------------------------
                                             2001          2000
                                         -----------   -----------
Mortgage loan portfolios serviced for:
   FNMA                                  $13,298,971   $15,309,477
   Other                                     143,368       148,473
                                         -----------   -----------
                                         $13,442,339   $15,457,950
                                         ===========   ===========

Custodial escrow balances maintained in connection with the loan servicing totaled approximately $191,000 and $207,000, at September 30, 2001 and 2000, respectively.

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


8.  DEPOSITS
------------

Deposits consist of the following major classifications:

                                                          September 30,
                                      ------------------------------------------------------
                                               2001                         2000
                                      -----------------------       ------------------------
                                      Weighted                      Weighted
                                       Average                      Average
                                        Yield          Amount        Yield         Amount
                                        -----          ------        -----         ------
Non-interest-bearing deposits               -%      $ 9,002,086           -%     $ 7,879,124
Interest-bearing checking accounts       1.03         8,912,194        1.31        8,046,093
Money market accounts                    2.24         6,773,486        3.79        4,253,245
Savings accounts                         2.08        16,976,804        2.50       12,986,914
Certificates of deposits                 4.74        24,535,926        5.60       20,107,281
                                                    -----------                  -----------
Total deposits                           2.66       $66,200,496        3.22      $53,272,657
                                                    ===========                  ===========

The aggregate amount of deposits with a balance of $100,000 or more totaled approximately $12,286,000 and $7,614,000 at September 30, 2001 and 2000,
respectively.

Scheduled maturities of certificates of deposit are as follows:

                                             September 30,
                                          -------------------
                                            2001        2000
                                          -------     -------
                                             (In Thousands)

      1 year or less                      $19,746     $15,750
      Over 1 year to 3 years                4,343       3,933
      Over 3 years                            447         424
                                          -------     -------
                                          $24,536     $20,107
                                          =======     =======

Interest expense on deposits is summarized as follows:

                                               Year Ending
                                               September 30,
                                           ----------  ----------
                                            2001        2000
                                          ----------  ----------

Interest-bearing checking accounts        $  104,981  $  106,906
Money market accounts                        173,977     177,583
Savings accounts                             342,771     328,036
Certificates of deposit                    1,115,446     889,674
                                          ----------  ----------
        Total                             $1,737,175  $1,502,199
                                          ==========  ==========

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


9.  BORROWED FUNDS
------------------

The Company has available overnight lines of credit and a one-month overnight repricing line of credit with the Federal Home Loan Bank of New York ("FHLB"), totaling $7.0 million and $6.8 million, at September 30, 2001 and 2000, respectively, subject to the terms and conditions of the lender's overnight advance program. As of September 30, 2001 and 2000, the Company had no borrowings under these programs.

At September 30, 2001 and 2000, the FHLB lines of credit were secured by pledges of the Company's investment in the capital stock of the FHLB totaling $385,800 and $387,800 and loans receivable with a carrying value of $2.7 million and $3.8 million respectively.

10.  INCOME TAXES
-----------------

The Bank qualifies as a savings institution under the provisions of the Internal Revenue Code and was therefore, prior to September 30, 1996, permitted to deduct from taxable income an allowance for bad debts based upon eight percent of taxable income before such deduction, less certain adjustments. Retained earnings at September 30, 2001, include approximately $306,000 of such bad debt, which, in accordance with FASB Statement No. 109, "Accounting for Income Taxes," is considered a permanent difference between the book and income tax basis of loans receivable, and for which income taxes have not been provided. If such amount is used for purposes other than for bad debt losses, including distributions in liquidation, it will be subject to income tax at the then current rate.

The components of income taxes are summarized as follows:

                                      Year Ended
                                     September 30,
                                  ----------------------
                                     2001         2000
                                  ---------    ---------
Current tax expense:
   Federal                        $ 269,495    $ 332,658
   State                             24,473       29,921
                                  ---------    ---------
                                    293,968      362,579
                                  ---------    ---------

Deferred tax expense (benefit):
   Federal                          (38,856)     (26,241)
   State                             (3,717)      (2,387)
                                  ---------    ---------
                                    (42,573)     (28,628)
                                  ---------    ---------
                                  $ 251,395    $ 333,951
                                  =========    =========

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


10.  INCOME TAXES (Cont'd)
-----------------

The provision for federal income taxes differs from that computed at the federal statutory rates of 34% as follows:

                                              Year Ended
                                              September 30,
                                           --------------------
                                             2001        2000
                                           --------    --------

Tax at statutory rates                     $217,006    $290,742

Increase in tax resulting from:
  State taxes, net of federal tax effect     13,414      18,172
  Other items                                20,975      25,037
                                           --------    --------
                                           $251,395    $333,951
                                           ========    ========

Effective rate                                   39%         39%
                                           ========    ========

The following temporary differences gave rise to deferred tax assets and liabilities:

                                                     September 30,
                                                  -------------------
                                                    2001       2000
                                                  --------   --------
Deferred tax assets:
  Allowance for loan losses                       $110,063   $ 71,837
  Depreciation                                      13,454      9,450
                                                  --------   --------
     Total deferred tax assets                     123,517     81,287
                                                  --------   --------
Deferred tax liabilities:
  Appreciation of securities available for sale     53,324      9,251
  Accrual to cash adjustment                        51,340     61,030
  Deferred loan origination fees and costs, net     48,770     40,060
  Discounts on investments                           2,720      2,083
                                                  --------   --------
     Total deferred tax liabilities                156,154    112,424
                                                  --------   --------
  Net deferred tax liability
       included in other liabilities              $ 32,637   $ 31,137
                                                  ========   ========

11.  COMMITMENTS AND CONTINGENCIES
----------------------------------

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

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company has approved equity lines of credit unused but accessible to borrowers totaling $5.1 million and $3.9 million, at September 30, 2001 and 2000, respectively. The Company's experience has been that approximately 60 percent of loan commitments are drawn upon by customers.

At September 30, 2001 the Company had $1.9 million in outstanding commitments to originate loans and $110,000 in outstanding letters of credit. At September 30, 2000, the Company had outstanding commitments to originate loans of $125,000. There are no commitments to sell any of the loans which have already been originated.

At September 30, 2001, there were outstanding commitments to purchase investment securities for $3.2 million.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of tangible and core capital (as defined in the regulations) to total assets and of total capital (as defined) to risk-weighted assets (as defined). Management believes, as of September 30, 2001, that the Bank meets all capital adequacy requirements to which it is subject.

As of May 2001, the most recent notification from the Office of Thrift Supervision (OTS) categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized," the Bank must maintain minimum total risk-based and core ratios, as set forth in the accompanying table. There are no conditions or events since that notification that management believes have changed the institution's category.

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


12.  REGULATORY CAPITAL (Cont'd)
-----------------------

The Bank's actual capital amounts and ratios are also presented in the table. There is no deduction from capital for interest-rate risk.

                                                                       To be Well-
                                                                     Capitalized Under
                                                   For Capital       Prompt Corrective
                                   Actual         Adequacy Purposes  Action Provisions
                               --------------     -----------------  -----------------
                               Amount   Ratio     Amount    Ratio      Amount   Ratio
                               ------   -----     ------    -----      ------   -----
As of September 30, 2001:
  Risk-based capital          $ 6,044   14.35%   $ 3,368     8.00%    $ 4,211   10.00%
  Core capital                  5,729    7.77%     2,948     4.00%      3,685    5.00%
  Tangible capital              5,729    7.77%     1,105     1.50%        N/A       -

As of September 30, 2000:
  Risk-based capital          $ 5,548   15.52%   $ 2,861     8.00%    $ 3,575   10.00%
  Core capital                  5,319    8.89%     2,392     4.00%      2,990    5.00%
  Tangible capital              5,319    8.89%       897     1.50%        N/A       -

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

The employees' arrangement meets the requirements of Sections 401(a) and 401(k) of the Internal Revenue Code. Employees generally become eligible when they have attained age 21 and have one year of service. Each participant may elect to have his compensation reduced up to 10%. The reduction is contributed to the plan. The Company will match 50% of the amount of salary reduction the participant elects to defer. However, in applying this matching percentage, only salary reductions of up to 6% of the participant's compensation will be considered. All participants become 100% vested upon entering the plan. Contributions to the plan by the Company totaled approximately $9,500 and $10,500 for the years ended September 30, 2001 and 2000, respectively.

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

                                                        At or for
                                                      the Year Ending
                                                       September 30,
                                                  ----------------------
                                                     2001         2000
                                                  ---------    ---------
Change in Benefit Obligation:

Benefit obligation at beginning of year           $ 165,494    $ 166,295
   Service cost                                       9,132        9,122
   Interest cost                                     12,832       12,090
   Actuarial loss (gain)                              5,409      (11,813)
   Annuity payments                                 (10,200)     (10,200)
                                                  ---------    ---------
Benefit obligation at end of year                   182,667      165,494
                                                  ---------    ---------
Change in plan assets:

Market value of assets - beginning                        -            -
Employer contributions                               10,200       10,200
Annuity payments                                    (10,200)     (10,200)
                                                  ---------    ---------
Market value of assets - ending                           -            -
                                                  ---------    ---------

Funded status                                      (182,667)    (165,494)
Amount contributed during fourth quarter              2,550        2,550
Unrecognized gain                                   (18,532)     (24,609)
Unrecognized past service liability                  96,423      107,232
                                                  ---------    ---------
Accrued plan cost included in other liabilities   $(102,226)   $ (80,321)
                                                  =========    =========

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


13.  BENEFIT PLANS (Cont'd)
------------------

Directors Consultation and Retirement Plan (Cont'd)
------------------------------------------

                                                                Year Ended
                                                                September 30,
                                                            --------------------
                                                              2001        2000
                                                            --------    --------
Net periodic plan cost included the following components:
   Service cost                                             $  9,132    $  9,122
   Interest cost                                              12,832      12,090
   Amortization of unrecognized gain                            (668)          -
   Amortization of past service cost                          10,809      10,809
                                                            --------    --------
Net periodic plan cost included in compensation
 and benefits                                               $ 32,105    $ 32,021
                                                            ========    ========

A discount rate of 7.5% and 8.0% and a rate of increase in future compensation levels of 5.5% and 5.5% were assumed in the plan valuation for the years ended September 30, 2001 and 2000, respectively.

Stock Option Plan
-----------------

On January 25, 1999, the stockholders of the Company approved a stock option plan (the "Plan"). The Plan provides for authorizing the issuance of an additional 19,596 shares of common stock by the Company upon the exercise of stock options awarded to officers, directors, key employees, and other persons providing services to the Company. The Company may also purchase shares through the open market. The 19,596 shares of options under the Plan constitute either Incentive Stock Options or Non-Incentive Stock Options. The following table summarizes the options granted and exercised under the Plan, during the periods indicated, and their respective weighted average exercise price:

                                                 Year Ended September 30,
                                        ---------------------------------------
                                               2001                   2000
                                        -----------------   -------------------
                                                 Weighted             Weighted
                                        Number    Average    Number    Average
                                          of     Exercise      of     Exercise
                                        Shares    Price      Shares    Price
                                        ------    -----      ------    -----

Outstanding at beginning of period       9,408   $ 14.25     14,308    $ 14.25
Granted                                      -         -          -          -
Exercised                                    -         -          -          -
Forfeited                                    -         -     (4,900)     14.25
                                         -----   -------      -----    -------
Outstanding at end of period             9,408   $ 14.25      9,408    $ 14.25
                                         =====   =======      =====    =======

Options exercisable at year end          9,408                   9,408
                                         =====                   =====

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

The estimated weighted average fair value of each stock option granted during fiscal 1999 was estimated as $5.30 on the date of grant. The fair value of options at the date of grant was estimated using the Black-Scholes model with the following weighted average assumptions: stock volatility of 16%; risk free interest rate of 3.875%; and an expected life of 10 years. Had compensation cost for the grants been determined based upon the fair value at the grant date consistent with the methodology prescribed under SFAS 123, the Company's pro forma net income would have been $529,708, and basic and diluted earnings per share would have been $1.28 and $1.27, respectively, for the year ended September 30, 2000. There is no proforma effect on net income and earnings per share for the year ended September 30, 2001.

Restricted Stock Plan
---------------------

On January 25, 1999, the stockholders of the Company approved a restricted stock plan (the "Plan") which provides for the purchase of 7,838 shares of common stock in the open market. All of the Common Stock to be purchased by the Plan will be purchased at the fair market value on the date of purchase. Awards under the Plan were made in recognition of expected future services to the Company by its directors, officers, and key employees responsible for implementation of the policies adopted by the Company's Board of Directors and as a means of providing a further retention incentive. The expense of the plan is being accrued as shares vest over a four-year period, which began in February, 1999. Plan expense was $18,000 for each of the years ended September 30, 2001 and 2000.

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

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


13.  BENEFIT PLANS (Cont'd)
------------------

Employee Stock Ownership Plan (Cont'd)
-------------------------------------

The ESOP is accounted for in accordance with Statement of Position 93-6, "Accounting for Employee Stock Ownership Plans," which was issued by the American Institute of Certified Public Accountants in November 1993. Accordingly, the ESOP shares pledged as collateral are reported as unallocated ESOP shares in the statements of financial condition. As shares are committed to be released from collateral, the Bank reports compensation expense equal to the current market price of the shares, and the shares become outstanding for basic net income per common share computations. ESOP compensation expense was $22,000 and $20,000 for the years ended September 30, 2001 and 2000, respectively.

The ESOP shares were as follows:

                                                        September 30,
                                                  -------------------------
                                                     2001             2000
                                                  ---------       ---------

      Allocated shares                                6,272           4,704
      Shares committed to be released                     -               -
      Unreleased shares                               9,408          10,976
                                                  ---------       ---------
      Total ESOP shares                              15,680          15,680
                                                  =========       =========
      Fair value of unreleased shares             $ 131,712       $ 161,896
                                                  =========       =========

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

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


14.  CHARTER CONVERSION, STOCK OFFERING, AND REORGANIZATION (Cont'd)
-----------------------------------------------------------

As a result of the offering, Roebling Financial Corp., MHC received 229,540 shares of the Bank's stock and $100,000 in cash. The Bank's Employee Stock Ownership Plan purchased 15,680 shares. Roebling Bank received gross proceeds from the sale of 195,960 shares to the general public, including the ESOP, of $1,959,600. Expenses associated with the offering totaled $171,438, resulting in net capital additions to the Bank of $1,688,162, net of the $100,000 used to capitalize the mutual holding company.

On January 25, 2000, the Bank's stockholders approved an Agreement and Plan of Reorganization (the "Plan" or "Reorganization"), providing for the establishment of a mid-tier stock holding company. The Plan provided for the establishment of Roebling Financial Corp, Inc. (the Mid-Tier Stock Holding Company) as a stock holding company parent of the Bank; the stock holding company is majority owned by Roebling Financial Corp., MHC, the Bank's mutual holding company. The former holders of the common stock of the Bank became stockholders of Roebling Financial Corp, Inc. and each outstanding share of common stock (par value $.10 per share) of the Bank was converted into shares of common stock of Roebling Financial Corp, Inc. on a one-for-one basis. The reorganization was completed on January 31, 2000.

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

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


15.  FAIR VALUES OF FINANCIAL INSTRUMENTS (Cont'd)
-----------------------------------------

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

The estimated fair values of the Company's financial instruments were as follows:

                                September 30, 2001       September 30, 2000
                              ---------------------    ---------------------
                              Carrying       Fair      Carrying       Fair
Financial Assets               Amount        Value      Amount        Value
----------------               ------        -----      ------        -----
                                             (In Thousands)

Cash and cash equivalents     $ 9,301      $ 9,301      $ 3,375      $ 3,375
Certificates of deposit           300          300          300          300
Securities                      9,041        9,093        8,439        8,266
Mortgage-backed securities      9,449        9,512        5,184        5,106
Loans receivable               43,096       43,706       40,546       40,102
Accrued interest receivable       385          385          394          394

Financial Liabilities
---------------------

Deposit liabilities            66,200       66,519       53,273       53,305

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

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


15.  FAIR VALUES OF FINANCIAL INSTRUMENTS (Cont'd)
-----------------------------------------

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