Form 10KSB, Exhibit 13
period 2002-09-30
ROEBLING FINANCIAL CORP INC
filed 2002-12-27
CIK 1104681

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

         We currently conduct our business through Roebling Bank with three full service offices located in Roebling and New Egypt, New Jersey and a loan center also located in Roebling, New Jersey. We offer a broad range of deposits and loan products to individuals, families and small businesses. At September 30, 2002, we had consolidated assets of $82.2 million, deposits of $74.4 million, and stockholder's equity of $6.7 million.

Stock Market Information

         Our common stock is traded on the OTC Bulletin Board under the trading symbol of "ROEB". The following table reflects high and low bid quotations. Prior to January 31, 2000, Roebling Bank's common stock also traded on the OTC Bulletin Board under the symbol of "ROEB." The quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions.


                                                                    Dividends
            Date                            High ($)    Low ($)     Declared($)
-----------------------------------         --------    -------     -----------
October 1, 2000 - December 31, 2000         14.50        12.75         --
January 1, 2001 - March 31, 2001            14.50        12.75         --
April 1, 2001 - June 30, 2001               15.50        13.00         --
July 1, 2001 - September 30, 2001           15.00        13.50         --
October 1, 2001 to December 31, 2001        16.50        14.00         --
January 1, 2002 to March 31, 2002           18.00        15.05         --
April 1, 2002 to June 30, 2002              20.00        16.50         --
July 1, 2002 to September 30, 2002          19.50        17.10         --

         The number of shareholders of record of common shares on the record date of December 6, 2002, was approximately 175. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At December 6, 2002, there were 425,500 common shares outstanding. We may not declare or pay a cash dividend on any of our shares if the effect of the declaration or payment of dividends would cause our regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the reorganization, or (2) the regulatory capital requirements imposed by the Office of Thrift Supervision.

Selected Financial Information

                                                    At or for the Years Ended September 30,
                                                            (Dollars in thousands,
                                                            except selected ratios)
                                                             2002         2001
                                                             ----         ----
Selected Balance Sheet Data:
Assets.............................................     $   82,217    $  73,132
Loans receivable (net).............................         45,731       43,096
Deposits...........................................         74,361       66,200
Shareholders' equity...............................          6,732        5,975

Selected Results of Operations:
Interest income....................................      $   4,494    $   4,304
Interest expense...................................          1,419        1,745
Net interest income................................          3,075        2,559
Non-interest income................................            440          402
Non-interest expense...............................          2,480        2,232
Net income.........................................            582          387

Selected Ratios:
Return on average assets...........................            .76%         .62%
Return on average equity...........................           9.16         6.66
Average equity to average assets...................           8.27         9.32
Equity to assets at period end.....................           8.19         8.17
Net interest rate spread...........................           3.81         3.72
Net yield on average interest-earning assets.......           4.23         4.38
Non-performing loans to total assets...............             --          .21
Non-performing loans to total loans (net)..........             --          .35
Earnings per share - basic ........................      $    1.40    $     .93
Earnings per share - diluted.......................      $    1.39    $     .93
Average number of shares outstanding...............        425,500      425,500


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

Overview

         For the fiscal year ended September 30, 2002, we earned $582,000 or $1.39 per diluted share as compared to $387,000, or $.93 per diluted share for the fiscal year ended September 30, 2001, which equates to an increase of approximately 50% in both net income and earnings per share. The balance sheet also reflects strong growth, with assets increasing $9.1 million or 12% over last year, to $82.2 million. This growth was funded by an increase in deposits, which grew by 12% to $74.4 million as of September 30, 2002, compared to $66.2 million at September 30, 2001. The growth reflected strong performance in our New Egypt and Roebling offices. Asset quality continues to remain excellent.


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

         We have established an asset/liability committee that consists of the Chairman of our Board of Directors and two outside Directors, our President and members of our management team. The committee meets on a semiannual basis to review loan and deposit pricing and production volumes, interest rate risk analyses, liquidity and borrowing needs, and a variety of other asset and liability management topics. General asset/liability matters are discussed at the Board's regular meetings.

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

         We have made a significant effort to maintain our level of lower-cost deposits as a method of enhancing profitability. At September 30, 2002, we had approximately $46.2 million, or 62%, of our deposits in low-cost savings, checking and money market accounts, compared to $41.7 million, or 63%, at September 30, 2001. These deposits have traditionally remained relatively stable and are expected to be only moderately affected in a period of rising interest rates.

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

         The following table represents our NPV ratios at September 30, 2002. This data was calculated by the OTS, based upon information we provided to them.


            Changes               NPV
             in Rate              Ratio(1)         Change(2)
             -------              --------         ---------
            +300 bp               11.70%           -130 bp
            +200 bp               12.54%            -46 bp
            +100 bp               12.94%             -5 bp
               0 bp               12.99%
            -100 bp               12.61%            -39 bp
            -200 bp                --(3)            --(3)
            -300 bp                --(3)            --(3)

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

Financial Condition

         Total assets increased $9.1 million, or 12%, to $82.2 million at September 30, 2002, from $73.1 million at September 30, 2001. This increase is comprised largely of a $7.7 million increase in mortgage-backed and other securities and a $2.6 million increase in net loans receivable. Cash and cash equivalents decreased by $2.1 million as the cash funds were reinvested in mortgage-backed and other securities and loans receivable. Within the loan portfolio, the increase came primarily from a $3.9 million increase in the one-to-four family residential loan portfolio as the result of a strong refinance market in a low interest rate environment, offset by a $1.3 million decrease in construction and land loan balances.

         Total liabilities increased $8.3 million to $75.5 million at September 30, 2002 from $67.2 million at September 30, 2001. Such increase in liabilities reflected deposit growth of $8.2 million, or 12%, over the prior year. Deposits at the New Egypt office grew a total of $4.0 million, or 18%, while deposits in the Roebling offices grew $4.2 million, or 10%. Some of the increase in deposits is a result of the Bank's success in gaining market share. In addition, a portion of the deposit growth is likely a reflection of the general trend nationwide of dollars moving out of the equity markets and into financial institutions.

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

         Net Income. Net income increased $195,000 to $582,000 for the year ended September 30, 2002, as compared to $387,000 for the year ended September 30, 2001. The increase in net income in fiscal 2002 was primarily the result of a $516,000 increase in net interest income and a $37,000 increase in non-interest income, offset by a $248,000 increase in non-interest expense and a $105,000 increase in income taxes.

         Net Interest Income. Net interest income increased $516,000, or 20%, to $3.1 million for the year ended September 30, 2002 from $2.6 million for the year ended September 30, 2001. The increase was primarily due to higher average balances of loans receivable and investment and mortgage-backed securities, offset by higher average balances of deposits. Our interest rate spread, which is the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities, increased 9 basis points to 3.81% for the year ended September 30, 2002 from 3.72% for the comparable 2001 year. See "Average Balance Sheet, Interest Rates and Yields" on the next page.

         Interest Income. Interest income increased $200,000 to $4.5 million for the year ended September 30, 2002 from $4.3 million for the comparable 2001 year. Of such increase, interest on loans receivable decreased $77,000 as a result of a decrease in the average yield to 7.10% for fiscal 2002 from 7.94% for fiscal 2001. Such decrease in the average yield more than offset the increase in the average balance of $3.9 million. Additionally, for the year ended September 30, 2002, interest income on investment securities increased by $167,000 to $598,000, from $431,000 for the comparable 2001 fiscal year. The increase in interest income on investment securities was the result of a $5.2 million increase in the average balance, offset by a decrease in the yield to 4.77% from 5.91% for fiscal 2001. Interest income on mortgage-backed securities increased $228,000 to $562,000 for the year ended September 30, 2002 from $334,000 for the comparable 2001 fiscal year, primarily due to a $6.1 million increase in the average balance, offset by a decrease in the average yield to 4.95% for fiscal 2002 from 6.36% for fiscal 2001. Interest income on other interest-earning assets decreased $128,000 to $99,000 for the year ended September 30, 2002 from $227,000 for the comparable 2001 fiscal year. The decrease was due to a decrease in the average yield, to 3.02% for fiscal 2002 from 5.39% for fiscal 2001, as well as a decrease in the average balances to $3.3 million for the year ended September 30, 2002 from $4.2 million for the comparable 2001 fiscal year. The average balance of other interest-earning assets decreased as funds were reinvested into loans receivable and securities. The yield on the average balance of all interest-earning assets decreased 118 basis points to 6.18% for fiscal 2002 from 7.36% for fiscal 2001.

         Interest Expense. Interest expense decreased by $326,000, or 19%, to $1.4 million for the year ended September 30, 2002, from $1.7 million for the year ended September 30, 2001, primarily due to a decrease in the average cost of deposit accounts, offset by an increase in the average balance of deposit accounts. The decrease in the average cost of funds in fiscal 2002 was a result of the general decline in interest rate levels as the Federal Reserve has been reducing interest rates in order to stimulate the economy. Accordingly, the total average cost of interest-bearing liabilities decreased 127 basis points to 2.37% for the year ended September 30, 2002 from 3.64% for the year ended September 30, 2001.

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

                                             For the Year Ended September 30,     For the Year Ended September 30,
                                                         2002                                   2001
                                             ---------------------------------    ---------------------------------
                                             Average                  Average     Average                 Average
                                             Balance   Interest     Yield/Cost    Balance    Interest    Yield/Cost
                                             -------   --------     ----------    -------    --------    ----------
                                                      (Actual)                             (Actual)
                                                  (Dollars in thousands)               (Dollars in thousands)
Interest-earning assets:
 Loans receivable (1)                        $45,579     $3,235         7.10%     $41,706     $3,312         7.94%
 Mortgage-backed securities                   11,352        562         4.95        5,250        334         6.36
 Investment securities                        12,536        598         4.77        7,296        431         5.91
 Other interest-earning assets (2)             3,283         99         3.02        4,213        227         5.39
                                             -------     ------       ------      -------     ------       ------
  Total interest-earning assets               72,750     $4,494         6.18       58,465     $4,304         7.36
                                                         ------                               ------

Non-interest-earning assets                    4,083                                3,853
                                             -------                              -------
  Total assets                               $76,833                              $62,318
                                             =======                              =======

Interest-bearing liabilities:
 Interest-bearing checking                  $ 10,032        $93          .93%     $ 7,934       $105         1.32%
 Savings accounts                             17,846        259         1.45       13,586        343         2.52
 Money market accounts                         5,904        110         1.86        5,381        174         3.23
 Certificates of deposit                      25,887        952         3.68       20,879      1,115         5.34
 Borrowings                                      271          5         1.85          132          8         6.06
                                             -------     ------       ------      -------     ------       ------
  Total interest-bearing liabilities          59,940     $1,419         2.37       47,912     $1,745         3.64
                                                         ------                               ------
Non-interest-bearing liabilities (3)          10,543                                8,599
                                             -------                              -------
  Total liabilities                           70,483                               56,511
Stockholders' equity                           6,350                                5,807
                                             -------                              -------
 Total liabilities and stockholders' equity  $76,833                              $62,318
                                             =======                              =======
Net interest income                                      $3,075                               $2,559
                                                         ======                               ======
Interest rate spread (4)                                                3.81%                                3.72%
Net yield on interest-earning assets (5)                                4.23%                                4.38%
Ratio of average interest-earning assets
  to average interest-bearing liabilities                             121.37%                              122.03%


---------------
(1)  Average balances include non-accrual loans.
(2) Includes interest-bearing deposits in other financial institutions and FHLB stock.
(3) Includes non-interest-bearing deposits of $9,783 and $7,848 for the years ended September 30, 2002 and 2001, respectively.
(4) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

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


                                      Year Ended September 30,            Year Ended September 30,
                                 ---------------------------------    --------------------------------
                                            2002  vs. 2001                   2001  vs. 2000
                                 ---------------------------------    --------------------------------
                                         Increase (Decrease)               Increase (Decrease)
                                               Due to                             Due to
                                 ---------------------------------    --------------------------------
                                                    Rate/                              Rate/
                                 Volume     Rate    Volume     Net    Volume    Rate   Volume      Net
                                 ------     ----    ------     ---    ------    ----   ------      ---
                                                            (In thousands)
Interest-earning assets:
 Loans receivable                 $ 308    $(352)   $ (33)   $ (77)   $ 172    $  14    $   1    $ 187
 Mortgage-backed securities         388      (74)     (86)     228      (25)       9       (1)     (17)
 Investment securities              309      (83)     (59)     167      (96)     (15)       3     (108)
 Other interest-earning assets      (50)    (100)      22     (128)     204       (8)     (27)     169
                                  -----    -----    -----    -----    -----    -----    -----    -----
  Total interest-earning assets   $ 955    $(609)   $(156)   $ 190    $ 255    $   0    $ (24)   $ 231
                                  =====    =====    =====    =====    =====    =====    =====    =====

Interest-bearing liabilities:
 Interest-bearing checking           27      (31)      (8)     (12)      (3)       1     --         (2)
 Savings accounts                   108     (146)     (46)     (84)      14        1     --         15
 Money market accounts               17      (74)      (7)     (64)    --         (3)    --         (3)
 Certificates of deposit            267     (347)     (83)    (163)     145       69       11      225
 Borrowings                           9       (6)      (6)      (3)     (48)      (2)       2      (48)
                                  -----    -----    -----    -----    -----    -----    -----    -----
   Total interest-bearing
    liabilities                   $ 428    $(604)   $(150)   $(326)   $ 108    $  66    $  13    $ 187
                                  =====    =====    =====    =====    =====    =====    =====    =====

Net interest income               $ 527    $  (5)   $  (6)   $ 516    $ 147    $ (66)   $ (37)   $  44
                                  =====    =====    =====    =====    =====    =====    =====    =====


         Provision for Losses on Loans. The provision for loan losses is charged to operations to bring the total allowance for loan losses to a level that represents management's best estimates of the losses inherent in the portfolio, based on a monthly review by management of the following factors:

o    historical experience;
o    volume;
o    type of lending conducted by the Bank;
o    industry standards;
o    the level and status of past due and non-performing loans;
o    the general economic conditions in the Bank's lending area; and
o    other factors affecting the collectibility of the loans in its portfolio.

         The provision for loan losses was $96,000 for the year ended September 30, 2002, compared to $91,000 for the same period in 2001.

         The allowance for loan losses is maintained at a level that represents management's best estimates of losses in the loan portfolio at the balance sheet date. However, there can be no assurance that the allowance for losses will be adequate to cover losses which may be realized in the future, and that additional provisions for losses will not be required.

         Non-interest Income. Non-interest income increased $38,000, or 9%, to $440,000 for the year ended September 30, 2002, as compared to $402,000 for the year ended September 30, 2001. Such increase was primarily due to increases in fees related to ATM and debit card transactions, which were a result of increased activity.

          Non-interest Expense. Non-interest expense increased by $248,000, or 11%, to $2.5 million for the year ended September 30, 2002 from $2.2 million for the year ended September 30, 2001. Of such increase, compensation and employee benefits expense increased by $131,000 or 11% to $1.3 million for fiscal 2002. The increase in compensation and benefits expense during fiscal 2002 was primarily the result of merit raises to our employees, staff additions to accommodate the continued growth of the bank and increased benefit costs. Occupancy and equipment expense increased by $14,000, or 7%, to $230,000 for fiscal 2002, primarily due to an increase in depreciation expense resulting from a change in estimate of the useful life of a piece of equipment from 10 to 5 years. Service bureau and data processing expenses increased $58,000, or 20%, to $357,000 for fiscal 2002 as a result of an increase in overall data processing and check clearing costs related to the growth in our deposit accounts. Other expenses increased $43,000, or 9%, to $540,000 for fiscal 2002. Such increase was primarily related to increased expenses associated with ATM and debit card transactions.

         Provision for Income Taxes. The provision for income taxes increased $105,000 to $356,000 for the year ended September 30, 2002, from $251,000 for the year ended September 30, 2001. The increase was the result of the increase in income before taxes. The effective tax rates for fiscal 2002 and 2001 were 38% and 39%, respectively.

Liquidity and Capital Resources

          Management believes it has ample cash flows and liquidity to meet its loan commitments of $3.4 million and unused lines of credit of $5.3 million at September 30, 2002. We have the ability to borrow from the FHLB of New York, or others, should the need arise. As of September 30, 2002, we had no borrowed funds.

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

          Net cash provided by operations was $942,000 and $434,000 for the years ended September 30, 2002 and 2001, respectively. Cash flows from operations increased primarily due to an increase in other liabilities.

          Net cash used in investing activities for the year ended September 30, 2002 totaled $11.2 million, an increase of $3.8 million from $7.4 million for the year ended September 30, 2001. The use of funds relating to the activity in the securities portfolio increased by $2.8 million while the use of funds for loan originations, net of repayments, increased by $1 million. For the year ended September 30, 2002 we used $20.1 million for the purchase of investment and mortgage-backed securities, offset by $12.6 million of proceeds from calls, maturities and repayments. Funds in the amount of $3.8 million were used for loan originations, net of repayments.

          Net cash provided by financing activities for the year ended September 30, 2002 totaled $8.1 million compared to $12.9 million for the year ended September 30, 2001. Net cash provided during the year ended September 30, 2002 resulted from an increase in net deposits of $8.2 million.

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





To the Board of Directors
Roebling Financial Corp, Inc. and Subsidiary



                          INDEPENDENT AUDITOR'S REPORT
                          ----------------------------


We have audited the accompanying consolidated statements of financial condition of Roebling Financial Corp, Inc. and Subsidiary, as of September 30, 2002 and 2001, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Roebling Financial Corp, Inc. and Subsidiary, at September 30, 2002 and 2001, and the results of their operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.




                                                       /s/Fontanella and Babitts

November 22, 2002

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                 ----------------------------------------------

                                                                     September 30,
                                                             ----------------------------
                                                                  2002            2001
                                                             ------------    ------------
Assets

Cash and due from banks                                      $  2,060,947    $  2,816,274
Interest-bearing deposits                                       5,162,032       6,484,833
                                                             ------------    ------------

Total cash and cash equivalents                                 7,222,979       9,301,107

Certificates of deposit                                           900,000         300,000
Securities available for sale                                  11,095,077       6,587,167
Securities held to maturity; approximate fair
  value of $1,117,000 (2002) and $2,506,000 (2001)              1,098,179       2,453,515
Mortgage-backed securities available for sale                  12,047,955       5,629,467
Mortgage-backed securities held to maturity,  approximate
 fair value of $2,033,000 (2002) and $3,883,000 (2001)          1,982,246       3,819,310
Loans receivable, net                                          45,730,956      43,095,784
Real estate owned                                                      --          25,900
Accrued interest receivable                                       447,553         384,884
Federal Home Loan Bank of New York stock, at cost                 472,100         385,800
Premises and equipment                                          1,135,222       1,030,636
Other assets                                                       84,830         118,161
                                                             ------------    ------------

                                                             $ 82,217,097    $ 73,131,731
                                                             ============    ============
Liabilities and stockholders' equity
------------------------------------

Liabilities
-----------

Deposits                                                     $ 74,361,128    $ 66,200,496
Advances from borrowers for taxes and insurance                   409,103         425,759
Accrued interest payable                                           29,964          61,999
Other liabilities                                                 684,504         468,757
                                                             ------------    ------------

             Total liabilities                                 75,484,699      67,157,011
                                                             ------------    ------------

Commitments and contingencies                                          --              --

Stockholders' equity
--------------------

Serial preferred stock, no par value, authorized 1,000,000
 shares, no shares issued                                              --              --
Common stock; par value $.10; authorized 4,000,000
 shares; shares issued and outstanding 425,500;                    42,550          42,550
Additional paid-in-capital                                      1,674,209       1,662,988
Unallocated employee stock ownership plan shares                  (78,400)        (94,080)
Retained earnings - substantially restricted                    4,849,934       4,268,383
Accumulated other comprehensive income - unrealized
 gain on securities available for sale, net of tax                244,105          94,879
                                                             ------------    ------------

             Total stockholders' equity                         6,732,398       5,974,720
                                                             ------------    ------------

                                                             $ 82,217,097    $ 73,131,731
                                                             ============    ============

See accompanying notes to consolidated financial statements.

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME
                        ---------------------------------

                                                                        Year Ended
                                                                       September 30,
                                                                   -----------------------
                                                                      2002         2001
                                                                   ----------   ----------
Interest income:
   Loans receivable                                                $3,234,583   $3,312,272
   Securities                                                         597,779      431,204
   Mortgage-backed securities                                         561,684      334,310
   Other interest-earning assets                                       99,387      226,531
                                                                   ----------   ----------

             Total interest income                                  4,493,433    4,304,317
                                                                   ----------   ----------
Interest expense:
   Deposits                                                         1,413,720    1,737,175
   Borrowed funds                                                       5,151        8,280
                                                                   ----------   ----------

             Total interest expense                                 1,418,871    1,745,455
                                                                   ----------   ----------

Net interest income                                                 3,074,562    2,558,862
Provision for loan losses                                              96,000       91,000
                                                                   ----------   ----------

             Net interest income after provision for loan losses    2,978,562    2,467,862
                                                                   ----------   ----------
Non-interest income:
   Loan fees                                                           55,186       57,782
   Account servicing and other                                        376,178      339,627
   Gain on sale of loans                                                5,910        1,032
   Gain on sale of real estate owned                                    2,288        3,951
                                                                   ----------   ----------

             Total non-interest income                                439,562      402,392
                                                                   ----------   ----------
Non-interest expense:
   Compensation and benefits                                        1,342,750    1,211,465
   Occupancy and equipment                                            229,921      215,522
   Service bureau and data processing                                 356,503      298,162
   Federal Insurance premiums                                          11,387       10,172
   Other                                                              539,841      496,679
                                                                   ----------   ----------

             Total non-interest expense                             2,480,402    2,232,000
                                                                   ----------   ----------

Income before income taxes                                            937,722      638,254
Income taxes                                                          356,171      251,395
                                                                   ----------   ----------

             Net income                                            $  581,551   $  386,859
                                                                   ==========   ==========

Basic earnings per share                                           $     1.40   $     0.93
                                                                   ==========   ==========
Diluted earnings per share                                         $     1.39   $     0.93
                                                                   ==========   ==========

Weighted average shares outstanding - basic                           416,680      415,088
                                                                   ==========   ==========
Weighted average shares outstanding - diluted                         419,488      417,095
                                                                   ==========   ==========

See accompanying notes to consolidated financial statements.

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF comprehensive INCOME
                 -----------------------------------------------

                                                                      Year Ended
                                                                     September 30,
                                                                 --------------------
                                                                   2002       2001
                                                                 --------   ---------

Net income                                                       $581,551   $ 386,859

Other comprehensive income, net of income taxes:
   Unrealized holding gains on securities available for sale,
     net of income taxes of $109,006 and $44,073, respectively    149,226      78,418
                                                                 --------   ---------

Comprehensive income                                             $730,777   $ 465,277
                                                                 ========   =========


See accompanying notes to consolidated financial statements.

                   ROEBLING FINANCIAL CORP, INC AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 -----------------------------------------------

                                                                                    Accumulated
                                            Additional  Unallocated                   Other
                                  Common     Paid-in       ESOP         Retained   Comprehensive
                                  Stock      Capital       Shares       Earnings      Income       Total
                               ----------   ----------   ----------    ----------   ----------   ----------

Balance - September 30, 2000   $   42,550   $1,656,589   $ (109,760)   $3,881,524   $   16,461   $5,487,364

Net income                             --           --           --       386,859           --      386,859

Amortization of ESOP shares            --        6,399       15,680            --           --       22,079

Change in unrealized gain
 on securities available
 for sale, net of tax                  --           --           --            --       78,418       78,418
                               ----------   ----------   ----------    ----------   ----------   ----------

Balance - September 30, 2001       42,550    1,662,988      (94,080)    4,268,383       94,879    5,974,720

Net income                             --           --           --       581,551           --      581,551

Amortization of ESOP shares            --       11,221       15,680            --           --       26,901

Change in unrealized gain
 on securities available
 for sale, net of tax                  --           --           --            --      149,226      149,226
                               ----------   ----------   ----------    ----------   ----------   ----------

Balance - September 30, 2002   $   42,550   $1,674,209   $  (78,400)   $4,849,934   $  244,105   $6,732,398
                               ==========   ==========   ==========    ==========   ==========   ==========

See accompanying notes to consolidated financial statements.

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------

                                                                               Year Ended
                                                                              September 30,
                                                                       ----------------------------
                                                                            2002            2001
                                                                       ------------    ------------
Cash flows from operating activities:
   Net income                                                          $    581,551    $    386,859
   Adjustments to reconcile net income
    to net cash provided by operating activities:
       Depreciation                                                          92,770          74,607
       Amortization of premiums and discounts, net                           62,644          13,945
       Amortization of deferred loan fees and costs, net                     44,540          21,969
       Provision for loan losses                                             96,000          91,000
       Provision for losses on real estate owned                                 --           5,000
       Gain on sale of loans                                                 (5,910)         (1,032)
       Gain on sale of real estate owned                                     (2,288)         (3,951)
       Increase in other assets                                             (26,252)        (28,674)
       (Increase) decrease in accrued interest receivable                   (62,669)          8,438
       (Decrease) increase in accrued interest payable                      (32,035)         21,985
       Increase (decrease) in other liabilities                             166,324        (178,545)
       Allocation of ESOP shares                                             26,901          22,079
                                                                       ------------    ------------

                Net cash provided by operating activities                   941,576         433,680
                                                                       ------------    ------------

Cash flows from investing activities:
   Purchase of certificates of deposit                                     (600,000)             --
   Purchase of securities available for sale                            (12,135,000)     (7,699,961)
   Proceeds from call of securities available for sale                    7,650,000       1,250,000
   Proceeds from maturities and calls of securities held to maturity      1,355,000       5,950,000
   Purchase of mortgage-backed securities available for sale             (7,982,114)     (5,639,092)
   Proceeds from principal repayments of mortgage-backed
    securities available for sale                                         1,737,434          24,105
   Proceeds from principal repayments of mortgage-backed
    securities held to maturity                                           1,836,270       1,355,966
   Loan originations, net of principal repayments                        (3,762,864)     (2,810,866)
   Proceeds from sale of loans                                              993,062         140,759
   Proceeds from sale of real estate owned                                   28,188          33,135
   (Purchase) redemption of Federal Home Loan Bank Stock                    (86,300)          2,000
   Purchase of premises and equipment                                      (197,356)        (15,729)
                                                                       ------------    ------------

             Net cash used in investing activities                      (11,163,680)     (7,409,683)
                                                                       ------------    ------------

See accompanying notes to consolidated financial statements.

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF CASH FLOWS (CONT'D)
                 ----------------------------------------------

                                                                          Year Ended
                                                                         September 30,
                                                                   --------------------------
                                                                      2002            2001
                                                                   -----------    -----------
Cash flows from financing activities:
   Net increase in deposits                                         8,160,632      12,927,839
   Decrease in advance payments by borrowers
     for taxes and insurance                                          (16,656)        (25,547)
                                                                 ------------     -----------

             Net cash provided by financing activities              8,143,976      12,902,292
                                                                 ------------     -----------

Net (decrease) increase in cash and cash equivalents               (2,078,128)      5,926,289

Cash and cash equivalents - beginning                               9,301,107       3,374,818
                                                                 ------------     -----------

Cash and cash equivalents - ending                               $  7,222,979     $ 9,301,107
                                                                 ============     ===========

Supplemental Disclosures of Cash Flow Information
-------------------------------------------------

Cash paid for:
   Interest on deposits and advances                             $  1,450,906     $ 1,723,469
                                                                 ============    ============

   Income taxes                                                  $    253,063     $   554,837
                                                                 ============    ============

Supplemental Schedule of Noncash Investing Activities
-----------------------------------------------------

Transfers from loans receivable to real estate owned             $         --    $      8,347
                                                                 ============    ============

Transfer from accrued interest receivable to real estate owned   $         --    $        355
                                                                 ============    ============

Transfer from negative escrow to real estate owned               $         --    $      7,683
                                                                 ============    ============

Change in unrealized gain on securities
 available for sale, net of tax                                  $    149,226    $     78,418
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

In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses and foreclosed real estate. Such agencies may require the Company to recognize additions to the allowance for loan losses or additional writedowns on foreclosed real estate based on their judgments about information available to them at the time of their examination.

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

Interest-Rate Risk
------------------

The Company is principally engaged in the business of attracting deposits from the general public and using these deposits to make loans secured by real estate and, to a lesser extent, consumer and commercial loans and to purchase mortgage-backed and investment securities. The potential for interest-rate risk exists as a result of the shorter duration of the Company's interest-sensitive liabilities compared to the generally longer duration of interest-sensitive assets.

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd)
----------------------------------------------

Interest-Rate Risk (Cont'd)
------------------

In a rising interest rate environment, liabilities will generally reprice faster than assets, and there may be a reduction in the market value of long-term assets and net interest income. For this reason, management regularly monitors the maturity structure of the Company's assets and liabilities in order to control its level of interest-rate risk and to plan for future volatility.

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

Uncollected interest on loans that are contractually past due is charged off, or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments is reestablished, in which case the loan is returned to accrual status. At a minimum, an allowance is established for all interest payments that are more than 90 days delinquent.

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

Accounting for Stock-Based Compensation
---------------------------------------

Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," issued by the Financial Accounting Standards Board ("FASB"), establishes financial accounting and reporting standards for stock-based employee compensation plans. While all entities are encouraged to adopt the "fair value based method" of accounting for employee stock compensation plans, SFAS 123 also allows an entity to continue to measure compensation cost under such plans using the "intrinsic value based method" specified in Accounting Principles Board Opinion ("APB") No. 25. The Company has elected to apply the intrinsic value based method. Included in Note 13 to the consolidated financial statements are the pro forma disclosures required by SFAS 123.

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

Reclassification
----------------

Certain amounts for the year ended September 30, 2001, have been reclassified to conform with the current year's presentation.

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


2.  INVESTMENT SECURITIES
-------------------------

Securities Available for Sale


                                                          September 30, 2002
                                            ----------------------------------------------------
                                                             Gross Unrealized
                                            Amortized    -------------------------   Estimated
                                               Cost          Gains       Losses      Fair Value
                                           -----------   ------------  -----------   -----------
U.S. Government and Agency Securities:
   Due after one year through five years   $10,935,084   $   136,177   $        --   $11,071,261

Marketable Equity Securities                     2,888        20,928            --        23,816
                                           -----------   -----------   -----------   -----------

                                           $10,937,972   $   157,105   $        --   $11,095,077
                                           ===========   ===========   ===========   ===========


                                                          September 30, 2001
                                            -------------------------------------------------
                                                             Gross Unrealized
                                            Amortized    -----------------------   Estimated
                                               Cost          Gains       Losses    Fair Value
                                           -----------   ------------  ---------   ----------
U.S. Government and Agency Securities:
   Due after one year through five years    $5,950,044   $   92,881   $       --   $6,042,925
   Due after five years through ten years      500,000       12,218           --      512,218

Marketable Equity Securities                     2,888       29,136           --       32,024
                                            ----------   ----------   ----------   ----------

                                            $6,452,932   $  134,235   $       --   $6,587,167
                                            ==========   ==========   ==========   ==========

Securities Held to Maturity


                                                          September 30, 2002
                                            -------------------------------------------------
                                                             Gross Unrealized
                                            Amortized    -----------------------  Estimated
                                               Cost          Gains       Losses   Fair Value
                                           -----------   ------------  ---------  -----------
U.S. Government and Agency Securities:
   Due in one year or less                 $  250,000   $    1,095   $       --   $  251,095
   Due after five through ten years           296,145        7,319           --      303,464

Corporate Debt Instruments:
   Due in one year or less                    100,000        1,339           --      101,339
   Due after one year through five years      452,034        9,483           --      461,517
                                           ----------   ----------   ----------   ----------

                                           $1,098,179   $   19,236   $       --   $1,117,415
                                           ==========   ==========   ==========   ==========

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


2.  INVESTMENT SECURITIES (Cont'd)
-------------------------

Securities Held to Maturity (Cont'd)

                                                          September 30, 2001
                                            ----------------------------------------------------
                                                             Gross Unrealized
                                            Amortized    -------------------------   Estimated
                                               Cost          Gains       Losses      Fair Value
                                           -----------   ------------  -----------   -----------

U.S. Government and Agency Securities:
   Due in one year or less                  $  300,000   $   10,545   $       --     $  310,545
   Due after one year through five years       250,000        9,610           --        259,610
   Due after five years through ten years      299,094        5,685           --        304,779
   Due after ten years                         292,680        4,991           --        297,671

Corporate Debt Instruments:
   Due in one year or less                     758,207       10,661           --        768,868
   Due after one year through five years       553,534       11,305           --        564,839
                                            ----------   ----------   ----------     ----------

                                            $2,453,515   $   52,797   $       --     $2,506,312
                                            ==========   ==========   ==========     ==========

Securities with a carrying value of $250,000 as of September 30, 2002 and 2001, are pledged as security for deposits of governmental entities under the provisions of the Governmental Unit Deposit Protection Act (GUDPA). In addition, securities with a carrying value of $296,000 are pledged as collateral for Federal Home Loan Bank advances as of September 30, 2002.

There were no sales of securities during the years ended September 30, 2002 and 2001.

  3. MORTGAGE-BACKED SECURITIES

Available for Sale

                                          September 30, 2002
                            ----------------------------------------------------
                                             Gross Unrealized
                            Amortized    -------------------------   Estimated
                               Cost          Gains       Losses      Fair Value
                           -----------   ------------  -----------   -----------

GNMA                       $ 3,628,300   $    32,252   $      --     $ 3,660,552
FHLMC                        4,464,758        94,683          --       4,559,441
FNMA                         3,705,566       122,396          --       3,827,962
                           -----------   -----------   -----------   -----------

                           $11,798,624   $   249,331   $      --     $12,047,955
                           ===========   ===========   ===========   ===========

                                          September 30, 2001
                            ----------------------------------------------------
                                             Gross Unrealized
                            Amortized    -------------------------   Estimated
                               Cost          Gains       Losses      Fair Value
                           -----------   ------------  -----------   -----------

FHLMC                     $2,364,259     $   12,921    $   11,406     $2,365,774
FNMA                       3,251,240         22,489        10,036      3,263,693
                          ----------     ----------    ----------     ----------

                          $5,615,499     $   35,410    $   21,442     $5,629,467
                          ==========     ==========    ==========     ==========

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


3. MORTGAGE-BACKED SECURITIES (Cont'd)
-----------------------------

Held to Maturity


                                          September 30, 2002
                            ----------------------------------------------------
                                             Gross Unrealized
                            Amortized    -------------------------   Estimated
                               Cost          Gains       Losses      Fair Value
                           -----------   ------------  -----------   -----------

CMO                        $   674,014   $    12,444   $        25   $   686,433
GNMA                           501,968        17,201            --       519,169
FHLMC                          346,842        13,811            --       360,653
FNMA                           459,422         8,066           870       466,618
                           ------------  ------------  ------------  -----------

                           $ 1,982,246   $    51,522   $       895   $ 2,032,873
                           ============  ============  ============  ===========


                                          September 30, 2001
                            ----------------------------------------------------
                                             Gross Unrealized
                            Amortized    -------------------------   Estimated
                               Cost          Gains       Losses      Fair Value
                           -----------   ------------  -----------   -----------


CMO                         $1,719,967   $   18,442   $    6,727      $1,731,682
GNMA                           787,863       24,515           --         812,378
FHLMC                          578,007       15,792           --         593,799
FNMA                           733,473       13,801        2,041         745,233
                            ----------   ----------   ----------      ----------

                            $3,819,310   $   72,550   $    8,768      $3,883,092
                            ==========   ==========   ==========      ==========

Mortgage-backed securities with a carrying value of $569,000 are pledged as collateral for Federal Home Loan Bank advances as of September 30, 2002.

There were no sales of mortgage-backed securities during the years ended September 30, 2002 and 2001.

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


4. LOANS RECEIVABLE, NET
------------------------

                                                         September 30,
                                                ----------------------------
                                                     2002            2001
                                                ------------    ------------

Mortgage loans:
   One-to-four family residential               $ 23,767,929    $ 19,852,052
   Multi-family residential                           91,965            --
   Commercial real estate                          3,664,760       3,469,726
   Construction and land                             697,949       1,948,368
                                                ------------    ------------

                                                  28,222,603      25,270,146
                                                ------------    ------------

Consumer and other loans:
   Home equity                                    15,533,343      15,604,294
   Automobile                                        161,124         266,934
   Secured by deposits                                78,803         134,028
   Student                                            66,584          54,332
   Unsecured                                         186,694         197,236
   Mobile home                                       101,265         122,020
   Commercial                                      1,731,215       1,879,377
                                                ------------    ------------

                                                  17,859,028      18,258,221
                                                ------------    ------------

             Total loans                          46,081,631      43,528,367
                                                ------------    ------------

Less:
   Loans in process                                      497         172,207
   Net deferred loan origination (costs) fees        (58,744)        (55,035)
   Allowance for loan losses                         408,922         315,411
                                                ------------    ------------

                                                     350,675         432,583
                                                ------------    ------------

                                                $ 45,730,956    $ 43,095,784
                                                ============    ============

See Note 9 regarding loans pledged to secure borrowings.

At September 30, 2002 and 2001, there were no non-accrual loans for which interest had been discontinued. Interest income actually recognized on non-accrual loans totaled approximately $-0- and $13,100 for the years ended September 30, 2002 and 2001, respectively.

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


4. LOANS RECEIVABLE, NET (Cont'd)
------------------------

Activity in the allowance for loan losses is summarized as follows:

                                                             Year Ending
                                                            September 30,
                                                        ----------------------
                                                           2002         2001
                                                        ---------    ---------

Balance - beginning                                     $ 315,411    $ 228,681
Provision charged to income                                96,000       91,000
Charge offs                                                (5,720)      (4,270)
Recoveries                                                  3,231           --
                                                        ---------    ---------

Balance - ending                                        $ 408,922    $ 315,411
                                                        =========    =========


The activity with respect to loans to directors, officers and associates of such persons is as follows:

                                                            Year Ending
                                                            September 30,
                                                        ----------------------
                                                           2002         2001
                                                        ---------    ---------

Balance - beginning                                     $ 366,727    $ 190,840
Loan disbursements                                        149,202      205,994
Collection of principal                                   (50,111)     (30,107)
Other changes                                            (285,960)          --
                                                        ---------    ---------

Balance - ending                                        $ 179,858    $ 366,727
                                                        =========    =========


All loans are collateralized by deposits and/or real estate.

5. ACCRUED INTEREST RECEIVABLE
------------------------------

                                                              September 30,
                                                           -------------------
                                                             2002       2001
                                                           --------   --------

Loans receivable                                           $231,233   $228,775
Mortgage-backed securities                                   61,605     47,473
Investment securities                                       154,715    108,636
                                                           --------   --------

                                                           $447,553   $384,884
                                                           ========   ========

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


6.  PREMISES AND EQUIPMENT
--------------------------

                                                           September 30,
                                                        -----------------------
                                                           2002         2001
                                                        ----------   ----------

Land                                                    $  379,435   $  379,435
Buildings and improvements                               1,003,482      877,722
Furniture, fixtures and equipment                          385,354      313,758
                                                        ----------   ----------

                                                         1,768,271    1,570,915

Less accumulated depreciation                              633,049      540,279
                                                        ----------   ----------

                                                        $1,135,222   $1,030,636
                                                        ==========   ==========

Useful lives used in the calculation of depreciation are as follows:

         Buildings                                             25 to 50 years
         Paving and other building related additions            5 to 10 years
         Furniture and equipment                                5 to 10 years

7.   LOAN SERVICING
-------------------

Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of these loans are summarized as follows:

                                                             September 30,
                                                      -------------------------
                                                          2002          2001
                                                      -----------   -----------

Mortgage loan portfolios serviced for:
   FNMA                                               $11,250,198   $13,298,971
   Other                                                  183,473       143,368
                                                      -----------   -----------

                                                      $11,433,671   $13,442,339
                                                      ===========   ===========


Custodial escrow balances maintained in connection with the loan servicing totaled approximately $154,000 and $191,000, at September 30, 2002 and 2001, respectively.

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


8.  DEPOSITS
------------

                                                              September 30,
                                      ------------------------------------------------------------
                                                  2002                                2001
                                      -----------------------------  -----------------------------
                                          Weighted                       Weighted
                                           Average                        Average
                                            Yield     Amount               Yield     Amount
                                      ------------- ---------------  -------------- --------------

Non-interest-bearing deposits               0.00%     $ 10,509,295         0.00%      $ 9,002,086
Interest-bearing checking accounts          0.79%        9,961,371         1.03%        8,912,194
Money market accounts                       1.86%        6,596,884         2.24%        6,773,486
Savings accounts                            1.37%       19,170,108         2.08%       16,976,804
Certificates of deposits                    3.23%       28,123,470         4.74%       24,535,926
                                                      ------------                   ------------

Total deposits                              1.84%     $ 74,361,128         2.66%     $ 66,200,496
                                                      ============                   ============

The aggregate amount of deposits with a balance of $100,000 or more totaled approximately $13,920,000 and $12,286,000 at September 30, 2002 and 2001,
respectively.

Scheduled maturities of certificates of deposit are as follows:

                                                            September 30,
                                                          -----------------
                                                           2002      2001
                                                          -------   -------
                                                           (In Thousands)

1 year or less                                            $18,431   $19,746
Over 1 year to 3 years                                      5,750     4,343
Over 3 years                                                3,942       447
                                                          -------   -------

                                                          $28,123   $24,536
                                                          =======   =======

Interest expense on deposits is summarized as follows:

                                                              Year Ending
                                                             September 30,
                                                      -------------------------
                                                       2002            2001
                                                      -----------   -----------
                                                           (In Thousands)

 Interest-bearing checking accounts                      $ 92,664     $ 104,981
 Money market accounts                                    109,843       173,977
 Savings acounts                                          259,147       342,771
 Certificates of deposit                                  952,066     1,115,446
                                                      -----------   -----------

       Total                                          $ 1,413,720   $ 1,737,175
                                                      ===========   ===========

9.  BORROWED FUNDS
------------------

The Company has available overnight lines of credit and a one-month overnight repricing line of credit with the Federal Home Loan Bank of New York ("FHLB"), totaling $6.6 million and $7.0 million, at September 30, 2002 and 2001, respectively, subject to the terms and conditions of the lender's overnight advance program. As of September 30, 2002 and 2001, the Company had no borrowings under these programs.

At September 30, 2002 and 2001, the FHLB lines of credit were secured by pledges of the Company's investment in the capital stock of the FHLB totaling $472,100 and $385,800, mortgage-backed and other securities with a carrying value of $865,000 and $-0-, and loans receivable with a carrying value of $2.1 million and $2.7 million respectively.

10.  INCOME TAXES
-----------------

The Bank qualifies as a savings institution under the provisions of the Internal Revenue Code and was therefore, prior to September 30, 1996, permitted to deduct from taxable income an allowance for bad debts based upon eight percent of taxable income before such deduction, less certain adjustments. Retained earnings at September 30, 2002 include approximately $306,000 of such bad debt, which, in accordance with FASB Statement No. 109, "Accounting for Income Taxes," is considered a permanent difference between the book and income tax basis of loans receivable, and for which income taxes have not been provided. If such amount is used for purposes other than for bad debt losses, including distributions in liquidation, it will be subject to income tax at the then current rate.

The components of income taxes are summarized as follows:


                                                          Year Ended
                                                          September 30,
                                                      ----------------------
                                                         2002         2001
                                                      ---------    ---------

Current tax expense:
   Federal                                            $ 384,846    $ 269,495
   State                                                 35,553       24,473
                                                      ---------    ---------

                                                        420,399      293,968
                                                      ---------    ---------

Deferred tax expense (benefit)                    :
   Federal                                              (46,818)     (38,856)
   State                                                (17,410)      (3,717)
                                                      ---------    ---------

                                                        (64,228)     (42,573)
                                                      ---------    ---------

                                                      $ 356,171    $ 251,395
                                                      =========    =========

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


10.  INCOME TAXES
-----------------

The provision for federal income taxes differs from that computed at the federal statutory rate of 34% as follows:

                                                               Year Ended
                                                              September 30,
                                                         ---------------------
                                                            2002        2001
                                                          --------    --------

Tax at statutory rates                                    $318,826    $217,006

Increase in tax resulting from:
   State taxes, net of federal tax effect                   11,974      13,414
   Other items                                              25,371      20,975
                                                          --------    --------

                                                          $356,171    $251,395
                                                          ========    ========

Effective rate                                                  38%         39%
                                                          ========    ========


The following temporary differences gave rise to deferred tax assets and liabilities:

                                                                 September 30,
                                                              -------------------
                                                                2002       2001
                                                              --------   --------
Deferred tax assets:
   Allowance for loan losses                                  $163,323   $110,063
   Depreciation                                                 25,569     13,454
                                                              --------   --------

             Total deferred tax assets                         188,892    123,517
                                                              --------   --------

Deferred tax liabilities:
   Appreciation of securities available for sale               162,330     53,324
   Accrual to cash adjustment                                   35,206     51,340
   Deferred loan origination fees and costs, net                64,600     48,770
   Discounts on investments                                      4,171      2,720
                                                              --------   --------

             Total deferred tax liabilities                    266,307    156,154
                                                              --------   --------

   Net deferred tax liability included in other liabilities   $ 77,415   $ 32,637
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

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company has approved equity lines of credit unused but accessible to borrowers totaling $5.3 million and $5.1 million, at September 30, 2002 and 2001, respectively. The Company's experience has been that approximately 60 percent of loan commitments are drawn upon by customers.

At September 30, 2002 and 2001, the Company had $3.4 million and $1.9 million in outstanding commitments to originate loans and $110,000 and $110,000 in outstanding letters of credit, respectively. There are no commitments to sell any of the loans which have already been originated.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of tangible and core capital (as defined in the regulations) to total assets and of total capital (as defined) to risk-weighted assets (as defined). Management believes, as of September 30, 2002, that the Bank meets all capital adequacy requirements to which it is subject.

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

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


12.  REGULATORY CAPITAL (Cont'd)
-----------------------

The Bank's actual capital amounts and ratios are presented in the following table:

                                                                         To be Well-
                                                                      Capitalized Under
                                                    For Capital       Prompt Corrective
                                 Actual          Adequacy Purposes    Action Provisions
                           -------------------   ------------------  -------------------
                            Amount     Ratio      Amount     Ratio     Amount     Ratio
                           --------   --------   --------   -------  ---------  --------
As of September 30, 2002
------------------------
    Risk-based capital     $ 6,759     16.06%    $ 3,366     8.00%    $ 4,208    10.00%
    Core capital             6,350      7.75%      3,279     4.00%      4,099     5.00%
    Tangible capital         6,350      7.75%      1,230     1.50%        N/A       --

As of September 30, 2001
------------------------
    Risk-based capital     $ 6,044     14.35%    $ 3,368     8.00%    $ 4,211    10.00%
    Core capital             5,729      7.77%      2,948     4.00%      3,685     5.00%
    Tangible capital         5,729      7.77%      1,105     1.50%        N/A       --


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

The employees' arrangement meets the requirements of Sections 401(a) and 401(k) of the Internal Revenue Code. Employees generally become eligible when they have attained age 21 and have one year of service. Each participant may elect to have his compensation reduced by up to the maximum percentage allowed by law. The reduction is contributed to the plan. The Company will match 50% of the amount of salary reduction the participant elects to defer. However, in applying this matching percentage, only salary reductions of up to 6% of the participant's compensation  will be  considered.  All  participants  become  100%  vested upon entering the plan. Contributions to the plan by the Company totaled approximately $16,200 and $9,500 for the years ended September 30, 2002 and 2001, respectively.

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

                                                 At or for the Year Ending
                                                      September 30,
                                                  ----------------------
                                                     2002         2001
                                                  ---------    ---------

Change in Benefit Obligation:

Benefit obligaiton at beginning of year           $ 182,667    $ 165,494
    Service cost                                      9,383        9,132
    Interest cost                                    13,318       12,832
    Actuarial (gain) loss                             5,792        5,409
    Annuity payments                                (10,200)     (10,200)
                                                  ---------    ---------

Benefit obligation at end of year                   200,960      182,667
                                                  ---------    ---------

Change in plan assets:

Market value of assets - beginning                       --           --
Employer contributions                               10,200       10,200
Annuity payments                                    (10,200)     (10,200)
                                                  ---------    ---------

Market value of assets - ending                          --           --
                                                  ---------    ---------

Funded status                                      (200,960)    (182,667)
Amount contributed during fourth quarter              2,550        2,550
Unrecognized gain                                   (12,716)     (18,532)
Unrecognized past service liability                  85,614       96,423
                                                  ---------    ---------

Accrued plan cost included in other liabilities   $(125,512)   $(102,226)
                                                  =========    =========

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


13. BENEFIT PLANS (Cont'd)
-----------------

Directors Consultation and Retirement Plan (Cont'd)
------------------------------------------

                                                               Year Ended
                                                               Year Ended
                                                              September 30,
                                                           --------------------
                                                             2002        2001
                                                           --------    --------

Net periodic plan cost included the following components:
   Service cost                                            $  9,383    $  9,132
   Interest cost                                             13,318      12,832
   Amortization of unrecognized gain                            (24)       (668)
   Amortization of past service cost                         10,809      10,809
                                                           --------    --------

Net periodic plan cost included in
  compensation and benefits                                $ 33,486    $ 32,105
                                                           ========    ========


A discount rate of 7.0% and 7.5% and a rate of increase in future compensation levels of 5.5% and 5.5% were assumed in the plan valuation for the years ended September 30, 2002 and 2001, respectively.

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

                                                            Year Ended September 30,
                                           -----------------------------------------------------------
                                                       2002                          2001
                                           ----------------------------    --------------------------
                                                            Weighted                      Weighted
                                               Number       Average         Number        Average
                                              of Shares  Exercise Price     of Shares  Exercise Price
                                           ------------  --------------     ---------  --------------

Outstanding at beginning of period               9,408   $        14.25         9,408  $      14.25
Granted                                             --               --            --            --
Exercised                                           --               --            --            --
Forfeited                                           --               --            --            --
                                           -----------   --------------     ---------  ------------

Outstanding at end of period                     9,408   $        14.25         9,408  $      14.25
                                           ===========   ==============     =========  ============


Options exercisable at year end                  9,408                          9,408
                                           ===========                      =========

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


13. BENEFIT PLANS (Cont'd)
-----------------

Stock Option Plan (Cont'd)
-----------------

SFAS 123, "Accounting for Stock-Based Compensation", if fully adopted, requires companies to measure employee stock compensation plans based on the fair value method of accounting. The Company has adopted the disclosure-only provisions of SFAS 123. Accordingly, the Company applies APB 25,"Accounting for Stock Issued to Employees," and related interpretations in accounting for its plans. In accordance with APB 25, no compensation expense has been recognized for its stock-based compensation plans other than for restricted stock. However, there is no proforma effect on net income and earnings per share for the years ended September 30, 2002 or 2001.

Restricted Stock Plan
---------------------

On January 25, 1999, the stockholders of the Company approved a restricted stock plan (the "Plan") which provides for the purchase of 7,838 shares of common stock in the open market. All of the Common Stock to be purchased by the Plan will be purchased at the fair market value on the date of purchase. Awards under the Plan were made in recognition of expected future services to the Company by its directors, officers, and key employees responsible for implementation of the policies adopted by the Company's Board of Directors and as a means of providing a further retention incentive. The expense of the plan is being accrued as shares vest over a four-year period, which began in February, 1999. Plan expense was $4,500 and $18,000 for the years ended September 30, 2002 and 2001, respectively.

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

Shares purchased with the loan proceeds were initially pledged as collateral for the term loan and are held in a suspense account for future allocation among participants. Contributions to the ESOP and shares released from the suspense account are allocated among the participants on the basis of compensation, as described by the Plan, in the year of allocation.

The ESOP is accounted for in accordance with Statement of Position 93-6, "Accounting for Employee Stock Ownership Plans," which was issued by the American Institute of Certified Public Accountants in November 1993. Accordingly, the ESOP shares pledged as collateral are reported as unallocated ESOP shares in the statements of financial condition. As shares are committed to be released from collateral, the Bank reports compensation expense equal to the current market price of the shares, and the shares become outstanding for basic net income per common share computations. ESOP compensation expense was $27,000 and $22,000 for the years ended September 30, 2002 and 2001, respectively.

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


13. BENEFIT PLANS (Cont'd)
-----------------

Employee Stock Ownership Plan (Cont'd)
-----------------------------

The ESOP shares were as follows:

                                                               Year Ended
                                                              September 30,
                                                           -------------------
                                                             2002       2001
                                                           --------   --------

Allocated shares                                              7,840      6,272
Shares committed to be released                                --         --
Unreleased shares                                             7,840      9,408
                                                           --------   --------

Total ESOP shares                                            15,680     15,680
                                                           ========   ========

Fair value of unreleased shares                            $148,960   $131,712
                                                           ========   ========


14.  CHARTER CONVERSION, STOCK OFFERING, AND REORGANIZATION
-----------------------------------------------------------

On March 24, 1997, the Bank converted from a state-chartered mutual savings and loan to a federally- chartered mutual savings bank.

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

15.  FAIR VALUES OF FINANCIAL INSTRUMENTS
-----------------------------------------

The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

Cash and Cash Equivalents
-------------------------

The carrying amounts of cash and short-term instruments approximate their fair value.

Investment and Mortgage-Backed Securities
-----------------------------------------

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

Deposit Liabilities
-------------------

The fair value of demand deposits, savings deposits and money market accounts were the amounts payable on demand. The fair values of certificates of deposit were based on the discounted value of contractual cash flows. The discount rate was estimated using the rate currently offered for deposits of similar remaining maturities.

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

Federal Home Loan Bank of New York Stock
----------------------------------------

Federal Home Loan Bank of New York stock is valued at cost.

Off-Balance-Sheet Instruments
-----------------------------

In the ordinary course of business the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the financial statements when they are funded. Their fair value would approximate fees currently charged to enter into similar agreements.

                                 September 30, 2002           September 30, 2001
                                --------------------          ------------------
                                Carrying      Fair             Carrying   Fair
                                 Amount       Value             Amount    Value
                                ----------  --------           --------  ------
Financial Assets                                   (In Thousands)
----------------

Cash and cash equivalents       $ 7,223     $ 7,223            $ 9,301  $ 9,301
Certificates of deposit             900         900                300      300
Investment securities            12,193      12,212              9,041    9,093
Mortgage-backed securities       14,030      14,081              9,449    9,512
Loans receivable                 45,731      47,213             43,096   43,706
Accrued interest receivable         448         448                385      385
FHLB stock                          472         472                386      386

Financial Liabilities
---------------------

Deposit liabilities              74,361      75,011             66,200   66,519



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

16.  IMPACT OF NEW ACCOUNTING STANDARDS
---------------------------------------

In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement No. 141, "Business Combinations" ("SFAS 141"). SFAS 141 requires the purchase method of accounting for business combinations initiated after June 30, 2002 and eliminates the pooling-of-interests method.

In July 2001, the FASB issued Statement No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 142 requires that upon adoption, amortization of goodwill will cease and instead, the carrying value of goodwill will be evaluated for impairment on an annual basis. Identifiable intangible assets will continue to be amortized over their useful lives and reviewed for impairment upon adoption and then at least annually thereafter. SFAS 142 will be effective for fiscal years beginning after December 15, 2001.

In July 2001, the FASB issued Statement No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"). SFAS 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred, if a reasonable estimate of fair value can be made. The associated asset retirement cost would be capitalized as part of the carrying amount of the long-lived asset. SFAS 143 will be effective for fiscal years beginning after June 15, 2002.

In August 2001, the FASB issued Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144 supersedes Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"). SFAS 144 retains the requirements of SFAS 121 for recognizing and measuring the impairment loss of long-lived assets to be held and used. For long-lived assets to be disposed of by sale, SFAS 144 requires a single accounting model be used for all long-lived assets, whether previously held and used or newly acquired. Long-lived assets to be disposed of other than by sale would be considered held and used until disposition. SFAS 144 also broadens the presentation of discontinued operations in the income statement to include more disposal transactions. SFAS 144 is effective for fiscal years beginning after December 15, 2001.

In October 2002, the FASB issued Statement No. 147, "Acquisitions of Certain Financial Institutions - an Amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9. ("SFAS 147"). FASB Statement No. 72, "Accounting for Certain Acquisitions of Banking or Thrift Institutions," and FASB Interpretation No. 9, "Applying APB Opinions No. 16 and 17 When a Savings and Loan Association or a Similar Institution is Acquired in a Business Combination Accounted for by the Purchase Method," provided interpretive guidance on the application of the purchase method to acquisitions of financial institutions. Except for transactions between two or more mutual enterprises, this Statement removes acquisitions of financial institutions from the scope of both Statement 72 and Interpretation 9 and requires that those transactions be accounted for in accordance with FASB Statements No. 141 "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets." Thus the requirement in paragraph 5 of Statement 72 to recognize (and subsequently amortize) any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset no longer applies to acquisitions within the scope of this Statement. In addition, this

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


16.  IMPACT OF NEW ACCOUNTING STANDARDS (Cont'd)
---------------------------------------

Statement  amends FASB  Statement  No. 144,  "Accounting  for the  Impairment or
Disposal of Long-Lived Assets," to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that Statement 144 requires for other long-lived assets that are held and used. SFAS 147 is effective beginning October 1, 2002.

The Company does not believe any of these statements will have an impact on its consolidated financial position or results of operations.

                          ROEBLING FINANCIAL CORP, INC.


CORPORATE OFFICE                                   STOCK LISTING
Route 130 South and Delaware Avenue                OTC Bulletin Board
Roebling, New Jersey 08554                         Under the Symbol: "ROEB"

SPECIAL COUNSEL                                    MARKET MAKERS
Malizia Spidi & Fisch, PC                          Tucker Anthony
1100 New York Avenue, N.W., Suite 340 West         192 Nassau Street
Washington, D.C. 20005                             Princeton, New Jersey  08542

                                                   Ryan Beck & Company
                                                   220 South Orange Avenue
                                                   Livingston, New Jersey  07039

INDEPENDENT ACCOUNTANTS                            TRANSFER AGENT
Fontanella and Babitts                             Registrar and Transfer Company
534 Union Boulevard                                10 Commerce Drive
Totowa, New Jersey 07512                           Cranford, New Jersey 07016


                                  ROEBLING BANK

            Route 130 South and Delaware Avenue, Roebling, New Jersey
                      34 Main Street, Roebling, New Jersey
                    8 Jacobstown Road, New Egypt, New Jersey
             761 Delaware Avenue, Roebling, New Jersey (loan center)

                    BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

                John J. Ferry, Chairman of the Board of Directors
           Frank J. Travea, III, President and Chief Executive Officer
 Janice A. Summers, Senior Vice President, Chief Operating Officer, and Chief Financial Officer
             John Y. Leacott, Vice President and Accounting Manager
                             Mark V. Dimon, Director
                             Joan K. Geary, Director
                           John A. LaVecchia, Director
                            George Nyikita, Director
                     Robert R. Semptimphelter, Sr. Director

Our Annual Report for the year ended September 30, 2002 filed with the Securities & Exchange Commission on Form 10-KSB, including exhibits, is available without charge upon written request. For a copy of the Form 10-KSB, please contact Frank J. Travea, III at our Corporate Office. The Annual Meeting of Stockholders will be held on January 27, 2003 at 3:30 p.m. at Roebling Bank's loan center located at 761 Delaware Avenue, Roebling, New Jersey.
