Form 10KSB, Exhibit 13
period 2003-09-30
ROEBLING FINANCIAL CORP INC
filed 2003-12-24
CIK 1104681

[Roebling Financial Corp, Inc. Letterhead]

To our Shareholders and Customers:

On behalf of our Directors, officers and staff, I am pleased to present the 2003 Annual Report to Shareholders. During the fiscal year ending September 30, 2003, your bank completed a major upgrade of its internal computer system and network. This new system allows us to provide complete platform automation to service our customers more efficiently, and provides the ability to expand product lines. We can also now develop web-based products to serve our depositors in the future.

Interest rates continue to be at the lowest level in over thirty years, creating a challenge to our investment and loan portfolios. While much of our attention was devoted to our new operating systems, the bank was able to increase loans by 21%, or $9.6 million, over the prior year. While pre-tax income exceeded the prior year, net income for the period decreased slightly.

Total assets increased $5.5 million, or 7%, while deposits increased $4.0 million, or 5%, during the fiscal year. With our new operating system in place, we are prepared for the exciting new opportunities of this next year. We remain grateful to our customers for their business, our employees and directors for their tireless efforts, and our shareholders for their confidence and support.

                                           Sincerely,


                                           /s/Frank J. Travea, III
                                           -------------------------------------
                                           Frank J. Travea, III
                                           President and Chief Executive Officer

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

         We currently conduct our business through Roebling Bank with three full service offices located in Roebling and New Egypt, New Jersey and a loan center also located in Roebling, New Jersey. We offer a broad range of deposit and loan products to individuals, families and small businesses. At September 30, 2003, we had consolidated assets of $87.7 million, deposits of $78.4 million, and stockholder's equity of $7.2 million.

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

                                                                   Dividends
               Date                         High ($)    Low ($)    Declared($)
               ----                         --------    -------    -----------

October 1, 2001 to December 31, 2001         16.50       14.00        --
January 1, 2002 to March 31, 2002            18.00       15.05        --
April 1, 2002 to June 30, 2002               20.00       16.50        --
July 1, 2002 to September 30, 2002           19.50       17.10        --
October 1, 2002 - December 31, 2002          20.50       19.00        --
January 1, 2003 - March 31, 2003             20.75       19.40        --
April 1, 2003 - June 30, 2003                22.00       20.50        --
July 1, 2003 - September 30, 2003            22.00       20.90        --

         The number of shareholders of record of common shares on the record date of December 5, 2003, was approximately 173. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At December 5, 2003, there were 425,500 common shares outstanding. We may not declare or pay a cash dividend on any of our shares if the effect of the declaration or payment of dividends would cause our regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the reorganization, or (2) the regulatory capital requirements imposed by the Office of Thrift Supervision.

Selected Financial Information

                                          At or for the Year Ended September 30,
                                                    (Dollars in thousands,
                                                    except selected ratios)

                                                 2003        2002        2001
                                               --------    --------    --------
Selected Balance Sheet Data:
Assets .....................................   $ 87,744    $ 82,217    $ 73,132
Loans receivable (net) .....................     55,362      45,731      43,096
Deposits ...................................     78,408      74,361      66,200
Shareholders' equity .......................      7,180       6,732       5,975

Selected Results of Operations:
Interest income ............................   $  4,380    $  4,494    $  4,304
Interest expense ...........................      1,175       1,419       1,745
Net interest income ........................      3,205       3,075       2,559
Non-interest income ........................        501         440         402
Non-interest expense .......................      2,686       2,480       2,232
Net income .................................        559         582         387

Selected Ratios:
Return on average assets ...................        .65%        .76%        .62%
Return on average equity ...................       7.85        9.16        6.66
Average equity to average assets ...........       8.31        8.27        9.32
Equity to assets at period end .............       8.18        8.19        8.17
Net interest rate spread ...................       3.63        3.81        3.72
Net yield on average interest-earning assets       3.95        4.23        4.38
Non-performing loans to total assets .......        .09           -         .21
Non-performing loans to total loans (net) ..        .14           -         .35
Earnings per share - basic .................   $   1.34    $   1.40    $    .93
Earnings per share - diluted ...............   $   1.33    $   1.39    $    .93
Average number of shares outstanding .......    425,500     425,500     425,500

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

Overview

         For the fiscal year ended September 30, 2003, we earned $559,000 or $1.33 per diluted share as compared to $582,000, or $1.39 per diluted share for the fiscal year ended September 30, 2002. The balance sheet reflects continued growth, with assets increasing $5.5 million or 7% over last year, to $87.7 million. This growth was funded largely by an increase in deposits, which grew by 5% to $78.4 million as of September 30, 2003, compared to $74.4 million at September 30, 2002. Asset quality continues to remain excellent.


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

         We have made a significant effort to maintain our level of lower-cost deposits as a method of enhancing profitability. At September 30, 2003, we had approximately $51.0 million, or 65%, of our deposits in low-cost savings, checking and money market accounts, compared to $46.2 million, or 62%, at September 30, 2002. These deposits have traditionally remained relatively stable and are expected to be only moderately affected in a period of rising interest rates.

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

         The following table represents our NPV ratios at September 30, 2003. This data was calculated by the OTS, based upon information we provided to them.


              Changes               NPV
              in Rate              Ratio(1)         Change(2)
              -------              --------         ---------
              +300 bp                 9.44%          -266 bp
              +200 bp               10.51%           -158 bp
              +100 bp               11.40%           - 70 bp
                 0 bp               12.10%
              -100 bp               11.97%           - 13 bp
              -200 bp                 --(3)            --(3)
              -300 bp                 --(3)            --(3)

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

Financial Condition

         Total assets increased $5.5 million, or 7%, to $87.7 million at September 30, 2003, from $82.2 million at September 30, 2002. This increase is largely attributable to a $9.6 million increase in net loans receivable. Cash and cash equivalents decreased by $5.2 million as cash funds were reinvested in loans receivable. Within the loan portfolio, the increase came primarily from an $8.7 million increase in the one-to-four family residential loan portfolio as the result of a strong refinance market in a low interest rate environment and a $2.3 million increase in the commercial real estate portfolio, offset by a $1.0 million decrease in home equity loan balances.

         Total liabilities increased $5.1 million to $80.6 million at September 30, 2003 from $75.5 million at September 30, 2002. Such increase in liabilities reflected deposit growth of $4.0 million, or 5%, over the prior year. Deposits at the New Egypt office grew a total of $1.7 million, or 7%, while deposits in the Roebling offices grew $2.3 million, or 5%. Some of the increase in deposits is a result of the Bank's success in gaining market share. In addition, a portion of the deposit growth is likely a reflection of the general trend nationwide of dollars that moved out of the equity markets and into financial institutions.

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

         Net Income. Net income before tax increased $22,000 to $960,000 for the year ended September 30, 2003, as compared to $938,000 for the year ended
September 30, 2002. The increase in net income before tax in fiscal 2003 resulted from a $166,000 increase in net interest income after provision for loan losses and a $61,000 increase in non-interest income, partially offset by a $205,000 increase in non-interest expense. As a result of a change in New Jersey tax rates, income tax expense increased by $45,000 for the fiscal year. Accordingly, although net income before tax increased, net income decreased by $23,000 to $559,000 for the year ended September 30, 2003 compared to $582,000 for the year ended September 30, 2002.

         Net Interest Income. Net interest income increased $131,000, or 4%, to $3.2 million for the year ended September 30, 2003 from $3.1 million for the year ended September 30, 2002. Our interest rate spread, which is the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities, decreased 19 basis points to 3.62% for the year ended September 30, 2003 from 3.81% for the comparable 2002 year. See "Average Balance Sheet, Interest Rates and Yields".

         Interest Income. Interest income decreased $114,000 to $4.4 million for the year ended September 30, 2003 from $4.5 million for the comparable 2002 year. Interest on loans receivable increased $71,000 as a result of an increase in the average balance of $5.9 million to $51.5 million for fiscal 2003 from $45.6 million for fiscal 2002, offset largely by a decrease in the average yield to 6.42% for fiscal 2003 from 7.10% for fiscal 2002. Additionally, for the year ended September 30, 2003, interest income on investment securities decreased by $112,000 to $486,000, from $598,000 for the comparable 2002 fiscal year. The decrease in interest income on investment securities was the result of a decrease in the yield to 3.64% from 4.77%, offset by an $818,000 increase in the average balance. Interest income on mortgage-backed securities decreased $92,000 to $470,000 for the year ended September 30, 2003 from $562,000 for the comparable 2002 fiscal year, primarily due to a decrease in the average yield to 3.85% for fiscal 2003 from 4.95% for fiscal 2002, offset by an $854,000 increase in the average balance. Interest income on other interest-earning assets increased $19,000 to $118,000 for the year ended September 30, 2003 from $99,000 for the comparable 2002 fiscal year. The increase was due to an increase in the average balances to $4.2 million for the year ended September 30, 2003 from $3.3 million for the comparable 2002 fiscal year, offset by a decrease in the average yield, to 2.83% for fiscal 2003 from 3.02% for fiscal 2002. The yield on the average balance of all interest-earning assets decreased 79 basis points to 5.39% for fiscal 2003 from 6.18% for fiscal 2002.

         Interest Expense. Interest expense decreased by $244,000, or 17%, to $1.2 million for the year ended September 30, 2003, from $1.4 million for the year ended September 30, 2002, primarily due to a decrease in the average cost of deposit accounts, offset by an increase in the average balance of deposit accounts. The decrease in the average cost of funds in fiscal 2003 was a result of the general decline in interest rate levels as the Federal Reserve has been reducing interest rates in order to stimulate the economy. Accordingly, the total average cost of interest-bearing liabilities decreased 60 basis points to 1.77% for the year ended September 30, 2003 from 2.37% for the year ended September 30, 2002.

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

                                            For the Year Ended September 30,   For the Year Ended September 30,
                                            ---------------------------------- --------------------------------
                                                           2003                             2002
                                            ---------------------------------- --------------------------------
                                             Average                 Average      Average            Average
                                             Balance    Interest    Yield/Cost    Balance  Interest Yield/Cost
                                             -------    --------    ----------    -------  -------- ----------
                                                       (Actual)                            (Actual)
                                                 (Dollars in thousands)              (Dollars in thousands)
Interest-earning assets:
 Loans receivable (1)                        $51,466     $3,306        6.42%      $45,579     $3,235    7.10%
 Mortgage-backed securities                   12,206        470        3.85        11,352        562    4.95
 Investment securities                        13,354        486        3.64        12,536        598    4.77
 Other interest-earning assets (2)             4,176        118        2.83         3,283         99    3.02
                                             -------     ------      ------       -------     ------  ------
  Total interest-earning assets               81,202     $4,380        5.39        72,750     $4,494    6.18
                                                         ------                               ------
Non-interest-earning assets                    4,540                                4,083
                                             -------                              -------
  Total assets                               $85,742                              $76,833
                                             =======                              =======

Interest-bearing liabilities:
 Interest-bearing checking                  $ 10,800     $   52         .48%     $ 10,032     $   93
                                                                                                         .93%
 Savings accounts                             20,470        224        1.09        17,846        259     1.45
 Money market accounts                         6,425         77        1.20         5,904        110     1.86
 Certificates of deposit                      28,509        822        2.88        25,887        952     3.68
 Borrowings                                        9          0        1.58           271          5     1.85
                                             -------     ------      ------       -------     ------   ------
  Total interest-bearing liabilities          66,213     $1,175        1.77        59,940     $1,419     2.37
                                                         ------                               ------
Non-interest-bearing liabilities (3)          12,408                               10,543
                                             -------                              -------
  Total liabilities                           78,621                               70,483
Stockholders' equity                           7,121                                6,350
                                             -------                              -------
 Total liabilities and stockholders'
   equity                                    $85,742                              $76,833
                                             =======                              =======
Net interest income                                      $3,205                               $3,075
                                                         ======                               ======
Interest rate spread (4)                                               3.62%                            3.81%
Net yield on interest-earning assets (5)                               3.95%                            4.23%
Ratio of average interest-earning assets
  to average interest-bearing liabilities                            122.64%                          121.37%

---------------------------------
(1)  Average balances include non-accrual loans.
(2) Includes interest-bearing deposits in other financial institutions and FHLB stock.
(3) Includes non-interest-bearing deposits of $11,578 and $9,783 for the years ended September 30, 2003 and 2002, respectively.
(4) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

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

                                        Year Ended September 30,          Year Ended September 30,
                                 ---------------------------------    --------------------------------
                                            2003  vs. 2002                      2002  vs. 2001
                                 ---------------------------------    --------------------------------
                                          Increase (Decrease)                 Increase (Decrease)
                                               Due to                              Due to
                                 ---------------------------------    --------------------------------
                                                    Rate/                               Rate/
                                 Volume     Rate    Volume     Net    Volume    Rate    Volume     Net
                                 ------     ----    ------     ---    ------    ----    ------     ---
                                                             (In thousands)
Interest-earning assets:
 Loans receivable                 $ 418    $(307)   $ (40)   $  71    $ 308    $(352)   $ (33)   $ (77)
 Mortgage-backed securities          42     (125)      (9)     (92)     388      (74)     (86)     228
 Investment securities               39     (142)      (9)    (112)     309      (83)     (59)     167
 Other interest-earning assets       27       (6)      (2)      19      (50)    (100)      22     (128)
                                  -----    -----    -----    -----    -----    -----    -----    -----
  Total interest-earning assets   $ 526    $(580)   $ (60)   $(114)   $ 955    $(609)   $(156)   $ 190
                                  =====    =====    =====    =====    =====    =====    =====    =====

Interest-bearing liabilities:
 Interest-bearing checking            7      (45)      (3)     (41)      27      (31)      (8)     (12)
 Savings accounts                    38      (64)      (9)     (35)     108     (146)     (46)     (84)
 Money market accounts               10      (39)      (4)     (33)      17      (74)      (7)     (64)
 Certificates of deposit             96     (205)     (21)    (130)     267     (347)     (83)    (163)
 Borrowings                          (5)      (5)       5       (5)       9       (6)      (6)      (3)
                                  -----    -----    -----    -----    -----    -----    -----    -----
   Total interest-bearing
    liabilities                   $ 146    $(358)   $ (32)   $(244)   $ 428    $(604)   $(150)   $(326)
                                  =====    =====    =====    =====    =====    =====    =====    =====
Net interest income               $ 380    $(222)   $ (28)   $ 130    $ 527    $  (5)   $  (6)   $ 516
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

         The provision for loan losses was $60,000 for the year ended September 30, 2003, compared to $96,000 for the same period in 2002.

         The allowance for loan losses is maintained at a level that represents management's best estimates of losses in the loan portfolio at the balance sheet date. However, there can be no assurance that the allowance for losses will be adequate to cover losses which may be realized in the future, and that additional provisions for losses will not be required.

         Non-interest Income. Non-interest income increased $61,000, or 14%, to $501,000 for the year ended September 30, 2003, as compared to $440,000 for the year ended September 30, 2002. Such increase was due to increases in loan fees from payoffs, late charges and sales, and fees received for deposit account servicing and ATM and debit card transactions, which were a result of increased activity.

          Non-interest Expense. Non-interest expense increased by $205,000, or 8%, to $2.7 million for the year ended September 30, 2003 from $2.5 million for the year ended September 30, 2002. Of such increase, compensation and employee benefits expense increased by $79,000 or 6% to $1.4 million for fiscal 2003. The increase in compensation and benefits expense during fiscal 2003 was primarily the result of merit raises to our employees, staff additions to accommodate the continued growth of the bank and increased benefit costs. Occupancy and equipment expense increased by $46,000, or 20%, to $276,000 for fiscal 2003, primarily related to an expansion of the main office and the conversion of our computer system. The Bank completed an expansion to the main office in the fall of 2002 which included the installation of a new ATM and night depository, increased retail banking floor space, and an additional drive-up lane and parking spaces. The expansion activities increased the Bank's capacity to open and service accounts for the benefit of its customers. The Bank also converted from its primary third-party core data processing service provider to a new provider during fiscal 2003. In conjunction with the conversion, we also installed a wide area network and replaced much of our data processing equipment. Service bureau and data processing expenses increased $41,000, or 12%, to $398,000 for fiscal 2003 as a result of an increase in overall data processing to service the growth in deposit accounts, as well as expenses in connection with the computer systems conversion project. Other expenses increased $38,000, or 7%, to $578,000 for fiscal 2003. Such increase was primarily related to increased expenses associated with ATM and debit card transactions.

         Provision for Income Taxes. The provision for income taxes increased $45,000 to $401,000 for the year ended September 30, 2003, from $356,000 for the year ended September 30, 2002. The increase was the result of the increase in income before taxes as well as an increase in tax rates. In July, 2002, the New Jersey legislature passed changes to the Corporation Business Tax ("CBT"). One of these changes repealed the 3% Savings Institution Tax, thus subjecting all savings institutions to the 9% CBT. This is applicable to the state taxes calculated for the Bank, as the state tax return is filed on an unconsolidated basis. As state taxes are deductible in the calculation of federal income taxes, the net effect of this tax change is an increase in tax expense of approximately 4% of taxable income. This tax rate change was effective for the year beginning October 1, 2002. The effective tax rates for fiscal 2003 and 2002 were 42% and 38%, respectively.

Liquidity and Capital Resources

          Management believes it has ample cash flows and liquidity to meet its loan commitments of $6.1 million and unused lines of credit of $7.2 million at September 30, 2003. We have the ability to borrow from the FHLB of New York, or others, should the need arise. As of September 30, 2003, we had $1.2 million in short-term borrowed funds.

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

          Net cash provided by operations was $704,000 and $942,000 for the years ended September 30, 2003 and 2002, respectively. Cash flows from operations decreased primarily due to a decrease in other liabilities.

          Net cash used in investing activities for the years ended September 30, 2003 and 2002 was unchanged at just over $11.1 million in each period. There was, however, a significant change in the components of the use of funds, as funds used for loan originations, net of repayments and sales, increased by $9.7 million for fiscal 2003 while funds used for the purchase of mortgage-backed securities, net of repayments, decreased by $8.9 million.

          Net cash provided by financing activities for the year ended September 30, 2003 totaled $5.3 million compared to $8.1 million for the year ended September 30, 2002. Net cash provided by financing activities for fiscal 2003 resulted from an increase in net deposits of $4.0 million and an increase in short-term borrowed funds of $1.2 million.

Fontanella and Babitts
CERTIFIED PUBLIC ACCOUNTANTS                       534 Union Boulevard
                                                   Totowa Boro, New Jersey 07512
                                                   Tel:   (973) 595-5300
                                                   Fax:   (973) 595-5890



                          INDEPENDENT AUDITOR'S REPORT
                          ----------------------------



To the Board of Directors
Roebling Financial Corp, Inc. and Subsidiary



We have audited the accompanying consolidated statements of financial condition of Roebling Financial Corp, Inc. and Subsidiary, as of September 30, 2003 and 2002, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Roebling Financial Corp, Inc. and Subsidiary, at September 30, 2003 and 2002, and the results of their operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.



/s/Fontanella and Babitts


November 25, 2003

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                 ----------------------------------------------

                                                                     September 30,
                                                             ----------------------------
                                                                  2003            2002
                                                             ------------    ------------
Assets
------

Cash and due from banks                                      $  1,886,059    $  2,060,947
Interest-bearing deposits                                         145,459       5,162,032
                                                             ------------    ------------

Total cash and cash equivalents                                 2,031,518       7,222,979

Certificates of deposit                                         1,700,000         900,000
Securities available for sale                                  15,683,790      11,095,077
Securities held to maturity; approximate fair
  value of $795,000 (2003) and $1,117,000 (2002)                  786,400       1,098,179
Mortgage-backed securities available for sale                   8,200,045      12,047,955
Mortgage-backed securities held to maturity,  approximate
 fair value of $1,035,000 (2003) and $2,033,000 (2002)          1,015,931       1,982,246
Loans receivable, net                                          55,361,709      45,730,956
Accrued interest receivable                                       383,238         447,553
Federal Home Loan Bank of New York stock, at cost                 563,900         472,100
Premises and equipment                                          1,749,829       1,135,222
Other assets                                                      267,885          84,830
                                                             ------------    ------------

                                                             $ 87,744,245    $ 82,217,097
                                                             ============    ============

Liabilities and stockholders' equity
------------------------------------

Liabilities
-----------

Deposits                                                     $ 78,407,903    $ 74,361,128
Borrowed funds                                                  1,200,000            --
Advances from borrowers for taxes and insurance                   412,535         409,103
Accrued interest payable                                           11,144          29,964
Other liabilities                                                 532,303         684,504
                                                             ------------    ------------

             Total liabilities                                 80,563,885      75,484,699
                                                             ------------    ------------

Commitments and contingencies                                           -               -

Stockholders' equity
--------------------

Serial preferred stock, no par value, authorized 1,000,000
 shares, no shares issued                                               -               -
Common stock; par value $.10; authorized 4,000,000
 shares; shares issued and outstanding 425,500;                    42,550          42,550
Additional paid-in-capital                                      1,690,532       1,674,209
Unallocated employee stock ownership plan shares                  (62,720)        (78,400)
Retained earnings - substantially restricted                    5,409,050       4,849,934
Accumulated other comprehensive income - unrealized
 gain on securities available for sale, net of tax                100,948         244,105
                                                             ------------    ------------

             Total stockholders' equity                         7,180,360       6,732,398
                                                             ------------    ------------

                                                             $ 87,744,245    $ 82,217,097
                                                             ============    ============

See accompanying notes to consolidated financial statements.

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME
                        ---------------------------------

                                                                         Year Ended
                                                                        September 30,
                                                                   -----------------------
                                                                      2003         2002
                                                                   ----------   ----------
Interest income:
   Loans receivable                                                $3,305,751   $3,234,583
   Securities                                                         485,581      597,779
   Mortgage-backed securities                                         470,165      561,684
   Other interest-earning assets                                      118,685       99,387
                                                                   ----------   ----------

             Total interest income                                  4,380,182    4,493,433
                                                                   ----------   ----------

Interest expense:
   Deposits                                                         1,174,969    1,413,720
   Borrowed funds                                                         142        5,151
                                                                   ----------   ----------

             Total interest expense                                 1,175,111    1,418,871
                                                                   ----------   ----------

Net interest income                                                 3,205,071    3,074,562
Provision for loan losses                                              60,000       96,000
                                                                   ----------   ----------

             Net interest income after provision for loan losses    3,145,071    2,978,562
                                                                   ----------   ----------

Non-interest income:
   Loan fees                                                           75,397       55,186
   Account servicing and other                                        409,496      376,178
   Gain on sale of loans                                               16,148        5,910
   Gain on sale of real estate owned                                        -        2,288
                                                                   ----------   ----------

             Total non-interest income                                501,041      439,562
                                                                   ----------   ----------

Non-interest expense:
   Compensation and benefits                                        1,421,652    1,342,750
   Occupancy and equipment                                            276,235      229,921
   Service bureau and data processing                                 397,992      356,503
   Federal insurance premiums                                          11,904       11,387
   Other                                                              577,830      539,841
                                                                   ----------   ----------

             Total non-interest expense                             2,685,613    2,480,402
                                                                   ----------   ----------

Income before income taxes                                            960,499      937,722
Income taxes                                                          401,383      356,171
                                                                   ----------   ----------

             Net income                                            $  559,116   $  581,551
                                                                   ==========   ==========

Basic earnings per share                                           $     1.34   $     1.40
                                                                   ==========   ==========
Diluted earnings per share                                         $     1.33   $     1.39
                                                                   ==========   ==========

Weighted average shares outstanding - basic                           418,248      416,680
                                                                   ==========   ==========
Weighted average shares outstanding - diluted                         421,829      419,488
                                                                   ==========   ==========

See accompanying notes to consolidated financial statements.

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF comprehensive INCOME
                 -----------------------------------------------

                                                             Year Ended
                                                            September 30,
                                                        ----------------------
                                                           2003         2002
                                                        ---------    ---------

Net income                                              $ 559,116    $ 581,551

Other comprehensive income, net of income taxes:
   Unrealized holding gains (losses) on securities
    available for sale, net of income taxes (benefit)
    of ($95,199) and $109,006, respectively              (143,157)     149,226
                                                        ---------    ---------

Comprehensive income                                    $ 415,959    $ 730,777
                                                        =========    =========


See accompanying notes to consolidated financial statements.

                                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 -----------------------------------------------

                                                                                                        Accumulated
                                                     Additional       Unallocated                         Other
                                        Common          Paid-in           ESOP           Retained     Comprehensive
                                         Stock          Capital          Shares          Earnings          Income         Total
                                      --------       -----------       ---------        -----------   -------------     -----------
Balance - September 30, 2001          $ 42,550       $ 1,662,988       $ (94,080)       $ 4,268,383        $ 94,879     $ 5,974,720

Net income                                   -                 -               -            581,551               -         581,551

Amortization of ESOP shares                  -            11,221          15,680                  -               -          26,901

Change in unrealized gain
 on securities available
 for sale, net of tax                        -                 -               -                  -         149,226         149,226
                                      --------       -----------       ---------        -----------       ---------     -----------

Balance - September 30, 2002            42,550         1,674,209         (78,400)         4,849,934         244,105       6,732,398

Net income                                   -                 -               -            559,116               -         559,116

Amortization of ESOP shares                  -            16,323          15,680                  -               -          32,003

Change in unrealized gain
 on securities available
 for sale, net of tax                        -                 -               -                  -        (143,157)       (143,157)
                                      --------       -----------       ---------        -----------       ---------     -----------

Balance - September 30, 2003          $ 42,550       $ 1,690,532       $ (62,720)       $ 5,409,050       $ 100,948     $ 7,180,360
                                      ========       ===========       =========        ===========       =========     ===========

See accompanying notes to consolidated financial statements.

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------

                                                                                  Year Ended
                                                                                 September 30,
                                                                         ----------------------------
                                                                              2003            2002
                                                                         ------------    ------------
Cash flows from operating activities:
   Net income                                                            $    559,116    $    581,551
   Adjustments to reconcile net income
    to net cash provided by operating activities:
       Depreciation                                                           107,204          92,770
       Amortization of premiums and discounts, net                            118,856          62,644
       Amortization of deferred loan fees and costs, net                       37,676          44,540
       Provision for loan losses                                               60,000          96,000
       Gain on sale of loans                                                  (16,148)         (5,910)
       Gain on sale of real estate owned                                            -          (2,288)
       Increase in other assets                                              (165,271)        (26,252)
       Decrease (increase) in accrued interest receivable                      64,315         (62,669)
       Decrease in accrued interest payable                                   (18,820)        (32,035)
      (Decrease) increase  in other liabilities                               (74,786)        166,324
       Allocation of ESOP shares                                               32,003          26,901
                                                                         ------------    ------------

                Net cash provided by operating activities                     704,145         941,576
                                                                         ------------    ------------

Cash flows from investing activities:
   Purchase of certificates of deposit                                     (1,000,000)       (600,000)
   Proceeds from maturities of certificates of deposit                        200,000               -
   Purchase of securities available for sale                              (18,050,000)    (12,135,000)
   Proceeds from maturities and calls of securities available for sale     13,385,000       7,650,000
   Purchase of securities held to maturity                                    (76,000)              -
   Proceeds from maturities and calls of securities held to maturity          389,041       1,355,000
   Purchase of mortgage-backed securities available for sale               (3,815,683)     (7,982,114)
   Proceeds from principal repayments of mortgage-backed
    securities available for sale                                           7,382,771       1,737,434
   Proceeds from principal repayments of mortgage-backed
    securities held to maturity                                               964,950       1,836,270
   Loan originations, net of principal repayments                         (14,338,036)     (3,762,864)
   Proceeds from sale of loans                                              4,625,755         993,062
   Proceeds from sale of real estate owned                                       --            28,188
   Purchase of Federal Home Loan Bank Stock                                   (91,800)        (86,300)
   Purchase of premises and equipment                                        (721,811)       (197,356)
                                                                         ------------    ------------

             Net cash used in investing activities                        (11,145,813)    (11,163,680)
                                                                         ------------    ------------

See accompanying notes to consolidated financial statements.

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF CASH FLOWS (CONT'D)
                 ----------------------------------------------

                                                                  Year Ended
                                                                 September 30,
                                                          --------------------------
                                                              2003           2002
                                                          -----------    -----------
Cash flows from financing activities:
   Net increase in deposits                                 4,046,775      8,160,632
   Net increase in short-term borrowed funds                1,200,000              -
   Increase (decrease) in advance payments by borrowers
     for taxes and insurance                                    3,432        (16,656)
                                                          -----------    -----------

             Net cash provided by financing activities      5,250,207      8,143,976
                                                          -----------    -----------

Net decrease in cash and cash equivalents                  (5,191,461)    (2,078,128)

Cash and cash equivalents - beginning                       7,222,979      9,301,107
                                                          -----------    -----------

Cash and cash equivalents - ending                        $ 2,031,518    $ 7,222,979
                                                          ===========    ===========

Supplemental Disclosures of Cash Flow Information
-------------------------------------------------

Cash paid for:
   Interest on deposits and advances                      $ 1,193,931    $ 1,450,906
                                                          ===========    ===========

   Income taxes                                           $   566,798    $   253,063
                                                          ===========    ===========

Supplemental Schedule of Noncash Investing Activities
-----------------------------------------------------

Change in unrealized gain on securities
 available for sale, net of tax                           $  (143,157)   $   149,226
                                                          ===========    ===========

See accompanying notes to consolidated financial statements.

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     ------------------------------------------

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

Basis of Consolidated Financial Statement Presentation
------------------------------------------------------

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amount of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period then ended. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant changes in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate and the assessment of prepayment risks associated with mortgage-backed securities. Management believes that the allowance for loan losses is adequate, foreclosed real estate is appropriately valued and prepayment risks associated with mortgage-backed securities are properly recognized. While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowance for loan losses or further writedowns of foreclosed real estate may be necessary based on changes in economic conditions in the Company's market area. Additionally, assessments of prepayment risks related to mortgage-backed securities are based upon current market conditions, which are subject to frequent change.

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

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd)
     ------------------------------------------

Interest-Rate Risk (Cont'd)
---------------------------

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

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd)
     ------------------------------------------

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

In December 2002, the FASB issued FASB No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure," which amends SFAS No. 123. SFAS 148 amends the disclosure requirements in SFAS 123 for stock-based compensation for annual periods ending after December 15, 2002 and for interim periods beginning after December 15, 2002. These disclosure requirements apply to all companies, including those that continue to recognize stock-based compensation under APB opinion 25. Included in Note 13 to the consolidated financial statements are the pro forma disclosures required by SFAS 123 and 148.

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

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


2.   INVESTMENT SECURITIES
     ---------------------

Securities Available for Sale

                                                                          September 30, 2003
                                               -----------------------------------------------------------------------
                                                  Amortized                Gross Unrealized            Estimated
                                                                   ---------------------------------
                                                     Cost              Gains           Losses          Fair Value
                                               -----------------   --------------  ---------------  ------------------
U.S. Government and Agency Securities:
   Due after one year through five years           $ 15,600,000        $  88,385         $ 32,675        $ 15,655,710

Marketable Equity Securities                              2,888           25,192                -              28,080
                                               -----------------   --------------  ---------------  ------------------

                                                   $ 15,602,888        $ 113,577         $ 32,675        $ 15,683,790
                                               =================   ==============  ===============  ==================

                                                                          September 30, 2002
                                               -----------------------------------------------------------------------
                                                  Amortized                Gross Unrealized            Estimated
                                                                   ---------------------------------
                                                     Cost              Gains           Losses          Fair Value
                                               -----------------   --------------  ---------------  ------------------

U.S. Government and Agency Securities:
   Due after one year through five years           $ 10,935,084        $ 136,177        $       -        $ 11,071,261

Marketable Equity Securities                              2,888           20,928                -              23,816
                                               -----------------   --------------  ---------------  ------------------

                                                   $ 10,937,972        $ 157,105        $       -        $ 11,095,077
                                               =================   ==============  ===============  ==================



Securities Held to Maturity

                                                                          September 30, 2003
                                               -----------------------------------------------------------------------
                                                  Amortized                Gross Unrealized            Estimated
                                                                   ---------------------------------
                                                     Cost              Gains           Losses          Fair Value
                                               -----------------   --------------  ---------------  ------------------

U.S. Government and Agency Securities:
   Due after five through ten years                    $ 260,142         $ 3,553        $       -           $ 263,695

Other Securities:
   Due in one year or less                               526,258           5,490                -             531,748
                                               ------------------  --------------  ---------------  ------------------

                                                       $ 786,400         $ 9,043        $       -           $ 795,443
                                               ==================  ==============  ===============  ==================

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


2.   INVESTMENT SECURITIES (Cont'd)
     ---------------------

Securities Held to Maturity (Cont'd)

                                                                          September 30, 2002
                                               -----------------------------------------------------------------------
                                                  Amortized                Gross Unrealized            Estimated
                                                                   ---------------------------------
                                                     Cost              Gains           Losses          Fair Value
                                               -----------------   --------------  ---------------  ------------------
U.S. Government and Agency Securities:
   Due in one year or less                           $   250,000         $ 1,095        $       -         $   251,095
   Due after five through ten years                      296,145           7,319                -             303,464

Corporate Debt Instruments:
   Due in one year or less                               100,000           1,339                -             101,339
   Due after one year through five years                 452,034           9,483                -             461,517
                                               ------------------  --------------  ---------------  ------------------

                                                     $ 1,098,179        $ 19,236        $       -         $ 1,117,415
                                               ==================  ==============  ===============  ==================

Securities with a carrying value of $512,000 and $250,000, as of September 30, 2003 and 2002, respectively, are pledged as security for deposits of governmental entities under the provisions of the Governmental Unit Deposit Protection Act (GUDPA). In addition, securities with a carrying value of $2,528,000 and $296,000 are pledged as collateral for Federal Home Loan Bank advances as of September 30, 2003 and 2002, respectively.

There were no sales of securities during the years ended September 30, 2003 and 2002.

3.   MORTGAGE-BACKED SECURITIES
     --------------------------

Available for Sale

                                                                          September 30, 2003
                                               -----------------------------------------------------------------------
                                                  Amortized                Gross Unrealized            Estimated
                                                                   ---------------------------------
                                                     Cost              Gains           Losses          Fair Value
                                               -----------------   --------------  ---------------  ------------------
GNMA                                                 $ 2,761,236        $ 15,169          $ 3,098         $ 2,773,307
FHLMC                                                  2,735,578          29,364            3,347           2,761,595
FNMA                                                   2,616,054          49,089                -           2,665,143
                                               ------------------  --------------  ---------------  ------------------

                                                     $ 8,112,868        $ 93,622          $ 6,445         $ 8,200,045
                                               ==================  ==============  ===============  ==================

                                                                          September 30, 2002
                                               -----------------------------------------------------------------------
                                                  Amortized                Gross Unrealized            Estimated
                                                                   ---------------------------------
                                                     Cost              Gains           Losses          Fair Value
                                               -----------------   --------------  ---------------  ------------------
GNMA                                                 $ 3,628,300        $ 32,252        $       -         $ 3,660,552
FHLMC                                                  4,464,758          94,683                -           4,559,441
FNMA                                                   3,705,566         122,396                -           3,827,962
                                               ------------------  --------------  ---------------  ------------------

                                                    $ 11,798,624       $ 249,331        $       -        $ 12,047,955
                                               ==================  ==============  ===============  ==================

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


3.   MORTGAGE-BACKED SECURITIES (Cont'd)
     --------------------------

Held to Maturity

                                                                          September 30, 2003
                                               -----------------------------------------------------------------------
                                                  Amortized                Gross Unrealized            Estimated
                                                                   ---------------------------------
                                                     Cost              Gains           Losses          Fair Value
                                               -----------------   --------------  ---------------  ------------------
CMO                                                  $   217,310        $  1,563        $       -          $  218,873
GNMA                                                     308,995           9,312                -             318,307
FHLMC                                                    192,133           5,313                -             197,446
FNMA                                                     297,493           3,739              583             300,649
                                               ------------------  --------------  ---------------  ------------------

                                                     $ 1,015,931        $ 19,927        $     583         $ 1,035,275
                                               ==================  ==============  ===============  ==================

                                                                          September 30, 2002
                                               -----------------------------------------------------------------------
                                                  Amortized                Gross Unrealized            Estimated
                                                                   ---------------------------------
                                                     Cost              Gains           Losses          Fair Value
                                               -----------------   --------------  ---------------  ------------------
CMO                                                  $   674,014        $ 12,444        $      25         $   686,433
GNMA                                                     501,968          17,201                -             519,169
FHLMC                                                    346,842          13,811                -             360,653
FNMA                                                     459,422           8,066              870             466,618
                                               ------------------  --------------  ---------------  ------------------

                                                     $ 1,982,246        $ 51,522        $     895         $ 2,032,873
                                               ==================  ==============  ===============  ==================


Mortgage-backed securities with a carrying value of $274,000 and $569,000 are pledged as collateral for Federal Home Loan Bank advances as of September 30, 2003 and 2002, respectively.

There were no sales of mortgage-backed securities during the years ended September 30, 2003 and 2002.

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


4.   LOANS RECEIVABLE, NET
     ---------------------

                                                        September 30,
                                                ----------------------------
                                                     2003            2002
                                                ------------    ------------

Mortgage loans:
   One-to-four family residential               $ 32,469,723    $ 23,767,929
   Multi-family residential                          190,569          91,965
   Commercial real estate                          5,969,790       3,664,760
   Construction and land                             496,570         697,949
                                                ------------    ------------

                                                  39,126,652      28,222,603
                                                ------------    ------------

Consumer and other loans:
   Home equity                                    14,524,188      15,533,343
   Automobile                                        125,078         161,124
   Secured by deposits                                49,349          78,803
   Student                                            53,389          66,584
   Unsecured                                         121,153         186,694
   Mobile home                                       100,084         101,265
   Commercial                                      1,710,860       1,731,215
                                                ------------    ------------

                                                  16,684,101      17,859,028
                                                ------------    ------------

             Total loans                          55,810,753      46,081,631
                                                ------------    ------------

Less:
   Loans in process                                        -             497
   Net deferred loan origination (costs) fees        (23,875)        (58,744)
   Allowance for loan losses                         472,919         408,922
                                                ------------    ------------

                                                     449,044         350,675
                                                ------------    ------------

                                                $ 55,361,709    $ 45,730,956
                                                ============    ============


See Note 9 regarding loans pledged to secure borrowings.

At September 30, 2003 and 2002, non-accrual loans for which interest had been discontinued totaled approximately $25,000 and $0, respectively. Interest income actually recognized on non-accrual loans totaled approximately $500 and $-0- for the years ended September 30, 2003 and 2002, respectively.

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


4.   LOANS RECEIVABLE, NET (Cont'd)
     ---------------------

Activity in the allowance for loan losses is summarized as follows:


                                                           Year Ending
                                                           September 30,
                                                      ----------------------
                                                         2003         2002
                                                      ---------    ---------

Balance - beginning                                   $ 408,922    $ 315,411
Provision charged to income                              60,000       96,000
Charge offs                                              (6,846)      (5,720)
Recoveries                                               10,843        3,231
                                                      ---------    ---------

Balance - ending                                      $ 472,919    $ 408,922
                                                      =========    =========


The activity with respect to loans to directors, officers and associates of such persons is as follows:

                                                          Year Ending
                                                          September 30,
                                                      ----------------------
                                                         2003         2002
                                                      ---------    ---------

Balance - beginning                                   $ 179,858    $ 366,727
Loan disbursements                                      459,622      149,202
Collection of principal                                (130,494)     (50,111)
Other changes                                                 -     (285,960)
                                                      ---------    ---------

Balance - ending                                      $ 508,986    $ 179,858
                                                      =========    =========



5.   ACCRUED INTEREST RECEIVABLE
     ---------------------------

                                                         September 30,
                                                      -------------------
                                                        2003       2002
                                                      --------   --------

Loans receivable                                      $203,024   $231,233
Mortgage-backed securities                              35,688     61,605
Investment securities                                  144,526    154,715
                                                      --------   --------

                                                      $383,238   $447,553
                                                      ========   ========

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


6.   PREMISES AND EQUIPMENT
     ----------------------


                                                       September 30,
                                                -----------------------------
                                                    2003              2002
                                                -----------       -----------

 Land                                             $ 629,435         $ 379,435
 Buildings and improvements                       1,129,876         1,003,482
 Furniture, fixtures and equipment                  730,771           385,354
                                                -----------       -----------

                                                  2,490,082         1,768,271

 Less accumulated depreciation                      740,253           633,049
                                                -----------       -----------

                                                $ 1,749,829       $ 1,135,222
                                                ===========       ===========


Useful lives used in the calculation of depreciation are as follows:

         Buildings                                          25 to 50 years
         Paving and other building related  additions        5 to 10 years
         Furniture and equipment                             5 to 10 years

7.   LOAN SERVICING
     --------------

Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of these loans are summarized as follows:

                                                       September 30,
                                                -----------------------------
                                                   2003              2002
                                                -----------       -----------

 Mortgage loan portfolios serviced for:
    FNMA                                        $ 9,598,358       $11,250,198
    Other                                                 -           183,473
                                                -----------       -----------

                                                $ 9,598,358       $11,433,671
                                                ===========       ===========


Custodial escrow balances maintained in connection with the loan servicing totaled approximately $118,000 and $158,000, at September 30, 2003 and 2002, respectively.

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


8.   DEPOSITS
     --------

                                                             September 30,
                                      ---------------------------------------------------------
                                                 2003                          2002
                                      ----------------------------  ---------------------------
                                          Weighted                      Weighted
                                           Average                       Average
                                            Rate         Amount           Rate        Amount
                                      ------------  --------------  ------------  -------------

Non-interest-bearing deposits               0.00%    $ 11,329,968         0.00%   $ 10,509,295
Interest-bearing checking accounts          0.40%      11,315,524         0.79%      9,961,371
Money market accounts                       0.78%       5,922,708         1.86%      6,596,884
Savings accounts                            0.80%      22,390,509         1.37%     19,170,108
Certificates of deposits                    2.57%      27,449,194         3.23%     28,123,470
                                                     ------------                 ------------

Total deposits                              1.25%    $ 78,407,903         1.84%   $ 74,361,128
                                                     ============                 ============


The aggregate amount of deposits with a balance of $100,000 or more totaled approximately $14,119,000 and $13,920,000 at September 30, 2003 and 2002,
respectively.

Scheduled maturities of certificates of deposit are as follows:

                                                     September 30,
                                               --------------------------
                                                 2003              2002
                                               --------          --------
                                                    (In Thousands)

 1 year or less                                $ 17,969          $ 18,431
 Over 1 year to 3 years                           4,421             5,750
 Over 3 years                                     5,059             3,942
                                               --------          --------

                                               $ 27,449          $ 28,123
                                               ========          ========


Interest expense on deposits is summarized as follows:

                                                   Year Ending
                                                  September 30,
                                          -----------------------------
                                             2003              2002
                                          -----------       -----------

 Interest-bearing checking accounts       $    52,143       $    92,664
 Money market accounts                         77,128           109,843
 Savings acounts                              224,000           259,147
 Certificates of deposit                      821,698           952,066
                                          -----------       -----------

       Total                              $ 1,174,969       $ 1,413,720
                                          ===========       ===========

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


9.   BORROWED FUNDS
     --------------

The Company has available overnight lines of credit and a one-month overnight repricing line of credit with the Federal Home Loan Bank of New York ("FHLB"), totaling $7.9 million and $6.6 million, at September 30, 2003 and 2002, respectively, subject to the terms and conditions of the lender's overnight advance program. As of September 30, 2003, the Company had a $1.2 million balance in the overnight line of credit at a rate of 1.21%. There were no borrowings as of September 30, 2002.

At September 30, 2003 and 2002, the FHLB lines of credit were secured by pledges of the Company's investment in the capital stock of the FHLB totaling $563,900 and $472,100, mortgage-backed and other securities with a carrying value of $2.8 million and $865,000, and loans receivable with a carrying value of $-0- and $2.1 million respectively.

10.  INCOME TAXES
     ------------

The Bank qualifies as a savings institution under the provisions of the Internal Revenue Code and was therefore, prior to September 30, 1996, permitted to deduct from taxable income an allowance for bad debts based upon eight percent of taxable income before such deduction, less certain adjustments. Retained earnings, at September 30, 2003, include approximately $306,000 of such bad debt, which, in accordance with FASB Statement No. 109, "Accounting for Income Taxes," is considered a permanent difference between the book and income tax basis of loans receivable, and for which income taxes have not been provided. If such amount is used for purposes other than for bad debt losses, including distributions in liquidation, it will be subject to income tax at the then current rate.

The components of income taxes are summarized as follows:

                                                           Year Ended
                                                          September 30,
                                                   ---------------------------
                                                     2003              2002
                                                   ---------         ---------

 Current tax expense:
    Federal                                        $ 375,888         $ 384,846
    State                                            106,306            35,553
                                                   ---------         ---------

                                                     482,194           420,399
                                                   ---------         ---------

 Deferred tax expense (benefit):
    Federal                                          (64,568)          (46,818)
    State                                            (16,243)          (17,410)
                                                   ---------         ---------
                                                     (80,811)          (64,228)
                                                   ---------         ---------

                                                   $ 401,383         $ 356,171
                                                   =========         =========

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


10.  INCOME TAXES (Cont'd)
     ------------

The provision for federal income taxes differs from that computed at the federal statutory rate of 34% as follows:


                                                          Year Ended
                                                         September 30,
                                                      --------------------
                                                        2003        2002
                                                      --------    --------

Tax at statutory rates                                $326,570    $318,826

Increase in tax resulting from:
   State taxes, net of federal tax effect               59,442      11,974
   Other items                                          15,371      25,371
                                                      --------    --------

                                                      $401,383    $356,171
                                                      ========    ========

Effective rate                                              42%         38%
                                                      ========    ========

The following temporary differences gave rise to deferred tax assets and liabilities:

                                                                   September 30,
                                                                 ---------------------
                                                                    2003        2002
                                                                 ---------   ---------
Deferred tax assets:
   Allowance for loan losses                                     $ 188,884   $ 163,323
   Depreciation                                                     36,731      25,569
   Accrual to cash adjustments                                      22,160           -
                                                                 ---------   ---------

             Total deferred tax assets                             247,775     188,892
                                                                 ---------   ---------

Deferred tax liabilities:
   Appreciation of securities available for sale                    67,131     162,330
   Accrual to cash adjustment                                            -      35,206
   Deferred loan origination fees and costs, net                    76,668      64,600
   Discounts on investments                                          5,381       4,171
                                                                 ---------   ---------

             Total deferred tax liabilities                        149,180     266,307
                                                                 ---------   ---------

   Net deferred tax asset (liability) included in other assets
     and liabilities, respectively                               $  98,595   $ (77,415)
                                                                 =========   =========


11.  COMMITMENTS AND CONTINGENCIES
     -----------------------------

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


11.  COMMITMENTS AND CONTINGENCIES (Cont'd)
     -----------------------------

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

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company has approved equity lines of credit unused but accessible to borrowers totaling $7.2 million and $5.3 million, at September 30, 2003 and 2002, respectively. The Company's experience has been that approximately 60 percent of loan commitments are drawn upon by customers.

At September 30, 2003 and 2002, the Company had $6.1 million and $3.4 million in outstanding commitments to originate loans and $110,000 and $110,000 in outstanding letters of credit, respectively. There are no commitments to sell any of the loans which have already been originated.

12.  REGULATORY CAPITAL
     ------------------

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary actions, by regulators, that if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items, as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of tangible and core capital (as defined in the regulations) to total assets and of total capital (as defined) to risk-weighted assets (as defined). Management believes, as of September 30, 2003, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 2002, the most recent notification from the Office of Thrift Supervision (OTS) categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized," the Bank must maintain minimum total risk-based and core ratios, as set forth in the accompanying table. There are no conditions or events since that notification that management believes have changed the institution's category.

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


12.  REGULATORY CAPITAL (Cont'd)
     ------------------

The Bank's actual capital amounts and ratios are presented in the following table:

                                                                                                   To be Well-
                                                                                                 Capitalized Under
                                                                      For Capital                Prompt Corrective
                                            Actual                   Adequacy Purposes           Action Provisions
                                 ---------------------------   ---------------------------  ----------------------------
                                   Amount          Ratio         Amount          Ratio         Amount          Ratio
                                 ------------   ------------   ------------   ------------  -------------   ------------
As of September 30, 2003
------------------------
    Risk-based capital               $ 7,414         15.23%        $ 3,894          8.00%        $ 4,867         10.00%
    Core capital                       6,929          7.91%          3,504          4.00%          4,379          5.00%
    Tangible capital                   6,929          7.91%          1,314          1.50%            N/A             -

As of September 30, 2002
------------------------
    Risk-based capital               $ 6,759         16.06%        $ 3,366          8.00%        $ 4,208         10.00%
    Core capital                       6,350          7.75%          3,279          4.00%          4,099          5.00%
    Tangible capital                   6,350          7.75%          1,230          1.50%            N/A             -


13.  BENEFIT PLANS
     -------------

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

The employees' arrangement meets the requirements of Sections 401(a) and 401(k) of the Internal Revenue Code. Employees generally become eligible when they have attained age 21 and have one year of service. Each participant may elect to have his compensation reduced by up to the maximum percentage allowed by law. The reduction is contributed to the plan. The Company will match 50% of the amount of salary reduction the participant elects to defer. However, in applying this matching percentage, only salary reductions of up to 6% of the participant's compensation  will be  considered.  All  participants  become  100%  vested upon entering the plan. Contributions to the plan by the Company totaled approximately $16,400 and $16,200 for the years ended September 30, 2003 and 2002, respectively.

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


13.  BENEFIT PLANS (Cont'd)
     -------------

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

                                                At or for the Year Ending
                                                      September 30,
                                                  ----------------------
                                                    2003         2002
                                                  ---------    ---------

Change in Benefit Obligation:

Benefit obligation at beginning of year           $ 200,960    $ 182,667
    Service cost                                      8,538        9,383
    Interest cost                                    13,710       13,318
    Actuarial (gain) loss                             1,545        5,792
    Annuity payments                                (10,200)     (10,200)
                                                  ---------    ---------

Benefit obligation at end of year                   214,553      200,960
                                                  ---------    ---------

Change in plan assets:

Market value of assets - beginning                        -            -
Employer contributions                               10,200       10,200
Annuity payments                                    (10,200)     (10,200)
                                                  ---------    ---------

Market value of assets - ending                           -            -
                                                  ---------    ---------

Funded status                                      (214,553)    (200,960)
Amount contributed during fourth quarter              2,550        2,550
Unrecognized gain                                   (11,171)     (12,716)
Unrecognized past service liability                  74,805       85,614
                                                  ---------    ---------

Accrued plan cost included in other liabilities   $(148,369)   $(125,512)
                                                  =========    =========

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


13. BENEFIT PLANS (Cont'd)

Directors Consultation and Retirement Plan (Cont'd)

                                                                 Year Ended
                                                               September 30,
                                                            -------------------
                                                              2003       2002
                                                            --------   --------

Net periodic plan cost included the following components:
   Service cost                                             $  8,538   $  9,383
   Interest cost                                              13,710     13,318
   Amortization of unrecognized gain                               -        (24)
   Amortization of past service cost                          10,809     10,809
                                                            --------   --------

Net periodic plan cost included in
  compensation and benefits                                 $ 33,057   $ 33,486
                                                            ========   ========


A discount rate of 5.75% and 7.0% and a rate of increase in future compensation levels of 4.25% and 5.5% were assumed in the plan valuation for the years ended September 30, 2003 and 2002, respectively.

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

                                                                  Year Ended September 30,
                                           ----------------------------------------------------------------------
                                                                 2003                                2002
                                           ----------------------------------  ----------------------------------
                                                                Weighted                            Weighted
                                               Number            Average           Number            Average
                                              of Shares      Exercise Price       of Shares      Exercise Price
                                           ----------------  ----------------  ----------------  ----------------

Outstanding at beginning of period                   9,408           $ 14.25             9,408           $ 14.25
Granted                                                  -                 -                 -                 -
Exercised                                                -                 -                 -                 -
Forfeited                                                -                 -                 -                 -
                                           ----------------  ----------------  ----------------  ----------------

Outstanding at end of period                         9,408           $ 14.25             9,408           $ 14.25
                                           ================  ================  ================  ================


Options exercisable at year end                      9,408                               9,408
                                           ================                    ================

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


13.  BENEFIT PLANS (Cont'd)
     -------------

Stock Option Plan (Cont'd)
-----------------

SFAS 123, "Accounting for Stock-Based Compensation", if fully adopted, requires companies to measure employee stock compensation plans based on the fair value method of accounting. The Company has adopted the disclosure-only provisions of SFAS 123. Accordingly, the Company applies APB 25,"Accounting for Stock Issued to Employees," and related interpretations in accounting for its plans. In accordance with APB 25, no compensation expense has been recognized for its stock-based compensation plans other than for restricted stock. However, there is no proforma effect on net income and earnings per share for the years ended September 30, 2003 or 2002.

Restricted Stock Plan
---------------------

On January 25, 1999, the stockholders of the Company approved a restricted stock plan (the "Plan") which provides for the purchase of 7,838 shares of common stock in the open market. All of the Common Stock to be purchased by the Plan will be purchased at the fair market value on the date of purchase. Awards under the Plan are made in recognition of expected future services to the Company by its directors, officers, and key employees responsible for implementation of the policies adopted by the Company's Board of Directors and as a means of providing a further retention incentive. The expense of the plan is being accrued as shares vest over a four-year period, which began in February, 1999. Plan expense was $5,500 and $4,500 for the years ended September 30, 2003 and 2002, respectively.

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

The ESOP is accounted for in accordance with Statement of Position 93-6, "Accounting for Employee Stock Ownership Plans," which was issued by the American Institute of Certified Public Accountants in November 1993. Accordingly, the ESOP shares pledged as collateral are reported as unallocated ESOP shares in the statements of financial condition. As shares are committed to be released from collateral, the Bank reports compensation expense equal to the current market price of the shares, and the shares become outstanding for basic net income per common share computations. ESOP compensation expense was $32,000 and $27,000 for the years ended September 30, 2003 and 2002, respectively.

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


13.  BENEFIT PLANS (Cont'd)
     -------------

Employee Stock Ownership Plan (Cont'd)
-----------------------------

The ESOP shares were as follows:

                                                          Year Ended
                                                         September 30,
                                                   ---------------------------
                                                     2003              2002
                                                   ---------         ---------

    Allocated shares                                   9,408             7,840
    Shares committed to be released                        -                 -
    Unreleased shares                                  6,272             7,840
                                                   ---------         ---------

    Total ESOP shares                                 15,680            15,680
                                                   ---------         ---------

    Fair value of unreleased shares                $ 137,984         $ 148,960
                                                   =========         =========


14.  CHARTER CONVERSION, STOCK OFFERING, AND REORGANIZATION
     ------------------------------------------------------

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

The reorganization was accomplished on October 2, 1997, whereby the Bank, (i) exchanged its mutual savings association charter for a federal stock savings bank charter; and (ii) organized a federally chartered mutual holding company which owns in excess of 50% of the stock savings bank. Each savings account of the Bank, at the time of the reorganization, became a savings account in the newly-formed bank in the same terms and conditions, except the holder of each such deposit account has liquidation rights, with respect to the holding company, rather than the Bank.

As a result of the offering, Roebling Financial Corp., MHC received 229,540 shares of the Bank's stock and $100,000 in cash. The Bank's Employee Stock Ownership Plan purchased 15,680 shares. Roebling Bank received gross proceeds from the sale of 195,960 shares to the general public, including the ESOP, of $1,959,600. Expenses associated with the offering totaled $171,438, resulting in net capital additions to the Bank of $1,688,162 net of the $100,000 used to capitalize the mutual holding company.

On January 25, 2000, the Bank's stockholders approved an Agreement and Plan of Reorganization (the "Plan" or "Reorganization"), providing for the establishment of a mid-tier stock holding company. The Plan provided for the establishment of Roebling Financial Corp, Inc. (the Mid-Tier Stock Holding Company) as a stock holding company parent of the Bank; the stock holding company is majority owned

                  ROEBLING FINANCIAL CORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


14.  CHARTER CONVERSION, STOCK OFFERING, AND REORGANIZATION (Cont'd)
     ------------------------------------------------------

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

15.  FAIR VALUES OF FINANCIAL INSTRUMENTS
     ------------------------------------

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


15.  FAIR VALUES OF FINANCIAL INSTRUMENTS (Cont'd)
     ------------------------------------

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

                                September 30, 2003        September 30, 2002
                               --------------------      --------------------
                                Carrying    Fair          Carrying    Fair
                                 Amount     Value          Amount     Value
                               ----------  --------      ----------  --------
Financial Assets                              (In Thousands)
----------------

Cash and cash equivalents        $ 2,032   $ 2,032         $ 7,223   $ 7,223
Certificates of deposit            1,700     1,700             900       900
Investment securities             16,470    16,479          12,193    12,212
Mortgage-backed securities         9,216     9,235          14,030    14,081
Loans receivable                  55,362    56,400          45,731    47,213
Accrued interest receivable          383       383             448       448
FHLB stock                           564       564             472       472

Financial Liabilities
---------------------

Deposit liabilities               78,408    78,927          74,361    75,011
Borrowed funds                     1,200     1,200               -         -


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


15.  FAIR VALUES OF FINANCIAL INSTRUMENTS (Cont'd)
     ------------------------------------

Finally, reasonable comparability between financial institutions may not be likely due to the wide range of permitted valuation techniques and numerous estimates which must be made given the absence of active secondary markets for many of the financial instruments. The lack of uniform valuation methodologies introduces a greater degree of subjectivity to these estimated fair values.

16.  RECENT ACCOUNTING PRONOUNCEMENTS
     --------------------------------

The Company adopted Financial Accounting  Standards Board (FASB)  Interpretation
(FIN) 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others, on January 1, 2003. FIN 45 requires a guarantor entity, at the inception of a guarantee covered by the measurement provisions of the interpretation, to record a liability for the fair value of the obligation undertaken in issuing the guarantee. Financial letters of credit require the Company to make payment if the customer's financial condition deteriorates, as defined in the agreements. Performance letters of credit require the Company to make payments if the customer fails to perform certain non-financial contractual obligations. The Company previously did not record a liability when guaranteeing obligations unless it became probable that the Company would have to perform under the guarantee. FIN 45 applies prospectively to guarantees the Company issues or modifies subsequent to December 31, 2002. At September 30, 2003, the Company was not contingently liable for any financial and performance letters of credit. It is the Company's practice to generally hold collateral and/or obtain personal guarantees supporting any outstanding letter of credit commitments. In the event that the Company is required to fulfill its contingent liability under a standby letter of credit, it could liquidate the collateral held, if any, and enforce the personal guarantee(s) held, if any to recover all or a portion of the amount paid under the letter of credit.

                          ROEBLING FINANCIAL CORP, INC.

CORPORATE OFFICE                                  STOCK LISTING
Route 130 South and Delaware Avenue               OTC Bulletin Board
Roebling, New Jersey 08554                        Under the Symbol: "ROEB"

SPECIAL COUNSEL                                   MARKET MAKERS
Malizia Spidi & Fisch, PC                         RBC Dain Rauscher
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

                    BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

                John J. Ferry, Chairman of the Board of Directors
           Frank J. Travea, III, President and Chief Executive Officer
 Janice A. Summers, Senior Vice President, Chief Operating Officer, and Chief Financial Officer
                             Mark V. Dimon, Director
                             Joan K. Geary, Director
                           John A. LaVecchia, Director
                           George N. Nyikita, Director
                     Robert R. Semptimphelter, Sr. Director

Our Annual Report for the year ended September 30, 2003 filed with the Securities & Exchange Commission on Form 10-KSB, including exhibits, is available without charge upon written request. For a copy of the Form 10-KSB, please contact Frank J. Travea, III at our Corporate Office. The Annual Meeting of Stockholders will be held on January 26, 2004 at 3:00 p.m. at Roebling Bank's
Loan Center located at 761 Delaware Avenue, Roebling, New Jersey.